As filed with the Securities and Exchange Commission on August 5, 2005

Registration No. 333-126196

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VELOCITY EXPRESS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-28452	87-0355929
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Morningside Drive North,

Bldg. B, Suite 300

Westport, Connecticut 06880

(203) 349-4160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wesley C. Fredenburg, Esq.

General Counsel

Velocity Express Corporation

One Morningside Drive North,

Building B – Suite 300

Westport, Connecticut 06880

(612) 337-4525

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.004 par value.	23,782,801 Shares	$5.53	$131,518,890	$7,060
Common Stock, $0.01 par value.	—	$—	$—	$—

(1)	In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, solely for the purposes of calculating the registration fee, upon the basis of the average high and low prices of our common stock as reported on the Nasdaq National Market on July 27, 2005.
(3)	Reflects the prior payment of $8,420 in connection with the initial filing of the registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. PROSPECTUS (Subject to completion) Issued June 28, 2005

Subject to Completion, dated August 5, 2005

Prospectus

23,782,801 Shares

Velocity Express Corporation

23,782,801 shares of the common stock, $0.004 par value, of Velocity Express Corporation (hereinafter referred to as the “Company” or “Velocity”) are being offered by this prospectus. Such shares may be offered and sold from time to time by the persons described in this prospectus under the heading “Selling Shareholders” or by pledgees, donees, transferees, assignees or other successors-in-interest of such persons (collectively, the “Selling Shareholders”).

The Selling Shareholders may offer their shares from time to time through or to one or more underwriters, brokers or dealers, on the NASDAQ Stock National Market at market prices prevailing at the time of sale, in one or more negotiated transactions at prices acceptable to the Selling Shareholders or in private transactions. We will not receive any proceeds from the sale of shares by the Selling Shareholders. In connection with any sales, the Selling Shareholders and any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act.

We will pay the expenses related to the registration of the shares covered by this prospectus. The Selling Shareholders will pay commissions and selling expenses, if any, incurred by them.

Our Common Stock is traded on the NASDAQ SmallCap Market under the symbol “VEXP” On July 27, 2005, the last sale price of our Common Stock as reported on the NASDAQ SmallCap Market was $5.41 per share.

Investment in our securities involves a number of risks. See section titled “ Risk Factors” beginning on page 4 to read about certain factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Velocity Express Corporation

One Morningside Drive North,

Bldg. B, Suite 300

Westport, Connecticut 06880

The date of this prospectus is August 5, 2005.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information that is different. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct at any time subsequent to the date hereof.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. However, it may not contain all of the information that is important to you. You should carefully read the entire prospectus, especially the risks of investing in our securities discussed under “Risk Factors,” and including the documents incorporated by reference.

The Company

The Company is engaged in the business of providing same-day time-critical logistics solutions to individual consumers and businesses, primarily in the United States with limited operations in Canada.

The Company has one of the largest nationwide networks of time-critical logistics solutions in the United States and is a leading provider of scheduled, distribution and expedited logistics services. The Company’s service offerings are divided into the following categories:

•	Scheduled logistics consisting of the daily pickup and delivery of parcels with narrowly defined time schedules predetermined by the customer, for example, financial institutions that need a wide variety of services including the pickup and delivery of non-negotiable instruments, primarily canceled checks and ATM receipts, the delivery of office supplies, and the transfer of inter-office mail and correspondence.

•	Distribution logistics consisting of the receipt of customer bulk shipments that are divided and sorted at major metropolitan locations and delivered into multiple routes with defined endpoints and more broadly defined time schedules. Customers utilizing distribution logistics normally include pharmaceutical wholesalers, retailers, manufacturers or other companies who must distribute merchandise every day from a single point of origin to many locations within a clearly defined geographic region.

•	Expedited logistics consisting of unique and expedited point-to-point service for customers with extremely time sensitive delivery requirements. Most expedited logistics services occur within a major metropolitan area or radius of 40 miles, and the Company usually offers one-hour, two- to four-hour and over four-hour delivery services depending on the customer’s time requirements. These services are typically available 24 hours a day, seven days a week. Expedited logistics services also include critical parts management and delivery for companies.

The Offering

Common Stock offered by the Selling Shareholders	Shares

Offering

The Selling Shareholders may offer their shares from time to time through one or more underwriters, brokers or dealers, on the NASDAQ Stock National Market at market prices prevailing at the time of sale, in one or more negotiated transactions at prices acceptable to the Selling Shareholders or in private transactions.

Use of Proceeds

The proceeds from the sale of the shares covered by this prospectus will be received by the Selling Shareholders. We will not receive any of the proceeds from the sales by the Selling Shareholders of the shares covered by this prospectus.

Nasdaq National Market symbol	“VEXP”

Risk Factors	See “Risk Factors” beginning on page 4 for a discussion of factors that you should consider carefully before deciding to purchase our common stock.

Summary Financial Data

The following table provides summary historical financial data for the periods indicated. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	Year Ended					Nine Months Ended
	July 3, 2004 (2)	June 28, 2003	June 29, 2002	June 30, 2001	July 1, 2000 (1)	April 2, 2005	March 27, 2004 (2)
	(In thousands, except per share data)
Selected Statements of Operations Data:
Revenue	$287,918	$307,138	$342,727	$471,682	$471,152	$199,561	$215,895
Cost of services	238,320	241,136	264,766	377,498	364,881	163,184	175,384

Gross profit	49,598	66,002	77,961	94,184	106,271	36,377	40,511
Operating expenses	93,940	74,989	76,040	116,425	129,584	61,745	58,091
Restructuring charge	—	—	—	7,060	—	—	—

Operating (loss) income	(44,392)	(8,987)	1,921	(29,301)	(23,313)	(25,368)	(17,580)
Interest expense, net	(3,385)	(2,971)	(12,577)	(6,334)	(5,272)	(3,631)	(3,641)
Common stock warrant charge	—	—	(1,048)	—	—	—	—
Other (expense) income	(109)	(301)	1,225	364	373	408	—

Net loss	$(47,836)	$(12,259)	$(10,479)	$(35,271)	$(28,212)	$(28,591)	$(21,221)

Net loss applicable to common shareholders	$(77,683)	$(15,609)	$(20,357)	$(35,022)	$(31,720)	$(80,847)	$(46,436)

Basic and diluted loss per common share (3)	$(551.88)	$(169.44)	$(290.81)	$(525.08)	$(569.00)	$(33.17)	$(378.88)

Basic and diluted weighted average number of common shares outstanding (3)	141	92	70	67	56	2,437	123

	As of
	July 3, 2004	June 28, 2003	June 29, 2002	June 30, 2001	July 1, 2000	April 2, 2005
Balance Sheet Data
Working capital (deficit)	$(35,543)	$(20,419)	$21,155	$(2,809)	$(18,607)	$(25,407)
Total assets	93,676	106,489	113,889	158,375	181,723	96,550
Long-term debt and capital leases	5,235	4,602	38,756	61,242	39,495	3,379
Redeemable preferred stock	—	—	—	35,421	25,261	—
Shareholders’ equity (deficit)	6,476	22,450	29,315	(31,592)	(1,123)	22,702

(1)	During the first quarter of fiscal 2000, the Company acquired all the common stock of Velocity Express, Inc., formerly known as Corporate Express Delivery Systems, Inc. The results of operations of Velocity are included from the date of acquisition.

(2)

As part of the Company’s July 3, 2004 closing, expenses were identified, which may have had a material impact on the previously reported quarterly results. Management’s attempts to accurately quantify the extent of the required inter-quarter reclassification(s), and then to assess the need to restate quarterly reported results have been precluded from definitive completion by the very weaknesses identified therein. As such, attempts to completely quantify and accurately allocate quarter-specific amounts were not possible, and therefore, all fiscal year-end adjustments were recorded as part of the Company’s fourth quarter results. Corrections of the underlying weaknesses have been identified, and annual results are fairly stated.

(3)	Adjusted for 1:50 reverse stock split.

Our Address and Telephone Number

Previously known as United Shipping & Technology, the Velocity Express Corporation was reincorporated in Delaware on January 4, 2002, at which time it was renamed Velocity Express Corporation. Our principal address is One Morningside Drive North, Building B-Suite 300, Westport, CT 06880, and our telephone number is (203) 349-4160. The address of our web site is www.velocityexp.com.

RISK FACTORS

Our business faces many risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, and the trading price of our stock could decline. The risks described below may be amended, supplemented or superceded from time to time by other reports we file with the SEC in the future.

History of Losses

Our net losses applicable to common shareholders for the fiscal years ended July 3, 2004 and June 30, 2003 were $77.7 million and $15.6 million, and respectively. The respective periods’ net losses were $47.8 million and $12.3 million. Additional amounts of $29.9 million and $0.9 million, resulting from beneficial conversion charges and issuance of common warrants, increased such respective period losses to the aforementioned levels of net losses applicable to common shareholders.

Our net losses applicable to common shareholders for the nine months ended April 2, 2005 and March 27, 2004 were $80.8 million and $46.4 million, respectively. The respective periods’ net losses were $28.6 million and $21.2 million. Additional amounts of $52.3 million and $25.2 million, resulting from beneficial conversion charges, increased such respective period losses to the aforementioned levels of net losses applicable to common shareholders.

Customer Contractual Commitments

The Company’s contracts with its commercial customers typically have a term of one to three years, but are terminable upon 30 or 60 days notice. Early termination of these contracts could have a material adverse effect on the Company’s business, financial condition and results of operations.

Highly Competitive Industry

The market for same-day delivery and logistics services has been and is expected to remain highly competitive. Competition is often intense, particularly for basic delivery services. High fragmentation and low barriers to entry characterize the industry. Other companies in the industry compete with the Company not only for provision of services but also for qualified drivers. Some of these companies have longer operating histories and greater financial and other resources than the Company. Additionally, companies that do not currently operate delivery and logistics businesses may enter the industry in the future.

Claims Exposure

As of April 2, 2005, the Company utilized the services of approximately 3,800 drivers and messengers. From time to time such persons are involved in accidents or other activities that may give rise to liability claims. The Company currently carries liability insurance with a per occurrence and an aggregate limit of $2.5 million. Owner-operators are required to maintain liability insurance of at least the minimum amounts required by applicable state or provincial law. The Company also has insurance policies covering property and fiduciary trust liability, which coverage includes all drivers and messengers. There can be no assurance that claims against the Company, whether under the liability insurance or the surety bonds, will not exceed the applicable amount of coverage, that the Company’s insurer will be solvent at the time of settlement of an insured claim, or that the Company will be able to obtain insurance at acceptable levels and costs in the future. If the Company were to experience a material increase in the frequency or severity of accidents, liability claims, workers’ compensation claims or unfavorable resolutions of claims, the Company’s business, financial condition and results of operations could be materially adversely affected. In addition, significant increases in insurance costs could reduce the Company’s profitability.

Certain Tax Matters Related to Drivers

A significant number of the Company’s drivers are currently independent contractors (meaning that they are not its employees). From time to time, federal and state taxing authorities have sought to assert that independent contractor drivers in the same-day transportation and transportation industries are employees. The Company does not pay or withhold federal or state employment taxes with respect to drivers who are independent contractors. Although the Company believes that the independent contractors the Company utilizes are not employees under existing interpretations of federal and state laws, the Company cannot guarantee that federal and state authorities will not challenge this position or that other laws or regulations, including tax laws and laws relating to employment and workers’ compensation, will not change. If the IRS were to successfully assert that the Company’s independent contractors are in fact its employees, the Company would be required to pay withholding taxes, extend additional employee benefits to these persons and could be required to pay penalties or be subject to other liabilities as a result of incorrectly classifying employees. If drivers are deemed to be employees rather than independent contractors, the Company could be required to increase their compensation since they may no longer be receiving commission-based compensation. Any of the foregoing possibilities could increase the Company’s operating costs and have a material adverse effect on its business, financial condition and results of operations.

Local Delivery Industry; General Economic Conditions

The Company’s sales and earnings are especially sensitive to events that affect the delivery services industry including extreme weather conditions, economic factors affecting the Company’s significant customers and shortages of or disputes with labor, any of which could result in the Company’s inability to service its clients effectively or the inability of the Company to profitably manage its operations. In addition, downturns in the level of general economic activity and employment in the U.S. or Canada may negatively impact demand for the Company’s services.

Permits and Licensing

Although certain aspects of the transportation industry have been significantly deregulated, the Company’s delivery operations are still subject to various federal (U.S. and Canadian), state, provincial and local laws, ordinances and regulations that in many instances require certificates, permits and licenses. Failure by the Company to maintain required certificates, permits or licenses or to comply with applicable laws, ordinances or regulations could result in substantial fines or possible revocation of the Company’s authority to conduct certain of its operations.

Dependence on Key Personnel

The Company’s success is largely dependent on the skills, experience and performance of certain key members of its management. The loss of the services of any of these key employees could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company’s future success and plans for growth also depend on its ability to attract and retain skilled personnel in all areas of its business. There is strong competition for skilled personnel in the same-day delivery and logistics businesses.

Dependence on Availability of Qualified Delivery Personnel

The Company is dependent upon its ability to attract and retain, as employees or through independent contractor or other arrangements, qualified delivery personnel who possess the skills and experience necessary to meet the needs of its operations. The Company competes in markets in which unemployment is generally relatively low and the competition for owner-operators and other employees is intense. The Company must continually evaluate and upgrade its pool of available owner-operators to keep pace with demands for delivery services. There can be no assurance that qualified delivery personnel will continue to be available in sufficient numbers and on terms acceptable to the Company. The inability to attract and retain qualified delivery personnel could have a material adverse impact on the Company’s business, financial condition and results of operations.

Material Weakness

As part of the Company’s fiscal year-end 2004 closing, expenses were identified that may have had a material impact on the reported results of prior fiscal quarters. Management’s attempts to accurately quantify the extent of the required inter-quarter reclassification(s), and then to assess the need to restate prior quarters’ reported results, have been precluded from definitive completion by the very weaknesses identified herein. As such, attempts to completely quantify and accurately allocate quarter-specific amounts were not possible; and therefore all fiscal 2004 year-end adjustments were recorded as part of the Company’s fourth quarter results. Corrections of the underlying weaknesses have been identified, and annual fiscal 2004 results were fairly stated. Therefore, the Company can not definitively ascertain that these adjustments would not have materially impacted the first three quarters of fiscal 2004 results, which are reported herein.

During the quarter ended April 2, 2005 management has taken steps to correct and mitigate the aforementioned material weaknesses to ensure that material information was recorded, processed, summarized and reported on a timely basis relative to Accounts Payable and Cash Accounts cutoff, authorization, data analysis and documentation in order to comply with the Company’s disclosure obligations under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. As to the implementation and effectiveness of disclosure controls and procedures relative to the reconciliation of accounts, material weaknesses still exist.

Volatility of Stock Price

Prices for the Company’s common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of the Company and general economic and market conditions. Variations in the Company’s operating results, general trends in the industry and other factors could cause the market price of the common stock to fluctuate significantly. In addition, general trends and developments in the industry, government regulation and other factors could have a significant impact on the price of the common stock. The stock market has, on occasion, experienced extreme price and volume fluctuations that have often particularly affected market prices for smaller companies and that often have been unrelated or disproportionate to the operating performance of the affected companies, and the price of the common stock could be affected by such fluctuations.

Fuel Costs

The owner-operators utilized by the Company are responsible for all vehicle expenses including maintenance, insurance, fuel and all other operating costs. The Company makes every reasonable effort to include fuel cost adjustments in customer billings that are paid to owner-operators to offset the impact of fuel price increases. If future fuel cost adjustments are insufficient to offset owner-operators’ costs, the Company may be unable to attract a sufficient number of owner-operators, which may negatively impact the Company’s business, financial condition and results of operations.

Capital Funding Requirements

Achieving the Company’s financial goals involves maximizing the effectiveness of the variable cost model, the implementation of customer-driven technology solutions and continued leverage of the consolidated back office SG&A platform. To date, the Company has primarily relied upon debt and equity investments to fund these activities. If its strategy requires additional funding, the Company will continue to seek the required additional financing from lenders or through the issuance of additional equity; however, there can be no assurance that this funding can be obtained.

Additionally, at April 2, 2005, the Company was in violation of certain non-financial affirmative covenants under the revolving credit facility and its senior subordinated debt facility with respect to furnishing financial statements on a timely basis to the respective lenders. The Company’s ability to fund operations is dependent on its ability to maintain the financing under the revolving credit agreement and its subordinated debt facility. The Company has initiated efforts to obtain waivers with respect to the aforementioned debt covenants. However, there are no assurances that waivers can be obtained.

Uncertainty of Future Profitability

The Company has continued to experience net losses of $13.3 million for the three months, and $28.6 million for the nine months, ended April 2, 2005. In fiscal 2005, the declines in operating income have significantly exceeded the cost saving resulting from improved systems. To achieve profitability, the Company must successfully pursue new revenue opportunities, effectively limit the impact of competitive pressures on pricing and freight volumes, and fully implement its technology initiatives and other cost-saving measures.

Dependence on Additional Financing

The Company has depended, and is likely to continue to depend, on its ability to obtain additional financing to fund its liquidity requirements. The Company may not be able to continue to obtain additional capital when the Company wants it or need it, and capital may not be available on satisfactory terms. If the Company issues additional equity securities or convertible debt to raise capital, the issuance may be dilutive to the holders of the Company’s common or preferred stock. in addition, any additional capital may have terms and conditions that adversely affect the Company’s business, such as financial or operating covenants.

Litigation

On August 1, 2005, Velocity Express, Inc., a Delaware corporation (the “Company”), received notice from the Superior Court for the State of California, County of Santa Clara, that the Court had entered an order granting certain motions for summary judgment in the matter styled Velocity Express, Inc. v. Banc of America Commercial Finance Corporation, Banc of America Leasing and Capital, LLC, John Hancock Life Insurance Company and John Hancock Mezzanine Lenders, LP, Charles F. Short III, Sidewinder Holdings Ltd. and Sidewinder N. A. Ltd. Corp., case number 1-03-CV-81875. The court granted the motions for summary judgment against the Company filed by Banc of America Commercial Finance Corporation, Banc of America Leasing and Capital, LLC, John Hancock Life Insurance Company and John Hancock Mezzanine Lenders, LP, (“BOA/Hancock”) Charles F. Short III, Sidewinder Holdings Ltd. and Sidewinder N. A. Ltd. Corp. (“Sidewinder”). The motions sought to resolve the substantive liability issues in the case and to recover in excess of $10 million for breach of contract, fees, interest and other charges arising from a contract entered into in 1997 between Corporate Express Delivery Systems, Inc. and Mobile Information Systems, Inc. By granting the motions, the court did resolve the liability issues and hold that BOA/Hancock were entitled to recover the amounts sued for. The Company is reviewing its options for appeal and review. The court did not enter a judgment against the Company and continued the remaining outstanding motions to the trial court. The trial is scheduled to start on August 29, 2005 on the issues relating to the Company’s claims to recover approximately $300,000. Upon resolution of all outstanding liability and damage issues the Company may have a judgment entered against it for the amounts sought by BOA/Hancock, which could exceed $10 million. The existence of such a judgment would constitute a breach of certain financial covenants of the Company’s Amended and Restated Loan and Security Agreement, with Fleet Capital Corporation and Merrill Lynch Capital (the “Senior Lender”), and the Note Purchase Agreement, dated as of November 26, 2003, between the Company and BET Associates, LP (the “Subordinated Lender”). These may require waivers from both the Senior and Subordinated Lenders.

FORWARD-LOOKING STATEMENTS

In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements in this prospectus and elsewhere which are forward-looking and which provide other than historical information, involve risks and uncertainties that may impact the Company’s results of operations. These forward-looking statements include, among others, statements concerning the Company’s general business strategies, financing decisions, and expectations for funding capital expenditures and operations in the future. Additionally, such statements are based, in part, on assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company, the industry and competition. When used herein, the words “believe,” “plan,” “continue,” “hope,” “estimate,” “project,” “intend,” “expect,” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results presently anticipated or projected.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The information contained in this prospectus is believed by the Company to be accurate as of the date hereof. Changes may occur after that date, and the Company will not update that information except as required by law in the normal course of its public disclosure practices.

USE OF PROCEEDS

The proceeds from the sale of the shares covered by this prospectus will be received by the Selling Shareholders. We will not receive any of the proceeds from the sales by the Selling Shareholders of the shares covered by this prospectus.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

The Company’s Common Stock currently trades under the symbol “VEXP” on the NASDAQ Small Cap Market. The following table sets forth the quarterly high and low closing prices for the Company’s Common Stock, as reported by NASDAQ for each full quarterly period within the two most recent fiscal years. These prices represent inter-dealer prices without adjustment for mark-up, mark-down or commission and do not necessarily reflect actual transactions. (Adjusted to reflect 1:50 reverse stock split effective February 16, 2005)

Period	High	Low
Fiscal 2005:
First Quarter	$40.50	$16.00
Second Quarter	27.00	9.00
Third Quarter	10.50	3.00
Fourth Quarter	18.50	3.14

Fiscal 2004:
First Quarter	$45.00	$30.50
Second Quarter	42.50	28.50
Third Quarter	51.00	25.50
Fourth Quarter	35.00	14.50

Fiscal 2003:
First Quarter	$151.00	$93.50
Second Quarter	97.00	32.00
Third Quarter	47.00	32.00
Fourth Quarter	49.00	30.50

The closing price of the Company’s stock on July 27, 2005 was $5.41.

On July 27, 2005, the number of registered holders of record of Common Stock was 470. Approximately 3,153 shareholders hold common stock in street name.

The transfer agent for the Company’s Common Stock is American Stock Transfer & Trust, 59 Maiden Lane, New York, New York.

The Company has not paid any cash dividends on its Common Stock and expects that for the foreseeable future it will follow a policy of retaining earnings, if any, in order to finance the continued operations of its business. However, in the instances of issuance(s) of Preferred Stock, the amount of the calculated Beneficial Conversion [if any] is recognized as a deemed dividend to the Preferred Shareholders at the time of sale and a charge against the net loss available to Common Shareholders. Payment of dividends is within the discretion of the Company’s Board of Directors and will depend upon the earnings, capital requirements and operating and financial condition of the Company, among other factors. Further, the Company’s ability to pay dividends is restricted under the terms of the revolving credit facility and subordinated debt facility.

SELECTED FINANCIAL DATA

The summary statements of operations data for each of the fiscal years ended June 29, 2002, June 28, 2003 and July 3, 2004 and the summary balance sheet data as of June 28, 2003 and July 3, 2004 are derived from our audited financial statements, which are included elsewhere in this prospectus. The summary statements of operation data for each of the fiscal years ended July 1, 2000 and June 30, 2001 and the summary balance sheet data as of July 1, 2000, June 30, 2001 and June 29, 2002 are derived from our audited financial statements which are not included in this prospectus. The selected statement of operations data for each of the nine month periods ended April 2, 2005 and March 27, 2004 and the selected balance sheet data as of April 2, 2005 are derived from unaudited financial statements, which are included elsewhere in this prospectus.

	Year Ended					Nine Months Ended
	July 3, 2004 (2)	June 28, 2003	June 29, 2002	June 30, 2001	July 1, 2000 (1)	April 2, 2005	March 27, 2004 (2)
	(In thousands, except per share data)
Selected Statements of Operations Data:
Revenue	$287,918	$307,138	$342,727	$471,682	$471,152	$199,561	$215,895
Cost of services	238,320	241,136	264,766	377,498	364,881	163,184	175,384

Gross profit	49,598	66,002	77,961	94,184	106,271	36,377	40,511
Operating expenses	93,940	74,989	76,040	116,425	129,584	61,745	58,091
Restructuring charge	—	—	—	7,060	—	—	—

Operating (loss) income	(44,392)	(8,987)	1,921	(29,301)	(23,313)	(25,368)	(17,580)
Interest expense, net	(3,385)	(2,971)	(12,577)	(6,334)	(5,272)	(3,631)	(3,641)
Common stock warrant charge	—	—	(1,048)	—	—	—	—
Other (expense) income	(109)	(301)	1,225	364	373	408	—

Net loss	$(47,836)	$(12,259)	$(10,479)	$(35,271)	$(28,212)	$(28,591)	$(21,221)

Net loss applicable to common shareholders	$(77,683)	$(15,609)	$(20,357)	$(35,022)	$(31,720)	$(80,847)	$(46,436)

Basic and diluted loss per common share (3)	$(551.88)	$(169.44)	$(290.81)	$(525.08)	$(569.00)	$(33.17)	$(378.88)

Basic and diluted weighted average number of common shares outstanding (3)	141	92	70	67	56	2,437	123

	As of
	July 3, 2004	June 28, 2003	June 29, 2002	June 30, 2001	July 1, 2000	April 2, 2005
Balance Sheet Data
Working capital (deficit)	$(35,543)	$(20,419)	$21,155	$(2,809)	$(18,607)	$(25,407)
Total assets	93,676	106,489	113,889	158,375	181,723	96,550
Long-term debt and capital leases	5,235	4,602	38,756	61,242	39,495	3,379
Redeemable preferred stock	—	—	—	35,421	25,261	—
Shareholders’ equity (deficit)	6,476	22,450	29,315	(31,592)	(1,123)	22,702

(1)	During the first quarter of fiscal 2000, the Company acquired all the common stock of Velocity Express, Inc., formerly known as Corporate Express Delivery Systems, Inc. The results of operations of Velocity are included from the date of acquisition.
(2)	As part of the Company’s July 3, 2004 closing, expenses were identified, which may have had a material impact on the previously reported quarterly results. Management’s attempts to accurately quantify the extent of the required inter-quarter reclassification(s), and then to assess the need to restate quarterly reported results have been precluded from definitive completion by the very weaknesses identified therein. As such, attempts to completely quantify and accurately allocate quarter-specific amounts were not possible, and therefore, all fiscal year-end adjustments were recorded as part of the Company’s fourth quarter results. Corrections of the underlying weaknesses have been identified, and annual results are fairly stated.
(3)	Adjusted for 1:50 reverse stock split.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In accordance with the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements in this prospectus and elsewhere which are forward-looking and which provide other than historical information, involve risks and uncertainties that may impact the Company’s results of operations. These forward-looking statements include, among others, statements concerning the Company’s general business strategies, financing decisions, and expectations for funding capital expenditures and operations in the future. When used herein, the words “believe,” “plan,” “continue,” “hope,” “estimate,” “project,” “intend,” “expect,” and similar expressions are intended to identify such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, no statements contained in this prospectus should be relied upon as predictions of future events. Such statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and may be incapable of being realized. The risks and uncertainties inherent in these forward-looking statements could cause results to differ materially from those expressed in or implied by these statements.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The information contained in this prospectus is believed by the Company to be accurate as of the date hereof. Changes may occur after that date, and the Company will not update that information except as required by law in the normal course of its public disclosure practices.

Sales consist primarily of charges to customers for delivery services and weekly or monthly charges for recurring services, such as facilities management. Sales are recognized when the service is performed. The Revenue and Profit for a particular service is dependent upon a number of factors including size and weight of articles transported, distance transported, special handling requirements, requested delivery time and local market conditions. Generally, articles of greater weight transported over longer distances and those that require special handling produce higher revenue and associated profits.

Cost of sales consists of costs relating directly to performance of services, including driver and messenger costs, third party delivery charges, insurance and workers’ compensation costs. Substantially all of the drivers used by the Company provide their own vehicles. Drivers and messengers are generally compensated based on a percentage of the delivery charge. Consequently, the Company’s driver and messenger costs are variable in nature. To the extent that the drivers and messengers are employees of the Company, employee benefit costs related to them, such as payroll taxes and insurance, are also included in cost of sales.

Selling, general and administrative expenses (“SG&A”) include salaries, wages and benefit costs incurred at the branch level related to taking orders and dispatching drivers and messengers, as well as administrative costs related to such functions. Also included in SG&A expenses are regional and corporate level marketing and administrative costs and occupancy costs related to branch and corporate locations.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debts, goodwill and intangible assets, insurance reserves, income taxes, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

•	Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make payments when due or within a reasonable period of time thereafter. Estimates are used in determining this allowance based on the Company’s historical collection experience, current trends, credit policy, and a percentage of earned revenue. If the financial condition of the Company’s customers were to deteriorate resulting in an impairment of their ability to make required payments, additional allowances or write-off may be required. In fiscal 2003, the Company hired an outside collection agency that assisted in a detailed review of the Company’s accounts receivable. As a result of the review, the Company noticed deterioration in various customer receivable accounts and wrote off approximately $4.0 million of customer receivables. In fiscal, 2004 the Company increased the valuation allowance by a net $2.4 million.

•	Goodwill and Intangible Impairment

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, in June 2001. Effective with fiscal 2002 as a result of adopting this new standard, the Company no longer amortizes goodwill. Rather, goodwill is subjected to impairment testing, which requires that the Company estimate the fair value of its goodwill and compare that estimate to the amount of goodwill recorded on the balance sheet. The estimation of fair value requires making judgments concerning future cash flows and appropriate discount rates. These cash flow estimates take into account current customer volumes and the expectation of new or renewed contracts, historic gross margins, historic working capital parameters and planned capital expenditures. The estimate of the fair value of goodwill could change over time based on a variety of factors, including the actual operating performance of the Company. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for these assets.

In order to determine the fair value of Velocity Express the Company employed three approaches, as follows:

•	Implied Enterprise Value based upon publicly trade stock prices;

•	Analysis of Fair Value based upon most recent corporate transactions; and

•	Analysis of Fair Value based upon Discounted Cash Flow.

Each of the approaches indicated above yield a range of values and is widely accepted in determining Fair Value for an enterprise. In each instance, the values indicated were in excess of the carrying amount of Goodwill, and therefore no adjustment for impairment was required in fiscal 2004. An interim assessment for fiscal year 2005, based solely upon Implied Enterprise Value, performed as of April 2, 2005, yielded no indication of impairment.

•	Insurance Reserves

The Company maintains an insurance program with insurance policies that have various deductible levels. The Company reserves the estimated amounts of uninsured claims and deductibles related to such insurance retentions for claims that have occurred in the normal course of business. These reserves are established by management based upon the recommendations of third-party administrators who perform a specific review of open claims, with consideration of incurred but not reported claims, as of the balance sheet date. Actual claim settlements may differ materially from these estimated reserve amounts.

•	Income Taxes

In determining the carrying value of the Company’s net deferred tax assets, the Company must assess the likelihood of sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions in order to realize the benefit of these assets. Management evaluates whether the deferred tax assets may be realized and assesses the need for additional valuation allowances or reduction of existing allowances. Consistent with prior years, the Company has assessed a valuation allowance against its entire deferred tax asset as of July 3, 2004.

•	Contingencies

As discussed in Note 10 to the fiscal 2004 audited consolidated financial statements, the Company is involved in various legal proceedings and contingencies and has recorded liabilities for these matters in accordance with SFAS No. 5, Accounting for Contingencies. SFAS No. 5 requires a liability to be recorded based on the Company’s estimate of the probable cost of the resolution of a contingency. The actual resolution of these contingencies may differ from our estimates. If a contingency were settled for an amount greater than the estimate, a future charge to income would result. Likewise, if a contingency were settled for an amount that is less than the estimate, a future credit to income would result.

•	Litigation

On August 1, 2005, Velocity Express, Inc., a Delaware corporation (the “Company”), received notice from the Superior Court for the State of California, County of Santa Clara, that the Court had entered an order granting certain motions for summary judgment in the matter styled Velocity Express, Inc. v. Banc of America Commercial Finance Corporation, Banc of America Leasing and Capital, LLC, John Hancock Life Insurance Company and John Hancock Mezzanine Lenders, LP, Charles F. Short III, Sidewinder Holdings Ltd. and Sidewinder N. A. Ltd. Corp., case number 1-03-CV-81875. The court granted the motions for summary judgment against the Company filed by Banc of America Commercial Finance Corporation, Banc of America Leasing and Capital, LLC, John Hancock Life Insurance Company and John Hancock Mezzanine Lenders, LP, (“BOA/Hancock”) Charles F. Short III, Sidewinder Holdings Ltd. and Sidewinder N. A. Ltd. Corp. (“Sidewinder”). The motions sought to resolve the substantive liability issues in the case and to recover in excess of $10 million for breach of contract, fees, interest and other charges arising from a contract entered into in 1997 between Corporate Express Delivery Systems, Inc. and Mobile Information Systems, Inc. By granting the motions, the court did resolve the liability issues and hold that BOA/Hancock were entitled to recover the amounts sued for. The Company is reviewing its options for appeal and review. The court did not enter a judgment against the Company and continued the remaining outstanding motions to the trial court. The trial is scheduled to start on August 29, 2005 on the issues relating to the Company’s claims to recover approximately $300,000. Upon resolution of all outstanding liability and damage issues the Company may have a judgment entered against it for the amounts sought by BOA/Hancock, which could exceed $10 million. The existence of such a judgment would constitute a breach of certain financial covenants of the Company’s Amended and Restated Loan and Security Agreement, with Fleet Capital Corporation and Merrill Lynch Capital (the “Senior Lender”), and the Note Purchase Agreement, dated as of November 26, 2003, between the Company and BET Associates, LP (the “Subordinated Lender”). These may require waivers from both the Senior and Subordinated Lenders.

Overview

The Company is engaged in the business of providing same-day time-critical logistics solutions to individual consumers and businesses, primarily in the United States with limited operations in Canada.

The Company has one of the largest nationwide networks of time-critical logistics solutions in the United States and is a leading provider of scheduled, distribution and expedited logistics services. The Company’s service offerings are divided into the following categories:

•

Scheduled logistics consisting of the daily pickup and delivery of parcels with narrowly defined time schedules predetermined by the customer, for example, financial institutions that need a wide variety of services including the pickup and delivery of non-negotiable instruments, primarily canceled checks and ATM receipts, the delivery of office supplies, and the transfer of inter-office mail and correspondence.

•	Distribution logistics consisting of the receipt of customer bulk shipments that are divided and sorted at major metropolitan locations and delivered into multiple routes with defined endpoints and more broadly defined time schedules. Customers utilizing distribution logistics normally include pharmaceutical wholesalers, retailers, manufacturers or other companies who must distribute merchandise every day from a single point of origin to many locations within a clearly defined geographic region.

•	Expedited logistics consisting of unique and expedited point-to-point service for customers with extremely time sensitive delivery requirements. Most expedited logistics services occur within a major metropolitan area or radius of 40 miles, and the Company usually offers one-hour, two- to four-hour and over four-hour delivery services depending on the customer’s time requirements. These services are typically available 24 hours a day, seven days a week. Expedited logistics services also include critical parts management and delivery for companies.

The Company’s customers represent a variety of industries and utilize the Company’s services across multiple service offerings. Revenue categories and percentages of total revenue for the nine months ended April 2, 2005 and March 27, 2004, and the fiscal year ended July 2, 2004, respectively, are as follows:

	Nine months ended:		Fiscal year ended:
	April 2, 2005	March 27, 2004	July 3, 2004
Commercial & office products	40.3%	38.5%	34.9%
Financial services	27.2%	28.7%	31.0%
Healthcare	19.1%	19.3%	20.1%
Transportation & logistics	7.4%	4.9%	7.5%
Energy	4.6%	5.2%	4.7%
Technology	1.4%	3.4%	1.7%

The Company had net loss of $28.6 million for the nine months ended April 2, 2005, including a net loss of $13.2 million for the three months then ended, which resulted in cash used in operating activities for the nine months of $32.6 million. In fiscal 2005, the Company has financed this operating cash flow deficit through net proceeds of $40 million from the issuance of preferred stock. The Company’s ability to generate sufficient capital resources for its liquidity needs depends on its ability to substantially reduce its net loss. Although the Company has begun several initiatives to control costs, declines in revenue and increased operating expenses have resulted in an increased net loss during the most recent fiscal quarter.

With the enactment of the Federal Law known as Check 21, on October 28, 2004, the Company anticipates continued reduction of financial services revenue as financial institutions will now electronically scan and process checks, without the required need to expedite movement of the physical documents to the clearing institution. In response to this reduction in revenue, the Company will focus on growing Healthcare and Healthcare-related services industries within the United States, and will seek effectively to capitalize on this national growth industry.

During fiscal 2004 and fiscal 2005, the Company spent over $5 million, in the development and implementation of route management software solutions that, when fully implemented, are anticipated to have a significant impact on reducing overall delivery cost, and increasing the Company’s ability to better manage their variable operating costs. During the remainder of fiscal 2005, the Company plans to continue to invest in automated technologies that will provide more economical delivery routing, enhance and automate package tracking, and increase productivity from both a frontline delivery and back office perspective. These initiatives will be fine tuned to be applied across all services offering categories, allowing the Company to become more profitable and price competitive, through optimized route management and delivery density.

During the last quarter of fiscal 2005, the Company also intends to continue to focus significant efforts on improved cash flow and operating performance. These activities include, but are not limited to, restructuring of its operations, continued implementation of the Company’s routing optimization software, maximization of the effectiveness of the variable cost model, implementation of customer-driven technology solutions, and improved leveraging of the consolidated back office SG&A platform.

The Company continues to require third party financing to meet its liquidity requirements. On April 28, 2005 the Company entered into a Stock Agreement, pursuant to which the Company sold 2,544,097 shares of Series N Preferred Convertible Stock (“Series N Preferred”) to investors for $3.685 per share for net proceeds of approximately $9.375 million. Based on the pricing of the Series N Preferred, the sale of Series N Preferred contained a beneficial conversion amounting to $4.8 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders. On July 20, 2005 the Company entered into a Stock Agreement, pursuant to which the Company sold 1,400,000 shares of Series O Preferred Convertible Stock (“Series O Preferred”) to investors for $4.00 per share for net proceeds of approximately $5.6 million. Based on the pricing of the Series O Preferred, the sale of Series O Preferred contained a beneficial conversion amounting to $3.1 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders.

In connection with the preparation of the Company’s consolidated financial statements for the year ended July 3, 2004 certain significant internal control deficiencies became evident to management that, in the aggregate, represent material weaknesses, including, inadequate staffing and supervision leading to the untimely identification and resolution of certain accounting matters; failure to perform timely cutoff and reviews, substantiation and evaluation of certain general ledger account balances; inadequate procurement procedures; lack of procedures or expertise needed to prepare all required disclosures; and evidence that employees lack the experience and training to fulfill their assigned functions. A material weakness is a significant deficiency in one or more of the internal control components that alone or in the aggregate precludes the Company’s internal controls from reducing to an appropriately low level the risk that material misstatements in its financial statements will not be prevented or detected on a timely basis. If the Company is unable to correct these weaknesses in a timely manner it will represent a risk.

As part of the Company’s fiscal 2004 year-end closing, expenses were identified which may have had a material impact on the reported results of prior fiscal quarters. Management’s attempts to accurately quantify the extent of the required inter-quarter reclassification(s), and then to assess the need to restate prior quarters’ reported results, have been precluded from definitive completion by the very weaknesses identified herein. As such, attempts to completely quantify and accurately allocate quarter-specific amounts were not possible; and therefore all fiscal year-end adjustments were recorded as part of the Company’s fourth quarter results. Corrections for the underlying weaknesses have been identified, and annual fiscal results are fairly stated.

For the quarterly reporting period ended April 2, 2005 management again evaluated the effectiveness of the design and operations of disclosure controls and procedures; and the Certifying Officers have concluded that the Company’s disclosure controls and procedures are substantially improved as to ensure that material information was recorded, processed, summarized and reported on a timely basis relative to Accounts Payable and Cash Accounts cutoff, authorization, data analysis and documentation in order to comply with the Company’s disclosure obligations under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. As to the implementation and effectiveness of disclosure controls and procedures relative to the reconciliation of accounts the Certifying Officers’ evaluation continues to indicate the existence of material weakness; and therefore not in compliance with the Company’s disclosure obligations under the aforementioned rules and regulations.

At the direction of the Audit Committee, the Company proceeded with its plans to enhance its internal controls and procedures, which it believes address each of the previously defined deficiencies and weaknesses.

The Company has substantially augmented its financial and control expertise by the naming of a Chief Financial Officer, and the addition of a Corporate Controller, to provide hands-on oversight of the monthly financial closing, data analysis, account reconciliation and cutoff. The Company has also restructured its Finance Group to establish day to day process oversight, stronger cutoff & authorization controls, and operating efficiencies. In addition, the Company has designated specialists in this group to identify operating problems and spearhead resolution. Further, the Company has moved to purge inactive accounts from its files and has implemented a system of invoice processing and approval built upon multiple levels of active and passive reviews starting with system-required authorized vendor numbers and ending with review by an authorized signer. The Company believes that the corrective steps described herein will enable management to conclude that the internal controls over its financial reporting are effective when they are fully implemented. The Company will continue its efforts to identify, assess and correct any additional weaknesses in internal control. Material weaknesses still exist.

Historical Results of Operations

Nine Months Ended April 2, 2005 Compared to Nine Months Ended March 27, 2004

Revenue for the quarter ended April 2, 2005 decreased $1.8 million or 2.7% to $66.1 million from $68.0 million for the quarter ended March 27, 2004. The decrease in revenue for the quarter ended April 2, 2005 compared to the same period last year is related to lower volume experienced as a result of customer attrition, revenue loss associated with pricing pressure, and customer freight volume fluctuations of approximately $10.3 million. This decline was offset by revenue growth during the quarter from new customer contracts and expansion within existing customers of approximately $8.5 million.

Revenue for the nine months ended April 2, 2005 decreased $16.3 million or 7.6% to $199.6 million from $215.9 million for the nine months ended March 27, 2004. The decrease in revenue for the nine months ended April 2, 2005 compared to the same period last year is related to lower volume experienced as a result of customer attrition, revenue loss associated with pricing pressure, and customer freight volume fluctuations of approximately $36.3 million. This decline was offset by revenue growth during the nine month period from new customer contracts and expansion within existing customers of approximately $20.0 million.

Cost of services for the quarter ended April 2, 2005 was $54.1 million, a decrease of $2.4 million or 4.3% from $56.5 million for the quarter ended March 27, 2004. The reduction in cost was in part a result of decreased business volumes, which accounted for a reduction of $1.6 million in driver and personnel costs. In addition costs were reduced as the result of moving from employee drivers to independent contractors, which resulted in savings of $1.1 million in insurance and $0.5 million in vehicle costs. Increased warehouse labor and other costs associated with increased revenue from the office products sector resulted in an increase in costs of $0.8 million. As a result, gross margin increased from 16.9% in the prior year period to 18.2% for the quarter ended April 2, 2005. The Company continues to focus on managing costs and has developed systems to more accurately manage driver pay in response to revenue volume changes. Although gross margins improved in the current quarter, benefits from these new systems are not very apparent in the results of operations.

Cost of services for the nine months ended April 2, 2005 was $163.2 million, a decrease of $12.2 million or 7.0% from $175.4 million for the nine months ended March 27, 2004. The reduction in cost is a result of decreased business volumes, which accounted for a reduction of $13.0 million in driver and personnel costs, partially offset by cost increases of $0.8 million, which are primarily increased warehouse labor. As a result, gross margin declined from 18.8% in the prior year nine month period to 18.2% for the nine months ended April 2, 2005.

Selling, general and administrative (“SG&A”) expenses for the quarter ended April 2, 2005 were $19.9 million or 30.0% of revenue, an increase of $2.9 million or 5.1% as compared with $16.9 million or 24.9% of revenue for the quarter ended March 27, 2004. The company took a $0.6 million charge in the quarter associated with the termination of approximately 200 employees. In addition, the increased SG&A was comprised of $1.2 million in additional legal, audit and other outside services, $0.9 million in increased bad debt expense, and $0.3 million in increased compensation.

SG&A expenses for the nine months ended April 2, 2005 were $51.1 million or 25.6% of revenue, an increase of $3.1 million compared with $48.0 million or 22.2% of revenue for the nine months ended March 27, 2004. The primary increases were personnel costs of $2.6 million, and legal fees of $1.5 million, offset by a decline in bad debt expense of $1.9 million.

Occupancy charges for the quarter ended April 2, 2005 were $3.6 million, unchanged from the quarter ended March 27, 2004.

Occupancy charges for the nine months ended April 2, 2005 were $10.7 million, an increase of $0.6 million or 5.6% from $10.1 million for the nine months ended March 27, 2004. Increases in building repairs and maintenance were $0.3 million and utilities were $0.2 million.

Interest expense for the quarter ended April 2, 2005 increased $1.3 million to $2.0 million from $0.7 million for the quarter ended March 27, 2004. The increase in interest expense is related to an increase of amortization of deferred financing fees of $0.9 million and the Company’s higher average borrowings.

Interest expense for the nine months ended April 2, 2005 was unchanged for the nine months ended March 27, 2004. A decrease in interest expense related to the Company’s lower average borrowings was offset by an increase in amortization of deferred financing fees.

As a result of the foregoing factors, the net loss for the quarter ended April 2, 2005 was $13.2 million, compared with $9.8 million for the same period in fiscal 2004, an unfavorable change of $3.4 million. Net loss for the nine months ended April 2, 2005 was $28.6 million, compared with $21.2 million for the same period in fiscal 2004, an unfavorable change of $7.4 million.

As a result of the foregoing factors and beneficial conversion features of $23.1 million (Series M Preferred) the net loss applicable to common shareholders, for the quarter ended April 2, 2005 was $36.3 million, compared with a net loss applicable to common shareholders of $9.8 million for the same period in fiscal 2004, an unfavorable change of $26.5 million.

As a result of the foregoing factors and a beneficial conversion feature of $52.2 million (Series J Preferred—$7.3 million; Series K Preferred—$14.8 million; Series L Preferred—$7.0 million; Series M Preferred—$23.1 million) the net loss applicable to common shareholders, for the nine months ended April 2, 2005 was $80.8 million, compared with a net loss applicable to common shareholders of $46.4 million for the same period in fiscal 2004, a decline of $34.4 million.

Year Ended July 3, 2004 Compared to Year Ended June 28, 2003

The Company reports its financial results on a 52-53 week fiscal year basis. Under this basis, the Company’s fiscal year ends on the Saturday closest to June 30th. Fiscal 2004 was a 53 week year, 2003 and 2002 each consisted of 52 weeks. In fiscal years consisting of 53 weeks, the final quarter will consist of 14 weeks. As such, the fiscal 2004 year includes an additional week of revenues and expenses when compared against the results of fiscal 2003 and 2002, respectively.

Revenue for the year ended July 3, 2004 decreased $19.2 million or 6.3% to $287.9 million from $307.1 million for the year ended June 28, 2003. The decrease in revenue for the year ended July 3, 2004 compared to the same period last year is related to lower volume experienced as a result of customer attrition, revenue loss associated with pricing pressure, and customer freight volume fluctuations of approximately $54.3 million. This decline was offset by revenue growth during the year from new customer contracts and expansion within existing customers of approximately $35.1 million. A greater focus on selling to national accounts resulted in an increased proportion of revenues originating from those accounts. In fiscal 2004, $149.5 million or 51.9% of total revenues can be attributed to the Company’s 50 largest accounts; versus $129.1 million or 42.0% during fiscal 2003.

The Company is continually engaged in bidding additional contract work for a variety of customers. The Company’s current pipeline of bidding activity remains robust, with potential customers whose expected billings would amount to approximately $92 million on an annual basis. The activity is consistent across all geographic regions in which the Company operates. Implementation of newly awarded contracts generally requires from thirty to sixty days for full implementation.

Cost of services for the year ended July 3, 2004 was $238.3 million, a reduction of $2.8 million or 1.2% from $241.1 million for the year ended June 28, 2003. These decreases consist of a $7.5 million volume and restructure related reductions in employee driver, and employee driver related, cost, off-set by increases of $4.7 million related to the rising insurance cost. During 2004, under the employee driver based model, the Company was effected adversely by fix driver pay commitments during periods where customer attrition and reductions in sales volume where experienced. As a result, when combined with the increase in insurance cost, gross margin declined from 21.5% in the prior-year to 17.2% for the year ended July 3, 2004. During the Second/Third Quarter of 2004, the Company began the implementation of an independent contractor driver based model, which it believes will allow for continued improvement in driver related cost, inclusive of insurance related expenditures, creating a more variable based cost structure and higher gross margins. As of July 3, 2004, the Company had reduced the number of employee based drivers by approximately 10% from the prior fiscal year-end. Additionally, the Company is now implementing proprietary route management technology which it feels will allow the Company to improve its gross margin. The implementation was begun in February 2004 and is targeted to be completed in all areas within a two year period.

Selling, general and administrative (“SG&A”) expenses for the year ended July 3, 2004 were $79.9 million or 27.7% of revenue, an increase of $17.9 million or 28.9% as compared with $62.0 million or 20.2% of revenue for the year ended June 28, 2003. The increase in SG&A for the year resulted, in part, from $7.7 million of incremental adjustments to the Company’s accounts receivable versus the one year prior period. An additional $2.7 million of SG&A was recorded to recognize the cost of warrants issued to certain members of management. Further, approximately $2.4 million of the SG&A increase relates to increased utilization of contract labor. Other items contributing to the increase totaled $5.1 million.

Occupancy charges for the year ended July 3, 2004 were $14.0 million, an increase of $1.0 million or 8.1% from $13.0 million for the year ended June 28, 2003. The net increase is due to higher utility and common area maintenance charges, higher net rental expense and the expansion of facilities to handle increased demands associated with new markets, the expansion of the Company’s coverage footprint and location specific growth and volume related requirements.

Interest expense for the year ended July 3, 2004 increased $0.4 million to $3.4 million from $3.0 million for the year ended June 28, 2003. Interest expense related to the Company’s borrowings increased over the same period in the prior year as a result of higher average interest rates under the revolving credit and senior subordinated debt facilities.

As a result of the foregoing factors, the net loss for the year ended July 3, 2004 was $47.8 million, compared with $12.3 million for the same period in fiscal 2003, a decline of $35.5 million.

Net loss applicable to common shareholders was $77.7 million for year ended July 3, 2004 as compared with $15.6 million for the same period in fiscal 2003. For the year ended July 3, 2004, the difference between net loss applicable to common shareholders and net loss in the current year relates to the beneficial conversion associated with the sale of the Series I Preferred & Series J Preferred. In the prior-year, the difference between net loss applicable to common shareholders and net loss related to the accretion of the charge associated with the common stock warrants issued with the Series H Preferred.

Year Ended June 28, 2003 Compared to Year Ended June 29, 2002

Revenue for the year ended June 28, 2003 decreased $35.6 million or 10.4% to $307.1 million from $342.7 million for the year ended June 29, 2002. The decrease in revenue for the year ended June 28, 2003 is related to the divesture of a non-core air courier business operation of $4.1 million and lower volume experienced as a result of customer attrition, revenue loss associated with pricing pressure, and volume declines from the soft economy and severe weather of approximately $50.3 million. This decline was offset by revenue growth from new customer contracts during fiscal 2003 of approximately $18.8 million.

Cost of services for the year ended June 28, 2003 was $241.1 million, a reduction of $23.7 million or 9.0% from $264.8 million for the year ended June 29, 2002. The reduction of $23.7 million consists of $3.7 million related to the divestiture of a non-core air courier business operation and $20.0 million in reduced costs as a result of the reduced revenue described above. In fiscal 2002, the Company’s results were impacted favorably by one-time gains achieved through the initial conversion to the variable cost model. As a result of the one-time savings achieved in fiscal 2002, gross margin declined from 22.7% in the prior year to 21.5% for the year ended June 28, 2003. The Company continues to refine its variable cost strategy, which will allow the Company to continue to realize savings related to overall driver and vehicle-related costs.

Selling General and Administrative (“SG&A”) expenses for the year ended June 28, 2003 were $62.0 million or 20.2% of revenue, a reduction of $1.0 million or 1.6% as compared with $63.0 million or 18.4% of revenue for fiscal 2002. The decrease in SG&A for fiscal 2003 resulting from integrating, through technology, all back office processes into one common platform as well as the Company’s continued focus on this integration and scaling back expenses as a result of the soft economy amounted to $6.3 million. The sale of a non-core air courier business operation eliminated $0.6 million of related costs. These reductions were offset by charges associated with the valuation of certain accounts receivable of $4.0 million and various claims amounting to $1.9 million. In fiscal 2003, the Company hired an outside collection agency that assisted in a detailed review of the Company’s accounts receivable. As a result of the review, the Company noticed deterioration in its various customer receivable accounts and took a charge of $4.0 million. Excluding these charges, the operational reduction in SG&A expenses from fiscal 2002 to fiscal 2003 was actually $6.9 million or 11.0%.

Occupancy charges for fiscal 2003 were $13.0 million, a reduction of $0.1 million or 0.8% from $13.1 million for the year ended June 29, 2002. The improvement for the year is due to divestitures of a non-core air courier business operation and better utilization of space in facilities currently occupied, offset by slightly higher costs in the third and fourth quarters related to new office startups and higher utility costs related to the cold weather and higher fuel costs.

Interest expense for the year ended June 28, 2003 decreased $9.6 million to $3.0 million from $12.6 million for the year ended June 29, 2002. Included in interest expense for the prior year are certain non-cash charges related to the conversion of the Series D Bridge Notes and interest thereon amounting to approximately $4.7 million as well as a non-cash charge of $4.0 million related to a long-term guarantee the Company received from its largest shareholder on two letters of credit supporting the Company’s revolving credit facility. Interest expense related to the Company’s borrowings decreased over the prior year primarily as a result of lower interest rates as the Company used LIBOR contracts for the majority of its borrowings under the revolving credit facility.

The net loss for the year ended June 28, 2003 was $12.3 million, compared with $10.5 million for the same period in fiscal 2002, an increase of $1.8 million or 17.1%. Exclusive of the SG&A charges of $5.9 million discussed above, the net loss for the year ended June 28, 2003 was $6.4 million.

Net loss applicable to common shareholders was $15.6 million for the year ended June 28, 2003 as compared with $20.4 million for the year ended June 29, 2002. The difference in the current year between net loss applicable to common shareholders and net loss relates to the beneficial conversion associated with Series H Preferred and the charge associated with the issuance of warrants to the holders of Series H Preferred. In the prior year, the difference between net loss applicable to common shareholders and net loss was comprised of non-cash charges associated with the Company’s redeemable preferred stock.

Changes in internal controls over financial reporting

As described above, on December 23, 2004 the Company reported material weaknesses as of July 3, 2004. The Company has taken steps to attempt to improve its internal controls and its control environment. At the direction of the Audit Committee, the Company proceeded with its plans to enhance its internal controls and procedures, which it believes address each of the previously defined deficiencies and weaknesses. The Company has substantially augmented its financial and control expertise by the naming of a Chief Financial Officer, and the addition of a Corporate Controller, to provide hands-on oversight of the monthly financial closing, data analysis, account reconciliation and cutoff. The Company has also restructured its Finance Group to establish day to day process oversight, stronger cutoff & authorization controls, and operating efficiencies. In addition, the Company has designated specialists in this group to identify operating problems and spearhead resolution. Further, the Company has moved to purge inactive accounts from its files and has implemented a system of invoice processing and approval built upon multiple levels of active and passive reviews starting with system-required authorized vendor numbers and ending with review by an authorized signer. The Company believes that the corrective steps described herein will enable management to conclude that the internal controls over its financial reporting are effective when they are fully implemented. However, as to the implementation and effectiveness of disclosure controls and procedures relative to the reconciliation of accounts, material weaknesses still exist. The Company will continue its efforts to identify assess and correct any additional weaknesses in internal control.

Liquidity and Capital Resources

Cash Used and Generated in Nine Months Fiscal 2005

Cash used in operations was $32.6 million for the first nine months of fiscal 2005 which includes a net loss of $28.6 million and $11.3 million of working capital changes. Cash used from the decrease in accounts payable was approximately $5.8 million as a result of vendor demand for pay down of aged account balances. Accounts receivable required approximately $1.2 million as a result of lower collections. The remaining use of working capital of $4.3 million was due to funding of insurance, legal and other miscellaneous claims.

Cash used as a result of investing activities was $2.2 million for the first nine months of fiscal 2005 and consisted primarily of capital expenditures for the Company’s continued implementation of the customer-driven technology solutions initiative. The Company’s customer-driven technology solutions initiative is comprised mainly of two elements: (i) smart package tracking technology which will provide a single source of aggregated delivery information to national customers, and (ii) a customer-oriented web portal for online information access to provide package tracking, chain-of-custody updates, electronic signature capture, and real-time proof of delivery retrieval.

Cash provided as a result of financing activities amounted to $39.4 million during first nine months of fiscal 2005. The primary source of cash was from issuance of preferred stock, net of subscription receivables which provided $44.3 million, which was offset by debt financing fees of $4.2 million. Net payments on the revolving credit facility used $0.3 million of cash.

As of April 2, 2005, the Company had no material outstanding purchase commitments for capital improvements.

The Company reported a loss from operations of approximately $25.4 million for the first nine months of fiscal 2005 and has negative working capital of approximately $25.4 million at April 2, 2005.

On June 30, 2004, the Company’s Board of Directors authorized the sale of up to $25.0 million of Series K Convertible Preferred Stock (“Series K Preferred”) through a private placement. Pursuant to a Stock Purchase Agreement entered into on August 23, 2004, the Company sold, pending shareholder approval, 7,266,666 shares of Series K Preferred to investors for $1.50 per share and received net proceeds of approximately $10.9 million. The issuance of the Series K Preferred was approved at the Shareholders’ meeting on February 14, 2005 and is non-voting unless converted into common stock. Additionally, shareholder approval was granted to increase the number of authorized shares of the Company’s common stock by an amount sufficient to provide for the issuance of all the preferred shares.

The initial conversion price of the Series K Preferred was $0.15 per common share, and, at the time the stock purchase agreements were executed, assuming that the Series K Preferred were issued and convertible then, each share of Series K Preferred was convertible into ten shares of the Company’s common stock. Both the conversion price and the number of common shares into which the Series K Preferred was convertible were subject to adjustment in order to prevent dilution. This sale of Series K Preferred was deemed to have contained a beneficial conversion amounting to $10.9 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale. The Company began selling its Series K Preferred on August 23, 2004. On December 21, 2004, the Company sold 2,584,800 additional shares of Series K Preferred for net proceeds of approximately $3.9 million to complete its sales of Series K Preferred and at that time recognized an additional charge against net loss available to common shareholders of $3.9 million to reflect the beneficial conversion.

On December 20, 2004, the Company’s Board of Directors authorized the sale of up to $7.0 million of Series L Convertible Preferred Stock (“Series L Preferred”) through a private placement. The Company entered into a Stock Purchase Agreement on December 21, 2004, pursuant to which the Company sold, pending shareholder approval, 7,000,000 shares of Series L Preferred to investors for $1.00 per share for net proceeds of approximately $7.0 million. The issuance of the Series L Preferred was approved at the Shareholders’ meeting on February 14, 2005 and is non-voting unless converted into common stock. Additionally, shareholder approval was granted to increase the number of authorized shares of the Company’s common stock by an amount sufficient to provide for the issuance of all of the preferred shares. The conversion price of the Series L Preferred is $0.10 per common share, and, at the time the stock purchase agreements were executed, assuming that the Series L Preferred were issued and convertible then, each share of Series L Preferred was convertible into ten shares of the Company’s common stock. Based on the pricing of the Series L Preferred, the sale of Series L Preferred contained a beneficial conversion amounting to $7.0 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders.

On December 21, 2004, the Company signed a purchase agreement to raise approximately $21.0 million of new equity capital investment. The investment was initially in the form of a convertible note that automatically converted into Series M Convertible Preferred Stock (“Series M Preferred”) upon approval of the transaction by the Company’s shareholders. The proceeds are being used for general working capital needs consistent with financial budgets approved from time to time by the Company’s Board of Directors. The Series M Preferred accrues cumulative PIK dividends equal to 6% per annum. In the event the Company’s shareholders did not approve the transaction, the interest rate was to increase to 19% per annum. As part of the transaction, the investors required that the Company’s charter be amended in a number of respects, including a requirement that, upon shareholder approval for the transaction, all preferred shareholders automatically convert their shares of preferred stock to common stock. In the event of any liquidation or winding up of the Company, the holders of the Series M Preferred will be entitled to a preference on liquidation equal to one times (1x) the original purchase price of the Series M Preferred plus accrued and unpaid dividends. A consolidation or merger of the Company or a sale of substantially all of its assets shall be treated as a liquidation for these purposes.

Under the Purchase Agreement, the Company may also sell up to an additional $2,000,000 in principal amount of the Notes (“Additional Notes”) under the terms of the Purchase Agreement for up to 30 days after the

December 21, 2004 (“Additional Note Sale Period”). By January 27, 2005, all of the Investors have consented to extending the Additional Note Sale Period until January 31, 2005. However, the Purchase Agreement was not formally amended. The Company sold an additional $1,910,000 in principal amount of the Additional Notes on January 31, 2005 in a private placement to certain holders of its Preferred Stock. Mr. Alexander Paluch, a member of the Company’s Board of Directors, purchased $40,000 of the Additional Notes and East River II, LP, an investment fund for which Mr. Paluch serves as a General Partner, purchased $250,000 of the Additional Notes in this offering.

Subsequent to formal shareholder approval at the shareholders’ meeting held on February 14, 2005 in Connecticut, the amounts of the total Series M Preferred investment, plus accrued dividends, less related unamortized debt issue costs, $22.9 million, $0.2 million and $1.0 million, respectively, were reclassified on the Company’s balance sheet as components of shareholders’ equity. The Series M Preferred is deemed to contain a beneficial conversion amounting to $23.1 million which was recognized as a charge against net loss available to common shareholders at the time that the notes converted to equity.

As part of the above-described Series M Preferred private placement, the new investors required that THLPV reach an agreement to extend, for a two-year period, the July 1, 2004 capital contribution agreement previously entered into between THLPV and the lenders. Under the terms of the capital contribution agreement, in the event that THLPV elects to not provide further financial support for the Company, THLPV is required to notify the Company’s lenders of such decision and provide specific levels of financial support for a thirty (30) day period following the notification. In exchange for entering in to the capital contribution agreement, the lenders agreed to waive certain financial covenants under the Company’s credit facilities. At the time, THLPV did not receive any compensation in exchange for entering into the capital contribution agreement. As part of the extension of the capital contribution agreement the Company agreed to issue to THLPV, subject to shareholder approval, a warrant to purchase shares of common stock equal to 1% of the fully diluted common stock of the Company on a fully converted basis. The term of the warrant will be five years and will have an exercise price of $0.0001. Due to the value of the warrant, the Company recorded $2.3 million as a deferred financing cost.

In each instance of security sale, it is the opinion of the Company that the offering is fair, from a financial point of view, to the shareholders other than the investor group. For Series M such opinion is supported by a fairness opinion obtained by the Company.

The Company maintains a revolving credit facility with Fleet Capital Corporation that allows for borrowings up to the lesser of $42.5 million or an amount based on a defined portion of receivables. Interest is payable monthly at a rate of prime plus 1.25% (7.25% at April 2, 2005), or, at the Company’s election, at LIBOR plus 3.25%. As of April 2, 2005, the Company has 34.17% of the facility usage under LIBOR contracts at an interest rate of 6.13%. In addition, the Company is required to pay a commitment fee of 0.375% on unused amounts of the total commitment, as defined in the agreement. The facility terminates on December 31, 2006. The Company’s accounts receivable have been pledged to secure borrowings under the revolving note. The Company also maintains a $6.0 million senior subordinated note with interest payable quarterly at 15% per annum (to be reduced to 12% upon the occurrence of certain events), with a quarterly principal repayment schedule, subject to approval by the primary lender, commencing January 2005 terminating with a final payment at October 31, 2007. To date the primary lender has not provided approval.

Substantially all of the Company’s assets have been pledged to secure borrowings under the revolving credit facility and senior subordinated note. The Company is subject to certain restrictive covenants under the agreements, the more significant of which include limitations on capital asset expenditures, dividends, acquisitions, new indebtedness in excess of $0.5 million and changes in capital structure. The Company is also required to maintain the following financial covenants:

•	Capital expenditures may not exceed $2.75 million and $3.0 million, respectively for the fiscal years ending July 3, 2004 and July 2, 2005.

•	EBITDA must exceed $0.75 million, $2.0 million, $2.5 million, and $3.3 million, respectively for the three month period ending January 1, 2005, the six month period ending April 2, 2005, the six month period ending July 2, 2005, and each six month period thereafter.

•	Interest Coverage ratios must exceed 1.2 to 1, 1.5 to 1, and 2.2 to 1, respectively for the three month period ending January 1, 2005; the six month period ending April 2, 2005; and the nine month period ending July 2, 2005.

On March 31, 2004, July 1, 2004 and December 21, 2004, the Company entered into the third, fourth and fifth amendments, respectively, to the amended and restated revolving credit facility with Fleet. The purpose of these amendments was to reset certain of the financial covenants provided for in the agreement discussed above.

The Company had in place waivers of its financial debt covenants related to its revolving credit facility and its senior subordinated debt facility. These waivers were in effect through January 1, 2005; and pursuant to the Company’s December 2004 receipt of $21.0 million of investment capital, the Company has finalized the extensions of the waivers for an additional two years.

At April 2, 2005, the Company was in violation of certain non-financial affirmative covenants under the revolving credit facility and its senior subordinated debt facility with respect to furnishing financial statements on a timely basis to the respective lenders.

On April 28, 2005 the Company entered into a Stock Agreement, pursuant to which the Company sold 2,544,097 shares of Series N Preferred to investors for $3.685 per share for net proceeds of approximately $9.375 million. Based on the pricing of the Series N Preferred, the sale of Series N Preferred contained a beneficial conversion amounting to $4.8 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders.

On April 29, 2005 the Company sold its Ottawa, Ontario operations, and certain assets, to its respective senior management for approximately $280,000. As the sale included assets which were pledged as security when the Company executed and delivered a guarantee dated January 25, 2002 to Fleet to guarantee the indebtedness, liabilities and obligations of certain borrowers a partial release was required from Fleet as a condition of sale. Fleet granted such partial release in contemplation of the sale, requiring that net proceeds be remitted to apply against loans outstanding under the revolving credit facility. Remittance of proceeds was made direct to Fleet by the Purchaser coincidental with the close of the transaction. Gross revenues for the Ottawa operation approximate $3.0 million annually and the impact on the Company’s results from operations is insignificant.

On July 20, 2005 the Company entered into a Stock Agreement, pursuant to which the Company sold 1,400,000 shares of Series O Preferred to investors for $4.00 per share for net proceeds of approximately $5.6 million. Based on the pricing of the Series O Preferred, the sale of Series O Preferred contained a beneficial conversion amounting to $3.1 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders.

The company is continuing to pursue operational efficiencies through conversion of employee drivers to independent contractors, will reduce its back office workforce, and is pursuing savings in other areas.

On August 1, 2005, Velocity Express, Inc., a Delaware corporation (the “Company”), received notice from the Superior Court for the State of California, County of Santa Clara, that the Court had entered an order granting certain motions for summary judgment in the matter styled Velocity Express, Inc. v. Banc of America Commercial Finance Corporation, Banc of America Leasing and Capital, LLC, John Hancock Life Insurance Company and John Hancock Mezzanine Lenders, LP, Charles F. Short III, Sidewinder Holdings Ltd. and Sidewinder N. A. Ltd. Corp., case number 1-03-CV-81875. The court granted the motions for summary judgment against the Company filed by Banc of America Commercial Finance Corporation, Banc of America Leasing and

Capital, LLC, John Hancock Life Insurance Company and John Hancock Mezzanine Lenders, LP, (“BOA/Hancock”) Charles F. Short III, Sidewinder Holdings Ltd. and Sidewinder N. A. Ltd. Corp. (“Sidewinder”). The motions sought to resolve the substantive liability issues in the case and to recover in excess of $10 million for breach of contract, fees, interest and other charges arising from a contract entered into in 1997 between Corporate Express Delivery Systems, Inc. and Mobile Information Systems, Inc. By granting the motions, the court did resolve the liability issues and hold that BOA/Hancock were entitled to recover the amounts sued for. The Company is reviewing its options for appeal and review. The court did not enter a judgment against the Company and continued the remaining outstanding motions to the trial court. The trial is scheduled to start on August 29, 2005 on the issues relating to the Company’s claims to recover approximately $300,000. Upon resolution of all outstanding liability and damage issues the Company may have a judgment entered against it for the amounts sought by BOA/Hancock, which could exceed $10 million. The existence of such a judgment would constitute a breach of certain financial covenants of the Company’s Amended and Restated Loan and Security Agreement, with Fleet Capital Corporation and Merrill Lynch Capital (the “Senior Lender”), and the Note Purchase Agreement, dated as of November 26, 2003, between the Company and BET Associates, LP (the “Subordinated Lender”). These may require waivers from both the Senior and Subordinated Lenders.

Cash Used and Generated in Fiscal 2004

Cash used in operations was $14.4 million for fiscal 2004. This use of funds was comprised of cash used in operations of $25.7 million offset by cash provided as a result of working capital changes of $11.3 million ($7.1 million of which was provided through an aggressive review of accounts payable terms).

Cash used as a result of investing activities was $5.5 million and consisted primarily of capital expenditures for the Company’s continued development and implementation of cost savings and customer-driven technology solutions initiatives. The Company’s major technological cost savings initiative entails detailed and interactive analysis and optimization of the Company’s routing designs and metrics. This effort is focused upon optimizing the efficiency of route definition and benchmarking standards used in delivery metrics and driver settlements. Two customer-driven technology solutions initiatives were placed in service during the fiscal year and are comprised of two elements: (i) a smart package tracking technology which provides a single source of aggregated delivery information to national customers, and (ii) a customer-oriented web portal for online information access to provide package tracking, chain-of-custody updates, electronic signature capture, and real-time proof of delivery retrieval. The Company expects to reduce its capital expenditures in fiscal 2005 due to the near completion of portions of the significant software initiatives described above.

Cash from financing activities amounted to $19.5 million during fiscal 2004. The primary uses of cash were for the $9.4 million paydown of the revolving credit facility and pay down of a $4.0 million note payable. The note was satisfied as part of a refinancing which provided $6.0 million of cash to the Company. An additional $26.6 million was provided by the issuance of preferred stock.

Additional Information Regarding Liquidity and Capital Reserves

Pursuant to a Stock Purchase Agreement entered into on April 28, 2005, the Company contracted to sell to nine institutional and accredited investors 2,544,097 shares of Series N Convertible Preferred Stock (“Series N Preferred”) for $3.685 per share for net proceeds of $9,375,000. Each share of Series N Convertible Preferred is convertible into one share of the Company’s common stock, and had an initial conversion price of $3.685 per share subject to certain adjustments. The proceeds are being used for general working capital needs consistent with financial budgets approved from time to time by the Company’s Board of Directors. The Series N Convertible Preferred Stock is entitled to receive in preference to holders of all other classes of stock, other than holders of the Series M Preferred Stock, a dividend at the rate of six percent per annum of the Series N stated value. Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series N Convertible Preferred Stock shall rank senior to the holders of the Common Stock, but junior to the holders of the Series M Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series N stated value plus any accrued and unpaid dividends. The approval of Investors holding at least

62.5% of the outstanding shares of the Series N Convertible Preferred Stock is required for certain significant corporate actions, including mergers and sales of substantially all of the Company’s assets.

Management believes the investment will provide the Company with sufficient working capital resources to provide for the anticipated liquidity needs for the remainder of the fiscal year and to position the Company to accept definitive and available business with existing and new customers by settling their respective concerns about the Company’s ability to service their respective business needs on a continuing basis.

On July 20, 2005, Velocity Express Corporation, a Delaware corporation (the “Company”), entered into Stock Purchase Agreements (the “Purchase Agreements”) with seven institutional and accredited investors (the “Investors”), a form of the Purchase Agreement is attached as an exhibit to this Report. The Purchase Agreements provide for the private placement of 1,400,000 shares of a newly authorized series of the Company’s preferred stock (the “Series O Convertible Preferred Stock”) in exchange for aggregate gross proceeds of $5,600,000. The financing was completed in accordance with the exemption provided by Rule 506 of Regulation D.

The Series O Convertible Preferred Stock is entitled to receive in preference to holders of all other classes of stock, other than holders of the Series M and N Preferred Stock, a dividend at the rate of six percent per annum of the Series O stated value. Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series O Convertible Preferred Stock shall rank senior to the holders of the Common Stock, but junior to the holders of the Series M and N Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series O stated value plus any accrued and unpaid dividends (the “Liquidation Preference”). In addition to being junior the Series M and N Preferred Stock from the standpoint of liquidation, the Series O Preferred also has reduced voting rights. For example, the approval of at least 62.5% of the outstanding shares of Series O Preferred is not required in order for the Company to merge, dispose of substantial assets, engage in affiliate transactions, pay dividends, authorize new stock options plans, license or sell its intellectual property or change the number of board of directors.

Each of the Investors has the right, at its option at any time, to convert any such shares of Series O Convertible Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series O Convertible Preferred Stock so to be converted by the Liquidation Preference per share and dividing the result by the conversion price of $4.00 per share subject to certain adjustments.

In each instance of security sale, it is of the opinion of the Company that the offering is fair, from a financial point of view, to the shareholders other than the investor group. For Series M such opinion is supported by a fairness opinion obtained by the Company.

During fiscal 2005, the Company is focusing its efforts on achieving improved cash flow and operating performance. These activities include, but are not limited to, implementation of the Company’s routing optimization software, maximizing the effectiveness of the variable cost model, implementing customer-driven technology solutions, and improving leverage of the consolidated back office SG&A platform.

The Company maintains a revolving credit facility with Fleet Capital Corporation that allows for borrowings up to the lesser of $42.5 million or an amount based on a defined portion of receivables. Interest is payable monthly at a rate of prime plus 1.25% (7.25% at April 2, 2005), or, at the Company’s election, at LIBOR plus 3.25%. As of April 2, 2005, the Company has 34.17% of the facility usage under LIBOR contracts at an interest rate of 6.13%. In addition, the Company is required to pay a commitment fee of 0.375% on unused amounts of the total commitment, as defined in the agreement. The facility terminates on December 31, 2006. The Company’s accounts receivable have been pledged to secure borrowings under the revolving note. The Company also maintains a $6.0 million senior subordinated note with interest payable quarterly at 15% per annum (to be reduced to 12% upon the occurrence of certain events), with a quarterly principal repayment schedule, subject to approval by the primary lender, commencing January 2005 terminating with a final payment at October 31, 2007. To date the primary lender has not provided approval.

Substantially all of the Company’s assets have been pledged to secure borrowings under the revolving credit facility and senior subordinated note. The Company is subject to certain restrictive covenants under the agreements, the more significant of which include limitations on capital asset expenditures, dividends, acquisitions, new indebtedness in excess of $0.5 million and changes in capital structure. The Company is also required to maintain the following financial covenants:

•	Capital expenditures may not exceed $2.75 million and $3.0 million, respectively for the fiscal years ending July 3, 2004 and July 2, 2005.

•	EBITDA must exceed $0.75 million, $2.0 million, $2.5 million, and $3.3 million, respectively for the three month period ending January 1, 2005, the six month period ending April 2, 2005, the six month period ending July 2, 2005, and each six month period thereafter.

•	Interest Coverage ratios must exceed 1.2 to 1, 1.5 to 1, and 2.2 to 1, respectively for the three month period ending January 1, 2005; the six month period ending April 2, 2005; and the nine month period ending July 2, 2005.

On March 31, 2004, July 1, 2004 and December 21, 2004, the Company entered into the third, fourth and fifth amendments, respectively, to the amended and restated revolving credit facility with Fleet. The purpose of these amendments was to reset certain of the financial covenants provided for in the agreement discussed above.

The Company had in place waivers of its financial debt covenants related to its revolving credit facility and its senior subordinated debt facility. These waivers were in effect through January 1, 2005; and pursuant to the Company’s December 2004 receipt of $21.0 million of investment capital, the Company has finalized the extensions of the waivers for an additional two years.

At April 2, 2005, the Company was in violation of certain non-financial affirmative covenants under the revolving credit facility and its senior subordinated debt facility with respect to furnishing financial statements on a timely basis to the respective lenders.

On April 28, 2005 the Company entered into a Stock Agreement, pursuant to which the Company sold 2,544,097 shares of Series N Preferred to investors for $3.685 per share for net proceeds of approximately $9.375 million.

On July 20, 2005 the Company entered into a Stock Agreement, pursuant to which the Company sold 1,400,000 shares of Series O Preferred to investors for $4.00 per share for net proceeds of approximately $5.6 million.

The company is continuing to pursue operational efficiencies through conversion of employee drivers to independent contractors, will reduce its back office workforce, and is pursuing savings in other areas.

Contractual Obligations and Available Commercial Commitments

As of July 3, 2004, the Company had no outstanding purchase commitments for capital improvements. The following table presents information regarding contractual obligations by fiscal year (amounts in thousands):

	Payment due by period
Contractual Obligations	Total	Less Than 1 Year	1-2 years	3-5 years	More than 5 years
Operating leases	$21,737	$9,108	$10,363	$2,266	$—
Debt	8,268	2,308	5,467	493	—

Total	$30,005	$11,416	$15,830	$2,759	$—

The following table presents information regarding available commercial commitments and their expiration dates by fiscal year (amounts in thousands):

	Expiration by period
Commitment Expiration	Total	Less Than 1 Year	1-2 years	3-5 years	More than 5 years
Line of Credit	$29,531	$29,531	$—	—	—

Total	$29,531	$29,531	$—	$—	$—

Note: for more information regarding operating leases, long-term debt and the line of credit, refer to Notes 10 and 7, respectively.

Off-Balance Sheet Arrangements

As of the date of this prospectus, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities [FIN No. 46], as revised by FIN 46 [revised December 2003], “Consolidation of Variable Interest Entities” [FIN 46R] which requires the consolidation of variable interest entities. FIN No. 46R is applicable to financial statements issued by the Company beginning in fiscal 2004. During May 2004 the Company entered into a business venture designed to provide both the manpower and the vehicle fleet to service, first—a major customer and, subsequently—a growing market demand. This major customer’s desire to outsource its delivery operation and related vehicle fleet provided the genesis for this new business venture, named Peritas. It was formed by MCG Global [“MCG”], one of the Company’s largest investors with a strategic objective to acquire a fleet of vehicles and to lease such vehicles to Independent Contractors (“ICs”) to service outsourced customer business endeavors. Velocity provides administrative services to Peritas for a fee and Peritas provides vehicle leases to ICs interested in providing outsource services to some customers on behalf of Velocity.

Velocity provided for the initial purchase of $799,000 of customer vehicles, for Peritas, with an offset against account receivable balances due from the aforementioned customer. For the fiscal year ended July 3, 2004 the Company consolidated the operations of Peritas in accordance with FIN No. 46R. Such operations provided a minimal net income to Velocity of $27,000 on net sales of $36,000.

During August 2004, Peritas reimbursed Velocity for its initial vehicle purchases of $799,000. Additional vehicle purchases amounting to $987,000 have been subsequently made by Velocity on behalf of Peritas and repaid. During November 2004, Peritas was purchased from MCG by TH Lee Putnam Ventures (“THLPV”), another of Velocity’s large investors. As THLPV acquired the significant beneficial interest and risk exposure in Peritas, Velocity no longer has a variable interest in Peritas that is at risk of disproportionate loss pursuant to its voting rights. Accordingly, Peritas was deconsolidated from the Company’s financial statements upon the completion of these transactions.

On May 30, 2005, the Company and Peritas entered into a revised Agency Agreement whereby the Company acts as an agent for Peritas for the purposes of vehicle rentals. The term of the agreement is for ten years. The services performed by the Company under the Agency Agreement include renting the vehicles to independent contractors, maintenance of the vehicles, collecting the rental fees and delivering the fees to Peritas.

Under the revised Agency Agreement, the Company will share in the excess of amounts collected from independent contractor rental receipts which exceed the Company’s minimum monthly rental guarantee to Peritas of $507.50 bi-weekly per in-service Peritas vehicle as defined under the revised Agency Agreement. The Company is currently evaluating the criteria in FIN 46R to determine if the minimum monthly rental guarantee to Peritas meets any condition to consolidate Peritas in its fiscal 2005 year-end consolidated financial statements. Under the previous agreement the Company had collected revenues for Peritas and received compensation in the form of administrative fees. The Company’s Audit Committee approved the business relationship between the Company and Peritas.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company’s operations are not currently subject to material market risks for interest rates, foreign currency rates, or other market price risks. However, the Company has revolving debt of $29.3 million at April 2, 2005. If the entire revolving credit facility were subject to a one percentage point change in the borrowing rate, the corresponding annualized effect on interest expense would be $0.3 million.

BUSINESS

Company Overview

Velocity Express Corporation (formerly known as United Shipping & Technology, Inc.) and its subsidiaries are engaged in the business of providing same-day transportation and distribution/logistics services to individual consumers and businesses. The Company operates primarily in the United States with limited operations in Canada. The Company currently operates in a single-business segment.

The Company has one of the largest nationwide networks of time-critical logistics solutions in the United States and is a leading provider of scheduled, distribution and expedited logistics services. Our customers are comprised of multi-location, blue chip customers with operations in the commercial & office products, financial, healthcare, transportation & logistics, technology, and energy sectors.

The Company’s service offerings are divided into the following categories:

•	Scheduled logistics consisting of the daily pickup and delivery of parcels with narrowly defined time schedules predetermined by the customer.

•	Distribution logistics consisting of the receipt of customer bulk shipments that are divided and sorted at major metropolitan locations and delivered into multiple routes with defined endpoints and more broadly defined time schedules.

•	Expedited logistics consisting of unique and expedited point-to-point service for customers with extremely time sensitive delivery requirements.

The largest customer base for scheduled logistics consists of financial institutions that need a wide variety of services including the pickup and delivery of non-negotiable instruments, primarily canceled checks and ATM receipts, the delivery of office supplies, and the transfer of inter-office mail and correspondence. Distribution logistics typically involves receiving bulk shipments from the customer and dividing and sorting them for delivery to specific locations. Customers utilizing distribution logistics normally include pharmaceutical wholesalers, retailers, manufacturers or other companies who must distribute merchandise every day from a single point of origin to many locations within a clearly defined geographic region. Most expedited logistics services occur within a major metropolitan area or radius of 40 miles, and the Company usually offers one-hour, two- to four-hour and over four-hour delivery services depending on the customer’s time requirements. These services are typically available 24 hours a day, seven days a week. Expedited logistics services also include critical parts management and delivery for companies.

Acquisition and Integration of Corporate Express Delivery Systems

Effective August 28, 1999, United Shipping & Technology Inc., through a wholly-owned subsidiary, acquired from CEX Holdings, Inc. (“CEX”) all of the outstanding shares of common stock of Corporate Express Delivery Systems, Inc. (“CEDS”), a provider of same-day delivery solutions. CEDS changed its name to UST Delivery Systems, Inc., and subsequently changed its name to Velocity Express, Inc. (“Velocity”). The results of Velocity’s operations have been included in the Company’s consolidated financial statements since August 28, 1999.

Immediately after the acquisition of CEDS, the Company initiated various post-merger integration and consolidation initiatives. In fiscal 2000, the Company integrated CEDS’ management team into its own, resulting in the elimination of redundant positions and the realignment and “right sizing” of CEDS’ field management structure. Upon the completion of this integration, the Company then began divesting CEDS’ non-core air courier business operations, with the sale of one of the three acquired air courier operations in June 2000 and the closing or consolidation of unprofitable locations.

In fiscal 2001, the Company divested the second of the three non-core air courier operations in October 2000 and in the third quarter of fiscal 2001 announced the implementation of a multi-faceted restructuring program allowing it to accelerate the “right-sizing” of its operations. As a result, the Company streamlined and downsized its operations by reducing its workforce and consolidating various locations. The total charge associated with this restructuring program was $7.1 million consisting of severance costs of $2.2 million, $3.3 million for rental costs associated with the termination of building leases and location rationalization costs and $1.6 million for the write off of equipment.

In fiscal 2002, the Company divested its third air courier business operation in October 2001 and then focused its efforts on increasing the efficiency of its driver costs through the variable cost delivery model and its back office processes. In July 2001, Company began the transition to a variable cost delivery model using independent contractors and employee-owner operators in greater proportion to employee drivers. This transition resulted in improved insurance expense and improvement in overall driver and vehicle-related costs. During the same period the Company began integrating, through technology, all back office processes into one common platform, which allowed the Company to eliminate numerous redundant functions within its back office structure.

For further discussion regarding the impact these initiatives had on the operating performance of the Company, please see additional discussion in the “Management’s Discussion and Analysis” section above.

Restructuring

During the quarter ended April 2, 2005, the Company recorded a charge of approximately $602,000 in “Selling, general & administrative expenses” related to restructuring, an estimated $593,000 of which related to severance costs associated with a reduction in force. About 200 employees were terminated nationwide. Roughly $9,000 of the charge related to lease contract termination costs. In connection with the restructuring, we expect to incur additional lease contract termination costs during the fourth quarter ended July 2, 2005.

Industry Overview

The Company operates in the same-day time-critical logistics industry, which includes scheduled and non-scheduled, same-day transportation of documents and packages in local and inter-city markets. The industry also provides warehousing, facilities management and logistics solutions, as well as supply chain management and cross-dock and package aggregation services.

The Company believes the market for same-day time-critical logistics solutions is large and growing. Based on industry studies, the U.S. same-day transportation services market is estimated to generate revenues in excess of $20 billion per year. Although the market is large, it is highly fragmented. There are relatively low entry barriers in this market as the capital requirements to start a local courier business are relatively small and the industry is not subject to extensive regulation. The Company believes there are currently as many as 6,000 same-day transportation companies in the United States. Most are privately held and operate only on the local level. The focus is generally on operations, with little attention given to marketing and sales. Accordingly, the Company believes there is little perceived service differentiation between competitors, and that customer loyalty is generally short-term.

There are no dominant brands in the same-day time-critical logistics industry, and there is a relatively basic level of technology usage. By contrast, the next-day package delivery industry is highly consolidated and dominated by large, well-recognized companies such as UPS(R) and Federal Express(R), both of which use technology extensively.

The Company expects that further growth in the same-day time-critical logistics market will be fueled by corporate America’s trend toward outsourcing and third-party logistics. Many businesses that outsource their distribution and logistics needs prefer to purchase such services from one source, capable of servicing multiple cities nationwide. Outsourcing decreases their number of vendors and also maximizes efficiency, improves customer service and simplifies billing. Customers are also seeking to reduce their cycle times and implement “supply chain management” and “just-in-time” inventory management practices designed to reduce inventory carrying costs. The growth of these practices has increased the demand for more reliable logistics services. The Company believes that same-day transportation customers increasingly seek greater reliability, convenience, and speed from a trusted package delivery provider. Customers are also seeking to streamline their processes, improve their customer-vendor relationships and increase their productivity. The Company believes it is the only national same-day transportation and logistics service provider with the geographic reach and national footprint to meet these evolving needs.

Regulation and Safety

The Company’s business and operations are subject to various federal, state, and local regulations and, in many instances, require permits and licenses from these authorities. The Company holds nationwide general commodities authority from the Federal Highway Administration of the U.S. Department of Transportation to transport certain property as a motor carrier on an inter-state basis within the contiguous 48 states and, where required, holds statewide general commodities authority. The Company is also subject to regulation by the Federal Aviation Administration/Transportation Safety Administration for cargo shipments intended for transport on commercial airlines.

In connection with the operation of certain motor vehicles, the handling of hazardous materials in its delivery operations and other safety matters, including insurance requirements, the Company is subject to regulation by the U.S. Department of Transportation and the states. The Company is also subject to regulation by the Occupational Safety and Health Administration, provincial occupational health and safety legislation and federal and provincial employment laws with respect to such matters as hours of work, driver logbooks and workers’ compensation. The Company believes that it is in compliance with all of these regulations. Failure to comply with the applicable regulations could result in substantial fines or possible revocations of one or more of the Company’s operating permits.

From time to time, the Company’s drivers are involved in accidents. The Company carries liability insurance with a per claim self-insured retention. Owner-operators and independent contractors are required to maintain auto liability insurance at amounts required by the Company. The Company also has insurance policies covering fidelity liability, which coverage includes all drivers. The Company reviews prospective drivers to ensure that they have acceptable driving records, and pass a criminal background and drug test, among other criteria.

Sales and Marketing

The Company has initiated a comprehensive sales and marketing program that emphasizes its competitive position as the leading national provider of same-day transportation services. The Company has also realigned its national accounts and logistics team, and restructured its field sales organization to effectively pursue growth opportunities. Sales efforts are conducted at both the local and national levels through the Company’s extensive network of local sales representatives. The Company employs 33 marketing and sales representatives who make regular calls on existing and potential customers to determine their ongoing delivery and logistics needs. Sales efforts are coordinated with customer service representatives who regularly communicate with customers to monitor the quality of services and quickly respond to customer concerns.

The Company’s sales department develops and executes marketing strategies and programs that are supported by corporate communications and research services. The corporate communications department also provides ongoing communication of corporate activities and programs to employees, the press and the general public. The expansion of the Company’s national sales program and continuing investment in technology to support expanding operations have been undertaken at a time when large companies are increasing their demand for delivery providers who offer a range of delivery services at multiple locations. As of the end of fiscal 2004, approximately 80 percent of the Company’s revenues come from national companies needing multi-location logistics solutions.

Competition

The Company competes with a number of established, local, same-day couriers and messenger services. Competition in local markets is intense. Nationally, the Company competes with other large companies having same-day transportation operations in multiple markets. Although many of the Company’s competitors have substantial resources and experience in the same-day transportation business, the Company believes that its national presence, wide array of service offerings, use of sophisticated technology and branding strategy will allow it to successfully compete in any market in which it currently operates or may elect to enter.

There are also a number of national and international carriers who provide document and package shipment solutions to individuals and business customers. This market, which is dominated by major carriers such as UPS(R), Federal Express(R), Airborne(TM), DHL(TM) and the United States Postal Service, is also extremely competitive. However, these companies engage primarily in the next-day and second-day ground and air delivery businesses and operate by imposing strict drop-off deadlines and rigid package dimension and weight limitations on customers. By comparison, the Company operates in the same-day transportation business, and handles customized delivery needs on either a scheduled, distribution or expedited basis. Accordingly, the Company does not believe that it is in direct competition with these major carriers in same-day transportation services although there are no assurances that one of these entities might not enter its market.

Technology

The Company believes the integration of high-tech communications software within the currently low-tech same-day transportation business can provide a market differentiation between its services and those of its competitors. The Company believes customers will be attracted to companies with the ability to offer greater efficiency, service, and customer supply chain information through the use of technology. The Company plans to continue to use technology to manage and coordinate its dispatching, delivery, tracking, warehousing and logistics, and other back office functions in order to help its customers and itself operate more efficiently and cost-effectively. To meet the customers’ needs for reliability, efficiency and speed, the Company has implemented and will continue to implement the following technology initiatives:

•	Smart package tracking technology which will provide a single source of aggregated delivery chain of custody supply chain information to national customers;

•	A customer-oriented web portal for online information access to provide package tracking, chain-of-custody updates, electronic signature capture, real-time proof of delivery retrieval and customer order entry;

•	Route optimization software for large-market delivery efficiency.

Trademarks

The Company has registered Velocity Express(R), Velocity(R), Relentless Reliability(R) and currently has other applications pending for trademarks and service marks (“marks”) in the United States and internationally. There can be no assurance that any of these marks, if registered, will afford the Company protection against competitors with similar marks that may have a use date prior to that of the Company’s. In addition, no assurance can be given that others will not infringe upon the Company’s marks, or that the Company’s marks will not infringe upon marks and proprietary rights of others. Furthermore, there can be no assurance that challenges will not be instituted against the validity or enforceability of any mark claimed by the Company, and if instituted, that such challenges will not be successful.

Employees

As of April 2, 2005, the Company had approximately 1,307 employees, of whom approximately 670 primarily were employed in various management, sales, and other corporate positions and approximately 604 were employed as drivers and operations personnel. Additionally, the Company had contracts with approximately 3,800 independent contractor drivers in its delivery operations in North America. The Company believes that its relations with its employees are good and the Company is not a party of any collective bargaining agreement.

Properties

As of April 2, 2005 The Company operated from 134 leased facilities in the United States and two leased facilities in Canada (not including customer-owned facilities). These facilities are principally used for distribution and warehousing operations. The table below summarizes the location of our current leased facilities within the United States:

State	Number of Leased Facilities	State	Number of Leased Facilities
Alabama	3	Nevada	1

Arizona	2	New Jersey	2

Arkansas	4	New Mexico	1

California	6	New York	13

Colorado	1	North Carolina	8

Connecticut	2	North Dakota	3

Florida	8	Ohio	1

Georgia	4	Oklahoma	4

Idaho	1	Oregon	1

Illinois	1	Pennsylvania	5

Indiana	1	South Carolina	2

Iowa	5	South Dakota	3

Kentucky	1	Tennessee	3

Louisiana	7	Texas	10

Maryland	1	Utah	1

Massachusetts	2	Virginia	7

Michigan	7	Washington	3

Minnesota	3	Wisconsin	3

Mississippi	4	Total facilities in U.S.	134

The Company’s corporate headquarters is located at One Morningside Drive North, Bldg. B, Suite 300, Westport, Connecticut 06880. The Company believes that its properties are well maintained, in good condition and adequate for its present needs. Furthermore, the Company believes that suitable additional or replacement space will be available when required.

As of April 2, 2005, the Company leased approximately 255 vehicles of various types through operating leases, which were operated by drivers employed by the Company. The Company also engages independent contractors who provide their own vehicles and are required to carry insurance coverage at levels dictated by the Company.

Aggregate rental expense, primarily for facilities, was approximately $18.6 million for the year ended July 3, 2004. Rental expense for the nine months ended April 2, 2005 was $10.8 million. See Note 10 to the Company’s Consolidated Financial Statements.

Legal Proceedings

The Company is a party to litigation and has claims asserted against it incidental to its business. Most of such claims are routine litigation that involve workers’ compensation claims, claims arising out of vehicle accidents and other claims arising out of the performance of same-day transportation services. The Company carries workers’ compensation insurance and auto liability coverage for its employees. The Company and its subsidiaries are also named as defendants in various employment-related lawsuits arising in the ordinary course of the business of the Company. The Company vigorously defends against all of the foregoing claims.

The Company has established reserves for litigation, which it believes are adequate. The Company reviews its litigation matters on a regular basis to evaluate the demands and likelihood of settlements and litigation related expenses. Based on this review, the Company does not believe that the pending active lawsuits, if resolved or settled unfavorably to the Company, would have a material adverse effect upon the Company’s balance sheet or results of operations. The Company has managed to fund settlements and litigation expenses through cash flow and believes that it will be able to do so going forward. Settlements and litigation expenses have not had a material impact on cash flow and the Company believes they will not have a material impact going forward.

The Company brought action against SVT, Inc (“SVT”), a company that had previously supplied significant information technology functions to Velocity. The Company successfully sought injunctive relief and money damages. SVT counterclaimed for amounts it said Velocity owed to SVT for services already provided. In the damage portion of the case SVT sought to recover approximately $2.5 million and Velocity sought in excess of $3.0 million. On December 3, 2004 the case settled in favor of SVT for $1.25 million, which was fully reserved, and payment was made by Velocity in January 2005.

On August 1, 2005, Velocity Express, Inc., a Delaware corporation (the “Company”), received notice from the Superior Court for the State of California, County of Santa Clara, that the Court had entered an order granting certain motions for summary judgment in the matter styled Velocity Express, Inc. v. Banc of America Commercial Finance Corporation, Banc of America Leasing and Capital, LLC, John Hancock Life Insurance Company and John Hancock Mezzanine Lenders, LP, Charles F. Short III, Sidewinder Holdings Ltd. and Sidewinder N. A. Ltd. Corp., case number 1-03-CV-81875. The court granted the motions for summary judgment against the Company filed by Banc of America Commercial Finance Corporation, Banc of America Leasing and Capital, LLC, John Hancock Life Insurance Company and John Hancock Mezzanine Lenders, LP, (“BOA/Hancock”) Charles F. Short III, Sidewinder Holdings Ltd. and Sidewinder N. A. Ltd. Corp. (“Sidewinder”). The motions sought to resolve the substantive liability issues in the case and to recover in excess of $10 million for breach of contract, fees, interest and other charges arising from a contract entered into in 1997 between Corporate Express Delivery Systems, Inc. and Mobile Information Systems, Inc. By granting the motions, the court did resolve the liability issues and hold that BOA/Hancock were entitled to recover the amounts sued for. The Company is reviewing its options for appeal and review. The court did not enter a judgment against the Company and continued the remaining outstanding motions to the trial court. The trial is scheduled to start on August 29, 2005 on the issues relating to the Company’s claims to recover approximately $300,000. Upon resolution of all outstanding liability and damage issues the Company may have a judgment entered against it for the amounts sought by BOA/Hancock, which could exceed $10 million. The existence of such a judgment would constitute a breach of certain financial covenants of the Company’s Amended and Restated Loan and Security Agreement, with Fleet Capital Corporation and Merrill Lynch Capital (the “Senior Lender”), and the Note Purchase Agreement, dated as of November 26, 2003, between the Company and BET Associates, LP (the “Subordinated Lender”). These may require waivers from both the Senior and Subordinated Lenders.

Cautionary Statements Regarding Pending Litigation and Claims

The Company’s statements above concerning pending litigation constitute forward-looking statements. Investors should consider that there are many important factors that could adversely affect the Company’s assumptions and the outcome of claims, and cause actual results to differ materially from those projected in the forward-looking statements. These factors include:

•	The Company has made estimates of its exposure in connection with the lawsuits and claims that have been made. As a result of litigation or settlement of cases, the actual amount of exposure in a given case could differ materially from that projected. In addition, in some instances, the Company’s liability for claims may increase or decrease depending upon the ultimate development of those claims.

•	In estimating the Company’s exposure to claims, the Company is relying upon its assessment of insurance coverages and the availability of insurance. In some instances insurers could contest their obligation to indemnify the Company for certain claims, based upon insurance policy exclusions or limitations. In addition, from time to time, in connection with routine litigation incidental to the Company’s business, plaintiffs may bring claims against the Company that may include undetermined amounts of punitive damages. The Company is currently not aware of any such punitive damages claim or claims in the aggregate which would exceed 10% of its current assets. Such punitive damages are not normally covered by insurance.

MANAGEMENT

The directors and executive officers of the Company are as follows:

Name	Age	Position
Vincent A. Wasik	60	Chairman of the Board & Chief Executive Officer
James G. Brown	40	Director
Alex Paluch	48	Director
Richard A. Kassar	57	Director
Leslie E. Grodd	58	Director
John J. Perkins	74	Director
Wesley C. Fredenburg	54	General Counsel and Secretary
Andrew B. Kronick	41	Senior Vice President, Sales
Kay Perry	45	Senior Vice President, Workforce Resources
Jeffrey Hendrickson	60	President and Chief Operating Officer
Daniel R. DeFazio	42	Chief Financial Officer

Vincent A. Wasik. Mr. Wasik was appointed as the Company’s Chairman of the Board in August 2001 and was further appointed the Company’s President and Chief Executive Officer on July 28, 2003. In 1995, Mr. Wasik co-founded MCG Global, a private equity firm sponsoring leveraged buyout acquisitions and growth capital investments and has served as Principal of MCG Global since that time. From 1988 to 1991, Mr. Wasik served as Chairman and CEO of National Car Rental System, Inc. From 1980 to 1983, he served as President and CEO of Holland America Line. Mr. Wasik currently serves as an advisory board member of Mitchells/Richards, the largest upscale clothing retailer in Connecticut.

James G. Brown. Mr. Brown was elected to the Company’s Board in July 2000. Mr. Brown is a founder and Managing Director of TH Lee Putnam Ventures, L.P., a $1 billion private equity fund focused exclusively on Internet and eCommerce companies. Previously, from 1995 to 1999, he served as a Senior Vice President and Industry Leader of GE Equity where he was responsible for strategic and financial investments in eCommerce/Internet, consumer services and media/entertainment companies. Prior to joining GE Equity, Mr. Brown worked with Lehman Brothers as a Vice President from 1994 to 1995. Before that, he served at Bain & Co., an international consulting firm, from 1992 to 1994. He began his career in the media industry, serving two years with A.C. Nielsen in research and two years with CBS Television Network in marketing. In addition to the Company, Mr. Brown is a director of HomePoint Corp., FaceTime Communications, Inc., Prescient Markets, RealPulse.com, Inc. and LN Holdings, Inc.

Alex Paluch. Mr. Paluch was appointed to the Board of Directors in August 2001. Mr. Paluch is a General Partner at East River Ventures Partnership, an investment firm, focused in part on emerging technology-driven companies. Mr. Paluch currently serves on the board of directors of Equity Enterprises, Inc.

Richard A. Kassar. Mr. Richard Kassar was appointed to the Board in August 2002. Mr. Kassar has been employed as Senior Vice President and Chief Financial Officer of The Meow Mix Company since February 2002. From May 2001 to January 2002, he was self-employed as a consultant to venture capital firms, advising them primarily on the acquisition of consumer brands. From December 1999 to May 2001, Mr. Kassar was employed as Co-President and Chief Financial Officer of Global Household Brands. From 1986 to December 1999, he was employed by Chock Full O’Nuts in various positions, and most recently served as Senior Vice President and Chief Operating Officer. Mr. Kassar also serves as a director for World Fuel Services, Inc.

Leslie E. Grodd. Mr. Leslie Grodd was appointed to the Board in January 2003. A Certified Public Accountant, Mr. Grodd has been a Principal in the law firm of Blazzard, Grodd & Hasenauer, P.C., Westport, Connecticut since 1974. Prior to forming the law firm, Mr. Grodd was associated with the firm of Coopers & Lybrand (now PricewaterhouseCoopers). Mr. Grodd is the former chair of both the Federal Tax Committee of the

Connecticut Society of Certified Public Accountants and the Executive Committee of the Tax Section of the Connecticut Bar Association. Mr. Grodd holds a Master of Business Administration Degree from New York University, a Bachelor of Arts Degree from the University of Vermont and a Juris Doctor Degree from the St. John’s University School of Law.

John J. Perkins. Mr. Perkins was appointed to the Board in August of 2004. Since 1984 Mr. Perkins has served as the President of International Insurance Group, Ltd. and is currently the Chairman of the Board of that company. Beginning in 1974 Mr. Perkins has also served as a Trustee of the City of Boston Retirement Fund. Between 1974 and 1984, Mr. Perkins was the President of Corroon and Black of Massachusetts. Additionally, Mr. Perkins is the President of Somerset Corporate Advisors, a financial advisory firm, and is a member of the Advisory board of Glasshouse Technologies, Aircuity, Inc., and Tuckerbrook Alternative Investments. Mr. Perkins is a graduate of Boston College with a degree in economics.

Wesley C. Fredenburg. Mr. Fredenburg was appointed General Counsel and Secretary of the Company in December 2000. Prior to joining the Company from February of 1997 until August 2000, Mr. Fredenburg served as General Counsel for the Automotive Rental Group of AutoNation, Inc. From December 1995 until February 1997, Mr. Fredenburg served as the General Counsel of National Car Rental Systems, Inc. Prior to that, he was a partner in the law firm of Crowe and Dunlevy.

Andrew B. Kronick. Mr. Kronick joined the Company in December 2001 as its Senior Vice President of National Accounts and Logistics Services. In fiscal 2004, Mr. Kronick was named Senior Vice President, Sales. Prior to joining the Company, from December 1999 to October 2001, Mr. Kronick served as President of Veredex Logistics and was co-founder of deliverEnow.com, both technology and same-day logistics solutions companies. Prior to that, from November 1995 to December 1999, he served as Corporate Vice President of Sales and Marketing of Consolidated Delivery & Logistics, a national provider of time-critical logistics solutions, a company of which he was a founding member.

Kay Perry. Ms. Perry joined the Company in February 2000 as its Director of Compensation and Benefits. In November 2001, she was named the Company’s Vice President of Compensation and Benefits. In September 2002, she was named Vice President Human Resources, and served in that capacity until August 2004 when she was named Senior Vice President, Workforce Resources. Prior to joining the Company, Ms. Perry was the Manager Compensation and Benefits for Fleetwood Retail Corporation.

Jeff Hendrickson. Mr. Hendrickson joined the Company in December 2003 as its President and Chief Operating Officer. Prior to joining Velocity Express, from June 2002 to December 2003, Mr. Hendrickson was President and Chief Executive Officer of Sport & Health Company, a privately held company headquartered in McLean, Virginia. From November 2000 to May 2002, Mr. Hendrickson was the President and Chief Operating Officer of BC Harris Publishing Company, Inc. From April 2000 until December 2000, Mr. Hendrickson served as Executive Vice President, Operations for Park N’ View, Inc. Park N’ View, Inc. filed for protection under Chapter 11 of the Federal Bankruptcy Laws in December 2000. He has also served in a senior executive capacity for such organizations as Brinks, Inc., National Car Rental System, Inc., Chase Manhattan Corporation, and Hertz Corporation.

Daniel R. DeFazio. Mr. DeFazio joined the Company in August 2004 as the Sr. Vice President, Finance and Controller. Mr. DeFazio is a seasoned finance executive with over 19 years of experience in challenging, highly competitive businesses. Mr. DeFazio most recently served as CFO and Financial Services Partner for Richards Capital & Associates in Miami, Florida. Prior to his role at Richards Capital & Associates, Mr. DeFazio functioned in the roles of CFO, COO and Executive Vice President at VirtualCom, Inc. He has also held other positions in finance with Xerox, Pitney Bowes and Pricewaterhouse Coopers. Mr. DeFazio has a Bachelor of Science from Ithaca College in Accounting and Economics, and is also a Certified Public Accountant.

There are no family relationships between directors or executive officers of the Company.

Audit Committee

The Company’s Audit Committee consists of the following individuals: Richard A. Kassar, Chairman, Leslie E. Grodd, and John J. Perkins. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that Richard A. Kassar is an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) rules. The members are independent and have met several times in discussion and review of the Company’s audit efforts.

Summary Compensation Table

The following table sets forth, for the fiscal years ended July 3, 2004, June 28, 2003 and June 29, 2002, the aggregate compensation paid or accrued with respect to the Company’s Chief Executive Officer and up to the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of July 3, 2004 (the “Named Executive Officers”), based upon salary and bonus earned by such executive officers and individuals in fiscal 2004.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Other Annual Compensation (2)	Restricted Stock Awards (3)		Securities Underlying Options (4)
Vincent A. Wasik (1) Chairman of the Board and Chief Executive Officer	2004 2003 2002	$510,000 — —	$13,965 — —	$	— 6,480 —	— — 12,500

Jeffry J. Parell (5) Chief Executive Officer	2004 2003 2002	81,490 346,827 334,556	405 4,925 6,828		— — —	— — 140,000

Andrew B. Kronick Senior Vice President, Sales	2004 2003 2002	253,077 195,923 103,846	— 3,245 3,821		— — —	365,764 — 10,000

Wesley C. Fredenburg General Counsel and Secretary	2004 2003 2002	237,981 216,346 221,397	— — 8,000		— — —	365,764 — 50,000

Jeffrey Hendrickson President and Chief Operating Officer	2004 2003 2002	161,538 — —	— — —		— — —	1,097,294 — —

Robert B. Lewis (5) Chief Financial Officer	2004 2003 2002	138,462 — —	— — —		— — —	1,097,294 — —

(1)	Mr. Wasik serves as the Company’s Chief Executive Officer pursuant to an agreement between the Company and MCG Global, LLC (“MCG”). Mr. Wasik is an owner and principal of MCG. His compensation is paid through MCG.
(2)	For 2004, includes health insurance premiums for Mr. Wasik and vehicle allowance for Mr. Parell. For 2003, represents vehicle allowance for Messrs. Parell and Kronick. In 2002, includes $6,209 for vehicle allowance and $619 for premiums on a term life insurance policy for Mr. Parell, a retention payment for Mr. Fredenburg agreed to upon the Company hiring Mr. Fredenburg in December 2000 as set forth in his employment contract, and vehicle allowance for Mr. Kronick.

(3)	For 2003 includes 9,000 shares of restricted stock granted to Mr. Wasik on February 21, 2003 for his service on the Board of Directors. The stock vested one year from the date of grant. On July 3, 2004, the aggregate value of the restricted stock holdings was $4,050.
(4)	In 2004, represents the number of shares of common stock underlying warrants granted. 333,333 warrants were granted to each of Messrs. Kronick and Fredenburg. The warrants have an exercise price of $0.01 per share, a term of seven years and are immediately exercisable after shareholder approval of the issuance of the warrants. 1,000,000 warrants were granted to both Messrs. Hendrickson and Lewis in connection with their offers of employment with the Company. The warrants have an exercise price of $0.01 per share, a term of seven years and are immediately exercisable. The warrants provide for additional shares of common stock upon exercise of the warrants in the event that the Company issues other equity instruments that would result in dilution to the holders of the warrants. As of July 3, 2004, each warrant is exercisable into 1.097 shares of common stock. In 2002, represents stock options granted with exercise prices equal to or not less than fair market value on the date of grant. In 2002, 5,000 options granted to Mr. Parell and 5,000 options granted to Mr. Fredenburg were granted outside the Company’s 1995 or 2000 Stock Option Plans. No SARs were granted in any of years presented.
(5)	Jeffrey J. Parell resigned from the Company effective July 28, 2003. Robert B. Lewis resigned from the Company effective July 30, 2004.

The following table sets forth information with respect to stock options and warrants granted to the Named Executive Officers in fiscal 2004:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Market Price on Date of Grant ($/Sh)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
						5% ($)	10% ($)	0% ($)
Andrew B. Kronick(2)	365,764	9.5%	$0.01	$0.85	2/12/2011	$1,489	$3,470	$307,242
Wesley C. Fredenburg(3)	365,764	9.5%	$0.01	$0.85	2/12/2011	1,489	3,470	307,242
Jeffrey Hendrickson(4)	1,097,294	28.6%	$0.01	$0.85	2/12/2011	4,467	10,410	921,727
Robert B. Lewis(5)	1,097,294	28.6%	$0.01	$0.85	2/12/2011	4,467	10,410	921,727

(1)	Potential realizable value is based on the assumption that the price of the common stock appreciates at the rates shown, compounded annually, from the date of grant until the end of the option term. The values are calculated in accordance with rules promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price appreciation.
(2)	In February 2004, Mr. Kronick was granted warrants to purchase 333,333 shares of common stock. The warrants are initially exercisable into one share of Common Stock per warrant, have an exercise price of $0.01 per share, a term of seven years and are immediately exercisable after shareholder approval of the issuance of the warrants. The warrants provide for additional shares of common stock upon exercise of the warrants in the event that the Company issues other equity instruments that would result in dilution to the holders of the warrants. In the event that the Company issues or sells any shares of common stock or securities convertible or exercisable for common stock for a consideration per share of common stock of less than the market price of the common stock, determined as of the date of the initial issue or sale, the exercise rate of the warrants shall be proportionately adjusted to prevent dilution. As of July 3, 2004, the warrants were exercisable into 365,764 shares of common stock.
(3)

In February 2004, Mr. Fredenburg was granted warrants to purchase 333,333 shares of common stock. The warrants are initially exercisable into one share of Common Stock per warrant, have an exercise price of $0.01 per share, a term of seven years and are immediately exercisable after shareholder approval of the issuance of the warrants. The warrants provide for additional shares of common stock upon exercise of the warrants in the event that the Company issues other equity instruments that would result in dilution to the holders of the warrants. In the event that the Company issues or sells any shares of common stock or securities convertible or exercisable for common stock for a consideration per share of common stock of less than the market price of the common stock, determined as of the date of the initial issue or sale, the exercise rate of the warrants shall be proportionately adjusted to prevent dilution. As of July 3, 2004, the warrants were exercisable into 365,764 shares of common stock.

(4)	In February 2004, Mr. Hendrickson was granted warrants to purchase 1,000,000 shares of common stock in connection with his offer of employment with the Company. The warrants are initially exercisable into one share of common stock per warrant, have an exercise price of $0.01 per share, a term of seven years and are immediately exercisable. The warrants provide for additional shares of common stock upon exercise of the warrants in the event that the Company issues other equity instruments that would result in dilution to the holders of the warrants. In the event that the Company issues or sells any shares of common stock or securities convertible or exercisable for common stock for a consideration per share of common stock of less than the market price of the common stock, determined as of the date of the initial issue or sale, the exercise rate of the warrants shall be proportionately adjusted to prevent dilution. As of July 3, 2004, the warrants were exercisable into 1,097,294 shares of common stock.
(5)	In February 2004, Mr. Lewis was granted warrants to purchase 1,000,000 shares of common stock in connection with his offer of employment with the Company. The warrants are initially exercisable into one share of common stock per warrant, have an exercise price of $0.01 per share, a term of seven years and are immediately exercisable. The warrants provide for additional shares of common stock upon exercise of the warrants in the event that the Company issues other equity instruments that would result in dilution to the holders of the warrants. In the event that the Company issues or sells any shares of common stock or securities convertible or exercisable for common stock for a consideration per share of common stock of less than the market price of the common stock, determined as of the date of the initial issue or sale, the exercise rate of the warrants shall be proportionately adjusted to prevent dilution. As of July 3, 2004, the warrants were exercisable into 1,097,294 shares of common stock.

The following table sets forth certain information regarding options and warrants to purchase shares of the Company’s common stock that were held by the Named Executive Officers in fiscal 2004. No such options or warrants were exercised during fiscal 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Number of Shares Underlying Unexercised Options at July 3, 2004		Value of Unexercised In-the- Money Options at July 3, 2004
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Vincent A. Wasik	12,500	—	$—	$—
Jeffry J. Parell	55,000	—	—	—
Andrew B. Kronick	6,666	369,098	—	175,891
Wesley C. Fredenburg	70,000	365,764	—	175,891
Jeffrey Hendrickson	1,097,294	—	527,674	—
Robert B. Lewis	1,097,294	—	527,674	—

COMPENSATION OF DIRECTORS

Cash Compensation. During the 4th quarter of fiscal 2005 directors’ compensation was modified to include a combination of cash and stock options. Only the outside directors will receive the cash portion of the compensation. Cash compensation for calendar 2004 was $91,000.

Stock Options and Restricted Stock. In February 1996, the Company adopted its 1996 Director Stock Option Plan. Until February 2002, each outside director was granted an option to purchase 3,000 shares of Common Stock for each year of service as a director. The term of each option granted under the plan was five years and the exercise price per share for stock granted under the plan was 100% of the fair market value per share on the date on which the respective option was granted.

Effective February 2002 on an annual basis, each director was granted 4,000 options, and the Chairman of the Board was granted an additional 2,000 options. Audit and Executive Committee members were granted 2,000 options, Compensation Committee members were granted 1,000 options, and Executive IT Committee members were granted 1,500 options. The chairperson of each committee received an additional 1,000 options. The term of each option granted under the plan was five years and the exercise price per share for stock granted under the plan was 100% of the fair market value per share on the date on which the respective option was granted.

Effective September 2002, directors and committee members were granted, on an annual basis, shares of restricted stock as compensation for board and committee service. The shares vested one year from the date of grant of the restricted stock. Directors were awarded 4,000 shares, and the Chairman of the Board was granted an additional 2,000 shares. Audit and Executive Committee members were granted 2,000 shares, Compensation Committee members were granted 1,000 shares, and Executive IT Committee members were granted 1,500 shares. The chairperson of each committee received an additional 1,000 shares.

Effective May 2004, directors and committee members were to be granted, on an annual basis, shares of restricted stock as compensation for board and committee service. The shares were to vest one year from the date of grant of the restricted stock. The number of shares of restricted stock was determined by dividing the amount of compensation by the closing price of the Company’s common stock on the date of grant according to the following compensation schedule. Directors were awarded $25,000, and the Chairman of the Board was granted an additional $12,500. Audit Committee members were granted $25,000. Executive and Compensation Committee members were granted $15,000, and Technology Committee members were granted $3,000. Effective October 23, 2004, Nominating Committee members were granted an additional $15,000. The chairperson of each committee received an additional $6,000. No grants were made under this schedule.

Effective April 14, 2005, directors and committee members are granted, on an annual basis, options to purchase shares of the Company’s common stock and, for certain members, cash as compensation for board and committee service. This compensation was also used to compensate directors for calendar year 2004. Only three directors, Richard Kassar, Leslie Grodd and John Perkins receive cash compensation. The cash compensation is made according to the following compensation schedule. Directors are awarded $10,000. Audit Committee members are granted $10,000 and the chairman receives an additional $4,000. Compensation Committee members are granted $8,000. Nominating Committee members are granted $8,000 and the chairperson receives an additional $3,000. The options shares vest one year from the date of grant and have an exercise price equal to the closing market price of the Company’s common stock on the day of the grant. The number of options granted is calculated by dividing the following amounts by the closing market price of the Company’s common stock on the day of the grant. Directors are $7,000 and the chairman is granted an additional $3,500. Audit Committee members are granted $7,000 and the chairman receives an additional $3,500. Compensation Committee members are granted $4,000 and the chairman receives an additional $1,000. Nominating Committee members are granted $4,000 and the chairperson receives an additional $1,000.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND

CHANGE IN CONTROL AGREEMENTS

The Company has employment contracts and severance agreements in effect with Vincent Wasik, its Chairman and Chief Executive Officer, Jeffry J. Parell, its former Chief Executive Officer, Wesley C. Fredenburg, its General Counsel and Secretary, Drew Kronick, its Senior Vice President, Sales, Jeffrey Hendrickson, its President, Chief Operating Officer and Robert Lewis, its former Chief Financial Officer and Daniel DeFazio, its current Chief Financial Officer. The Company’s Board of Directors appointed Mr. Wasik as the Company’s Chief Executive Officer on July 28, 2003, with the understanding that the Company and MCG Global, LLC (“MCG”) would enter into a Contractor Services Agreement for Mr. Wasik’s services as the Chief Executive Officer of the Company. On October 20, 2004, the Company and MCG entered into a Contractor Services Agreement, effective as of July 28, 2003 (the “Service Agreement”). Mr. Wasik is an owner and principal of MCG and was a stockholder and Chairman of the Board of the Company at the time this Services Agreement was authorized and entered into.

The Service Agreement sets forth the rights and duties of both the Company and Mr. Wasik and directs the Company’s Compensation Committee to establish, on an annual basis, Mr. Wasik’s compensation level and eligibility for salary increases, bonuses, benefits and grants of equity. The Service Agreement also allows Mr. Wasik to contract to provide similar services to other businesses as long as Mr. Wasik abides by his confidentiality obligations under the Service Agreement. Furthermore, the Company has agreed to indemnify and hold harmless MCG, its officers, directors, employees and agents, including Mr. Wasik, from liabilities arising out of any services rendered by MCG to the Company, other than as a result of gross negligence or willful misconduct. The Company also agreed to cause MCG and Mr. Wasik to be named as additional insured parties under its Directors and Officers Liability insurance policies. The Service Agreement does not contain any fixed term and may be terminated by either party at any time upon written notice. Other than payment of outstanding fees and expenses owed to MCG at termination, the Service Agreement does not contain any obligation upon the Company to pay severance in the event the agreement is terminated by the Company. In fiscal 2004, the Company recorded compensation expense of $510,000 to Mr. Wasik through MCG for these services.

The Company and Mr. Parell were parties to an employment agreement dated October 16, 2000, as amended on November 7, 2002, governing his employment with the Company. The agreement set forth Mr. Parell’s compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans. Pursuant to the agreement, Mr. Parell’s employment was voluntary and could be terminated by the Company with two months’ prior written notice, and by Mr. Parell with four months’ written notice. If the Company were to terminate Mr. Parell’s employment without cause or upon the happening of other events set forth in his employment agreement, Mr. Parell would receive an amount equal to his base salary per month at the end of each of the eighteen months following the date of his termination. The Company could immediately terminate Mr. Parell’s employment for cause upon written notice without any further obligation to Mr. Parell. The term of the original employment agreement was for two years, and the term of the amended agreement was also for two years, at which time, the agreement would automatically renew for a six-month term, unless either Executive or Company provides the other with written notice of intention not to renew at least ninety days prior to the expiration of the initial term, and at least sixty days prior to the expiration of any extension term. Effective July 28, 2003, Mr. Parell resigned his position with the Company.

The Company and Mr. Kronick are parties to an employment agreement dated November 28, 2001, governing his employment with the Company. The agreement sets forth Mr. Kronick’s compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans and the terms of a non-solicitation and non-competition agreement. Pursuant to the agreement, Mr. Kronick’s employment is voluntary and may be terminated by the Company with or without written notice, or by Mr. Kronick with two months’ prior notice. The agreement is not for a fixed period of time. If the agreement is terminated by the Company for reasons other than cause, the Company will pay Mr. Kronick an amount equal to his base salary per month at the end of each of the twelve months following the date of his termination. The Company may immediately terminate Mr. Kronick’s employment for cause upon written notice without any further obligation to Mr. Kronick.

The Company and Mr. Fredenburg are parties to an employment agreement dated November 15, 2003, governing his employment with the Company. The agreement sets forth Mr. Fredenburg’s compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans. Pursuant to the agreement, Mr. Fredenburg’s employment is voluntary and may be terminated by the Company with or without written notice, or by Mr. Fredenburg with two months’ prior notice. The agreement is for a period of two years and, at its expiration, can be renewed at the option of the Company. If the agreement is not renewed, the Company may, at its option and in exchange for Mr. Fredenburg executing a non-competition agreement, offer to pay an amount equal to his base salary per month at the end of each of the twelve months following the date of his termination. The Company may immediately terminate Mr. Fredenburg’s employment for cause upon written notice without any further obligation to Mr. Fredenburg.

The Company and Mr. Hendrickson are parties to an employment agreement dated December 15, 2003, governing his employment with the Company. The agreement sets forth Mr. Hendrickson’s compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans. Pursuant to the agreement, Mr. Hendrickson’s employment is voluntary and may be terminated by the Company with or without written notice, or by Mr. Hendrickson with two months’ prior notice. The agreement is for a period of two years and, at its expiration, can be renewed at the option of the Company. If the agreement is not renewed the Company will, in exchange for Mr. Hendrickson executing a non-competition agreement, offer to pay an amount equal to his base salary per month at the end of each of the twelve months following the date of his termination. The Company may immediately terminate Mr. Hendrickson’s employment for cause upon written notice without any further obligation to Mr. Hendrickson.

The Company and Mr. Lewis were parties to an employment agreement dated January 12, 2004, governing his employment with the Company. The agreement set forth Mr. Lewis’s compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans. Pursuant to the agreement, Mr. Lewis’s employment was voluntary and could be terminated by the Company with or without written notice, or by Mr. Lewis with two months’ prior notice. The agreement was for a period of two years and, at its expiration, could be renewed at the option of the Company. If the agreement was not renewed the Company would, in exchange for Mr. Lewis executing a non-competition agreement, offer to pay an amount equal to his base salary per month at the end of each of the twelve months following the date of his termination. The Company could immediately terminate Mr. Lewis’s employment for cause upon written notice without any further obligation to Mr. Lewis. Mr. Lewis left the Company voluntarily effective July 30, 2004.

On March 8, 2005, the Company entered into an Employment Agreement with Mr. DeFazio. The Employment Agreement with Mr. DeFazio is “at will” and, therefore, does not have a stated term, and may be terminated by the Company with or without written notice, or by Mr. DeFazio with 30 days’ prior written notice. The agreement sets forth Mr. DeFazio’s compensation level and eligibility for salary increases, bonuses, benefits, and option grants under stock purchase plans. The agreement also provides for Mr. DeFazio’s participation in the Company’s employee benefit programs and other benefits. In the event of termination of Mr. DeFazio’s employment by reason of his death or by his resignation for any reason, the Company shall provide payment to Mr. DeFazio of the earned but unpaid portion of his base salary through the termination date and the pro-rated portion of any bonus due Mr. DeFazio pursuant to any bonus plan or arrangement established prior to the termination of his employment. In the event Mr. DeFazio’s employment was terminated by the Company for cause (as defined in the Employment Agreement), the Company shall provide payment to Mr. DeFazio of the earned but unpaid portion of his base salary through the termination date. In the event Mr. DeFazio’s employment was terminated by the Company without cause, the Company will pay to Mr. DeFazio the earned but unpaid portion of his base salary through the termination date and offer Mr. DeFazio a severance option (the “Severance Option”). The Severance Option will entail the Company (i) paying Mr. DeFazio, as severance pay each month, for twelve consecutive months following the termination of his employment, beginning one month after termination from employment, Mr. DeFazio’s monthly base salary in effect at the time of separation, less customary withholdings; (ii) continuing to pay Mr. DeFazio’s group health and dental insurance coverage for the term of the severance payments or 12 months, whichever is greater; and (iii) causing the immediate vesting of any unvested stock options or stock grants held by Mr. DeFazio at the time of the termination of his employment. The Severance Option is conditioned on Mr. DeFazio executing the Company’s standard general release, without revocation, upon the termination of his employment, and for Mr. DeFazio to comply with a restrictive non-competition covenant for a period of twelve months.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of July 20, 2005, the Company had issued and outstanding 13,064,045 shares of Common Stock, 6,271,567 shares of Series M Preferred and 2,544,097 shares of Series N Preferred and 1,400,000 shares of Series O Preferred. The following tables contain certain information known to the Company regarding beneficial ownership of its outstanding voting securities as of December 23, 2004, by (i) each person who is known to the Company to own beneficially more than five percent of each class of the Company’s voting securities, (ii) each of the Company’s directors and nominee directors, (iii) each of the Company’s named executive officers, and (iv) all executive officers and directors as a group. Beneficial ownership listed in the tables below based on ownership of the Company’s convertible preferred shares reflects Common Stock equivalents. Each share of Common Stock is entitled to one vote. For purposes of voting as of July 20, 2005, each holder of Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock shall be entitled to vote a number of votes equal to the ratio of the Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock Stated Value to the Market Price multiplied by the number of shares held by such holder, rounded down to the nearest whole number.

On February 12, 2004, the Company granted 3,456,663 common stock warrants to certain members of the Company’s management. The warrants are initially exercisable into one share of common stock per warrant, have an exercise price of $0.01 per share and a term of seven years. Where the warrants were granted to management in connection with their offers of employment, the warrants are immediately exercisable. All other warrants are immediately exercisable after shareholder approval of the issuance of the warrants. These warrants, by their terms, provide for an anti-dilution adjustment to the number of shares of common stock into which the warrants are exercisable in the event that the Company issues other equity instruments that would result in dilution to the holders of the warrants. In the event the Company issues or sells any shares of common stock or securities convertible into or exercisable for common stock for a consideration per share of common stock of less than the market price of the common stock, determined as of the date of the initial issue or sale, the exercise rate of the warrants shall be proportionately adjusted to prevent dilution. As of December 23, 2004, each of these warrants was exercisable into 1.482 shares of common stock. Unless otherwise noted and subject to applicable community property laws, each person identified below has sole voting and investment power with respect to such shares and the address of each person identified below is Velocity Express Corporation, One Morningside Drive North, Building B, Suite 300, Westport, Connecticut 06880. Beneficial ownership is determined in accordance with the rules of the SEC and includes the class of capital stock identified on each table and securities convertible into or exercisable for the class of capital stock identified on each table owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days of April 28, 2005.

Reference made herein to TH Lee Putnam Ventures (“THLPV”) includes TH Lee Putnam Ventures, L.P., TH Lee Putnam Parallel Ventures, L.P., THLi Co Investment Partners, LLC, and Blue Star I, LLC.

Common Stock

Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned (1)
TH Lee Putnam Ventures (2) 200 Madison Avenue, Suite 2225, New York, NY 10016	11,065,586	79.9%

James G. Brown (3) 200 Madison Avenue, Suite 2225, New York, NY 10016	11,065,586	79.9%

Alexander I. Paluch (4)	382,426	2.9%
Vincent A. Wasik (5)	410,402	3.1%
East River Ventures II, LP (6) 645 Madison Avenue, Ste 2200, New York, NY 10022	350,507	2.7%

MCG Global LLC (7) One Morningside Drive N., Ste 200, Westport, CT 06880	166,128	1.3%

Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned (1)
Jeffrey Hendrickson 5674 Shaddlelee Lane W., Fort Meyers, FL 33919	16,254	*

Andrew B. Kronick (8)	11,085	*
Wesley C. Fredenburg (9)	7,358	*
Richard A. Kassar	280	*
Leslie E. Grodd	120	*
John J. Perkins	—	*
All directors and officers as a group (9 persons) (10)	11,893,781	83.4%

*	Represents less than 1%
(1)	Percentage of beneficial ownership is based on 13,064,045 shares of Common Stock outstanding as of [June 15, 2005]. Beneficial ownership based upon ownership of convertible preferred stock reflects Common Stock equivalents on an as-if-converted basis. Common Stock issuable pursuant to outstanding warrants, stock options and convertible preferred stock is deemed outstanding for computing the percentage of the holders thereof, but not for computing the percentage of any other person. More than one person may beneficially own the same shares.
(2)	Includes 10,274,604 shares of Common Stock, 547,857 shares of Common Stock issuable upon conversion of Series M Convertible Preferred, 242,777 shares of Common Stock issuable upon exercise of Warrants and 400 shares of Common Stock issuable upon exercisable of Options owned by THLPV.
(3)	Includes 270 restricted shares of Common Stock ownedy directly by Mr. Brown and 11,065,586 shares of Common Stock and shares issuable into Common Stock beneficially owned by THLPV, for which Mr. Brown disclaims beneficial ownership.
(4)	Consists of (i) 17,912 shares of Common Stock, 10,881 shares of Common Stock issuable upon conversion of Series M Preferred Stock and 548 shares of Common Stock issuable upon exercise of Warrants owned directly by Mr. Paluch; (ii) 273,557 shares of Common Stock, 68,012 shares of Common Stock issuable upon conversion of Series M Preferred Stock and 8,938 shares of Common Stock issuable upon exercise of Warrants owned by East River Ventures II, LP; and (iii) 2,371 shares of Common Stock and 207 shares of Common Stock issuable upon exercise of Warrants owned by ERV Partners LLC.
(5)	Consists of (i) 98,961 shares of Common Stock, 136,951 shares of Common Stock issuable upon conversion of Series M Preferred Stock, 7,932 shares of Common Stock issuable upon exercise of Warrants, 250 shares of Common Stock issuable upon exercise of Options and 180 shares of restricted stock owned directly by Mr. Wasik; (ii) 161,353 shares of Common Stock and 4,755 shares of Common Stock issuable upon exercise of Warrants owned by MCG Global LLC.
(6)	Consists of 273,557 shares of Common Stock, 68,012 shares of Common Stock issuable upon conversion of Series M Preferred Stock and 8,938 shares of Common Stock issuable upon exercise of Warrants.
(7)	Consists of 161,353 shares of Common Stock and 4,775 shares issuable upon exercise of Warrants.
(8)	Consists of 10,760 shares of Common Stock, 1,400 shares issuable upon exercise of Options, 234 shares issuable upon exercise of Warrants.
(9)	Consists of 5,724 shares of Common Stock owned directly, 1,400 shares issuable upon exercise of Options, 234 shares issuable upon exercise of Warrants.
(10)	Consists of an aggregate of 10,861,896 shares of Common Stock, 450 shares of restricted stock, 763,649 shares of Common Stock issuable upon conversion of Series M Preferred Stock 267,786 shares issuable pursuant to presently exercisable Options and Warrants directly owned by directors and officers, 11,065,586 shares beneficially owned by THLPV (for which Messrs. Brown disclaim beneficial ownership) 350,507 shares beneficially owned by East River Ventures II LP (for which Mr. Paluch disclaims beneficial ownership), 2,578 shares owned by ERV Partners LLC (for which Mr. Paluch disclaims beneficial ownership), 166,128 shares beneficially owned by MCG Global LLC.

Series M Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned (1)
Pequot (2) 500 Nyala Farm Road, Westport, CT 06880	79,999,839	28.1%
Scorpion Capital Partners, L.P. (3) 245 Fifth Avene, 25th Floor, New York, NY 10016	78,657,244	27.6%
Special Situations Private Equity Fund, L.P. (4) 153 E. 53rd Street, 55th Floor, New York, NY 10022	40,684,781	14.3%
Special Situations Fund III, L.P. (4) 153 E. 53rd Street, 55th Floor, New York, NY 10022	30,513,586	10.7%
TH Lee Putnam Ventures (5) 200 Madison Avenue, Suite 2225, New York, NY 10016	27,123,187	9.5%
James G. Brown (6) 200 Madison Avenue, Suite 2225, New York, NY 10016	27,123,187	9.5%
Douglas Hsieh (6) 200 Madison Avenue, Suite 2225, New York, NY 10016	27,123,187	9.5%
Vincent A. Wasik	6,780,797	2.4%
Alex Paluch	—	0%
Richard A. Kassar	—	0%
Leslie E. Grodd	—	0%
John J. Perkins	—	0%
Wesley C. Fredenburg	—	0%
Andrew B. Kronick	—	0%
Jeffrey Hendrickson	—	0%
Robert B. Lewis	—	0%
Jeffry J. Parell	—	0%
All directors and executive officers as a group (11 persons) (7)	33,903,984	11.9%

(1)	For purposes of the Series M Preferred, the term “ownership” refers to the right to receive shares of Series M Preferred upon shareholder approval of the issuance of the Series M Preferred, and percentage owned refers to the beneficial ownership of each person’s right to receive shares of Series M Preferred based on 284,793,462 shares of Series M Preferred issued as of December 23, 2004, which are convertible into an aggregate of 284,793,462 shares of Common Stock. More than one person may be beneficially entitled to the same shares.
(2)	Includes the right to receive 39,431,690 shares by Pequot Scott Fund, L.P., the right to receive 23,389,679 shares by Pequot Navigator Onshore Fund, L.P. and the right to receive 17,178,470 shares by Pequot Navigator Offshore Fund, Inc.
(3)	Includes the right to receive 67,807,970 shares by Scorpion Capital Partners, L.P. and the right to receive 10,849,274 shares by Scorpion Acquisition.
(4)	MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.
(5)	Includes the right to receive 14,962,602 shares by TH Lee Putnam Ventures, L.P., the right to receive 10,945,413 shares by TH Lee Putnam Parallel Ventures, L.P., the right to receive 876,160 shares by THLi Co Investment Partners, LLC, and the right to receive 339,012 shares by Blue Star I, LLC.
(6)	Consists of the right to receive shares by TH Lee Putnam Ventures, for which Messrs. Brown and Hsieh disclaim beneficial ownership.
(7)	Consists of (i) the right to receive 6,780,797 shares by officers and directors; and (ii) the right to receive 27,123,187 shares by THLPV, for which Messrs. Brown and Hsieh disclaim beneficial ownership.

Series N Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned (1)
Crestview Capital Master, LLC (1)	949,796	37.3%
SF Capital Partners Ltd	542,741	21.3%
Leon Frenkel	271,370	10.7%
Scorpion Capital Partners, LP	203,528	8.0%
Cordillera Fund, LP	189,959	7.5%
Gryphon Partners, LP	162,822	6.4%
GSSF Master Fund, LP	81,411	3.2%
Andrew Boszhardt, Jr.	50,204	2.0%
Andrew Boszhardt, Jr. (IRA Account)	50,204	2.0%
Bristol Investment Fund Ltd.	42,062	1.7%

	2,544,097	100.0%

(1)	Percentage of beneficial ownership is based on 2,544,097 shares of Series N Preferred Stock outstanding as of May 10, 2005, which are convertible into an aggregate of 2,544,097 shares of Common Stock. More than one person may be beneficially entitled to the same shares.

Series O Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned (1)
Gryphon Master Fund, L.P.	250,000	17.9%
GSSF Master Fund, LP	125,000	9.0%
Andrew Boszhardt	150,000	10.7%
BNS Long Short Fund	100,000	7.1%
Canadian Peso	50,000	3.5%
William S. Lapp	75,000	5.3%
Bristol Investment Fund, Ltd.	225,000	16.1%
Nite Capital, LP	175,000	12.5%
Smithfield Fiduciary, LLC	125,000	9.0%
RFJM Partners LLC	125,000	9.0%

	1,400,000	100%

(1)	Percentage of beneficial ownership is based on 1,400,000 shares of Series O Preferred Stock outstanding as of July 20, 2005, which are convertible into an aggregate of 1,400,000 shares of Common Stock. More than one person may be beneficially entitled to the same shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

Issuance of Series M Convertible Preferred Stock

Pursuant to a Stock Purchase Agreement entered into on December 21, 2004, the Company contracted to issue, upon shareholder approval of its issuance and certain other related proposals, 284,793,462 shares of Series M Convertible Preferred Stock (“Series M Preferred”) for $0.0737 per share for net proceeds of $21.0 million. Of the total proceeds, $20.7 million was received in cash, and $300,000 was in exchange for services performed for the Company. The initial conversion price of the Series M Preferred was $0. 0737, and, at the time the Stock Purchase Agreement was entered into, each share of Series M Preferred was convertible into one share of the Company’s common stock.

The Company sold the Series M Preferred to the following directors, officers and/or beneficial owners of 5% or more of any class of the Company’s voting securities: TH Lee Putnam Ventures holds more than 5% of each of Common Stock. Two of its executive officers are also serving on the Company’s Board. Vincent Wasik, the founder and principal of MCG Global LLC and the Chairman of the Board and CEO, owns more than 5% of Common Stock.

Name of Beneficial Owner	Number of Shares of Series M Preferred
TH Lee Putnam Ventures (1)	27,123,187
Vincent Wasik	6,780,797

(1)	Two of the Company’s directors, Messrs. James G. Brown and Douglas Hsieh, are executive officers of TH Lee Putnam Ventures. Both Messrs. Brown and Hsieh disclaim beneficial ownership of these shares.

Warrant to Purchase Common Stock

As part of the Series M Preferred private placement, THLPV agreed to extend for a two-year period the July 1, 2004 capital contribution agreement previously entered into between THLPV and the Company’s lenders in support of the Company’s revolving credit facility. Under the terms of the capital contribution agreement, in the event that THLPV elects to not provide further financial support for the Company, THLPV is required to notify the Company’s lenders of such decision and provide specific levels of financial support for a thirty-day period following the notification. In exchange for entering into the capital contribution agreement, the lenders agreed to waive certain financial covenants under the Company’s credit facilities. At the time, THLPV did not receive any compensation in exchange for entering into the capital contribution agreement. As part of the extension of the capital contribution agreement, the Company agreed to issue to THLPV, subject to shareholder approval which granted on February 14, 2005, a warrant to purchase 9,677,553 pre-reverse stock split shares of common stock. The term of the warrant will be five years, and the warrant will have an exercise price of $0.0001 per share. Due to the value of the warrant, the Company recorded $2.3 million as a deferred financing cost.

Issuance of Series N Convertible Preferred Stock

Pursuant to a Stock Purchase Agreement entered into on April 28, 2005, the Company contracted to issue to nine institutional and accredited investors 2,544,097 shares of Series N Convertible Preferred Stock (“Series N Preferred”) for $3.685 per share for net proceeds of $9,375,000. Each share of Series N Preferred is convertible into one share of the Company’s common stock, and had an initial conversion price of $3.685 per share subject to certain adjustments.

Issuance of Series O Convertible Preferred Stock

Pursuant to a Stock Purchase Agreement entered into on July 20, 2005, the Company contracted to issue to seven institutional and accredited investors 1,400,000 shares of Series O Convertible Preferred Stock (“Series O Preferred”) for $4.00 per share for net proceeds of $5.6 million. Each share of Series O Preferred is convertible into one share of the Company’s common stock, and had an initial conversion price of $4.00 per share subject to certain adjustments.

Contracts and Arrangements with MCG Global, LLC

The Company has entered into Contractor Services Agreement (the “agreement”) with MCG Global, LLC and its related entities (“MCG”), effective as of July 27, 2003 under which Vincent A. Wasik provides all services as Chief Executive Officer of the Company. Vincent A. Wasik was a shareholder and Chairman of the Board of the Company at the time the agreement was entered into. The agreement provides that the Compensation Committee on an annual basis shall establish the compensation for these services. On January 15, 2005 the Compensation Committee modified the agreement with MCG by eliminating the grant of warrants to purchase shares of the Company’s common stock. In fiscal 2004, the Company recorded compensation expense of $510,000 for these services.

The Company subleases a portion of its headquarters office space in Westport Connecticut from MCG. The sublease agreement was approved by the Company’s Audit Committee who determined that the terms of the sublease were at market rates. The Company also reimburses MCG for limited use of MCG’s personnel and for office expenses.

The Company has an agency relationship with Peritas, LLC (“Peritas”), a vehicle rental company wholly-owned by TH Lee Putnam Ventures (“THLPV”). Peritas was initially formed and owned by MCG Global, LLC. The founder and principal of MCG Global LLC is Vincent Wasik, the Chairman of the Board and CEO of the Company. MCG established Peritas to accommodate the Company’s need for the Peritas services pending a new owner. Neither MCG nor Mr. Wasik has received any revenue, compensation or benefit from short-term ownership or management of Peritas, and Peritas was transferred to THLPV for no compensation or consideration. The business of Peritas is to rent delivery vehicles to independent contractors who perform services for the Company and other companies. On May 30, 2005, the Company and Peritas entered into a revised Agency Agreement whereby the Company acts as an agent for Peritas for the purposes of vehicle rentals. The term of the agreement is for ten years. The services performed by the Company under the Agency Agreement include renting the vehicles to independent contractors, maintenance of the vehicles, collecting the rental fees and delivering the fees to Peritas. Under the revised Agency Agreement, the Company will share in the excess of amounts collected from independent contractor rental receipts which exceed the Company’s minimum monthly rental guarantee to Peritas of $507.50 bi-weekly per in-service Peritas vehicle as defined under the revised Agency Agreement. The Company is currently evaluating the criteria in FIN 46R to determine if the minimum monthly rental guarantee to Peritas meets any condition to consolidate Peritas in its fiscal 2005 year-end consolidated financial statements. Under the previous agreement the Company had collected rental revenues for Peritas and received compensation in the form of administrative fees. The Company’s Audit Committee approved the business relationship between the Company and Peritas.

THLPV provides the Company with a standby Letter of Credit guarantee of $7.5 million in support of the Company’s revolving credit facility.

SELLING STOCKHOLDERS

Set forth below is the name of each Selling Shareholder and the amount of Common Stock owned by each. All such shares are to be offered for sale pursuant to the registration statement of which this prospectus is a part, so that if all such shares are sold, the Selling Shareholders will own none of our shares. For information concerning material relationships between Selling Shareholders and the Company, see “Certain Relationships and Related Transactions.”

Holder	Address	Common Stock

Alliance Financial, LLC	310 Little Elk Creek Avenue Snowmass, CO 81654	9,185

Baltazar, Edwin	One Morningside Drive Westport, CT 06880	600

Baltazar, Jerome	One Morningside Drive Westport, CT 06880	50

Bassett-Parkins, David	11494 Orchila Street Cypress, CA 90630	27,184

BLG Ventures LLC	200 Madison Avenue, Suite 2225 New York, NY 10016	4,000

Thomas H. Lee	200 Madison Avenue, Suite 2225 New York, NY 10016	140,486

BNS Long Short Fund	660 Madison Ave, 14th Floor, NY NY 10021	233,756

Boszhardt, Andrew K Jr.	660 Madison Ave., 14th Floor New York, NY 10021	376,357

Boszhardt, Daniel S.	660 Madison Ave., 14th Floor New York, NY 10021	1,976

Boszhardt, Jr. IRA	660 Madison Ave., 14th Floor New York, NY 10021	55,264

BPEF 2 Pegasus Limited	33 Riverside Ave., 5th Floor Westport, CT 06880	209,549

Bristol Investment Fund Ltd	10990 Wilshire Advisors #1410 Los Angeles, CA 90024	300,399

Canadian Peso	already in the S-1	56,322

Carozza, Walter	645 Madison Ave., Ste 1200 New York, NY 10022	548

Cavaliere, Michelle	74 Riverview Ave. North Arlington, NJ 07031	812

CCS Group, LLC	1 Sunset Drive Chappaqua, NY 10514	12,000

Clark, Courtney	310 Stevens Street Aspen, CO 81612	3,061

Cordillera Fund LP	8201 Preston Road, Ste 400 Dallas, TX 75225	212,002

Holder	Address	Common Stock

Crestview Capital Master, LLC	95 Revere Drive, Suite A Northbrook, IL 60062	1,074,671

Cristaldi, Steve	4511 N. Himes Ave., Suite 210 Tampa, FL 33614	7,905

Dibiasio, Adolf R.	26 Highview Road Daien, CT 06820	97,423

Duffy, John	6244 Riverside Drive Atlanta, GA 30328	84,623

East River Ventures II LP	645 Madison Ave., Suite 1200 New York, NY 10022	358,397

Einck, Sandra	4005 Palm Tree Blvd. Cape Coral, FL 33904	45,042

Elsner, Charles Jr.	Schtzenstr. 91 CH-6438 Ibach, Switzerland	5,443

Elsner, Charles Sr.	Schtzenstr. 91 CH-6438 Ibach, Switzerland	5,443

EMN Investments, LLC	Schtzenstr. 91 CH-6438 Ibach, Switzerland	4,941

ERV Partners, LLC	645 Madison Ave., Ste 1200 New York, NY 10022	2,578

Essex Investments	206 Chestnut Hill Road Chestnut Hill, MA 02467	1,104

Ewing, Stephen	20 Lola Lane Pawling, NY 12564	16,282

Fredenburg, Wesley	833 Great Oaks Trail Eagan, MN 55123	12,625

Frenkel, Leon	401 City Avenue, #800 BalaCynwyd, PA 19004	302,863

Glasgold, Mark	45 Cleveland Lane Princeton, NJ 08540	19,764

Gryphon Master Fund, L.P.	100 Crescent Court, #475 Dallas, TX 75201	281,620

Gryphon Partners, LP	100 Crescent Court #490 Dallas, TX 75201	181,715

GSSF Master Fund, LP	100 Crescent Court, #490 Dallas, TX 75201	231,666

Hendrickson, Jeffrey	One Morningside Dr. N., Ste 200 Westport, CT 06880	36,254

Hughlet, Mel	8201 LaPorte Freeway Houston, TX 77012	812

Hughlett, Sue		4,063

Jacobs, Mike	6365 209th St. N. Forest Lake, MN 55025	732

Holder	Address	Common Stock

Jess S. Morgan & Company, Inc.	5750 Wilshire Blvd., Suite 590 Los Angeles, CA 90036	44,252

Jossen, Richard	2 Twin Oaks Lane Westport, CT 06880	1,906

Keairnes, Scot	5704 Business Park San Antonio, TX 78218	1,787

Kennedy Capital Investments LLC	2100 First National Center Oklahoma City, OK 73102	5,443

Kennedy, John	2100 First National Center Oklahoma City, OK 73102	12,295

Kesselman, Mark		16,282

Kerrigan, Sarah	3721 Tangley Houston, TX 77005	272

Kipperman, Robert	2100 First National Center Oklahoma City, OK 73102	3,278

Koehler, Marty (Heinz)	150 Charleston Circle Roswell, GA 30076	8,127

Kronick, Drew	554 Lenox Ave Westfield, NJ 07090	17,552

Lapp, William S.	12840 11th Avenue North Plymouth, MN 55441	247,094

Lassiter, Kathryn R.	284 Highview Drive Chapel Hill, NC 27514	708

Leighton, Steve	7540 Woodhaven Dr. North Richland Hills, TX 76180	2,438

Lewis, Robert	55 Tanners Drive Wilton, CT 06897	20,000

Luther, Michael	1315 Ridgewood Avenue Omaha, NE 68124	35,583

Marcurda, Brucve		8,000

Marsalisi, John	22 White Oak Lane Stamford, CT 06950	7,000

Marshall & Ilsley Trust Company N.A. as Trustee of the Lapp, Libra, Thomson, Stoebner & Pusch Money Purchase Pension Plan FBO: William S. Lapp		4,447

McDonnell, Kathleen	10 Ginger Court Princeton, NJ 08540	6,162

MCG Global	One Morningside Dr. N., Ste 200 Westport, CT 06880	166,128

MCG-USHP		900

Miller, Locke	302 Long Point Dr. Portland, TX 78374	487

Holder	Address	Common Stock

Miller, Mark	235 Radlett Lane Alpharetta, GA 30022	9,976

Mirza, Ray A.	218 E. 29th St., Apt. 8 New York, NY 10016	16,791

Mirza, Saiyed I.	645 Madison Ave., Ste 1200 New York, NY 10022	1,576

Morgan Stanley DW Inc Cust For Steven Cristaldi IRA	4511 N. Himes Ave., Suite 210 Tampa, FL 33614	6,069

Murrary, Doug	575 South 300 E. Kaysville, UT 84037	2,438

Nelson, Bill	1438 Third Avenue, #24B New York, NY 10028	2,678

Neslund, Richard	15210 Wayzata Blvd. Wayzata, MN 55391	427,108

Ngo, Hanh M.	11494 Orchila Street Cypress, CA 90630	3,483

Nite Capital, LP	9 west 57th St., 27th Flr, NewYork, New York 10019	197,133

Palm Beach Overseas Investors Limited	805 Third Avenue, 156th Floor New York, NY 10022	61,134

Paluch, Alexander	645 Madison Ave., Ste 1200 New York, NY 10022	30,603

Pequot Mariner Master Fund, L.P.	500 Nyala Fram Road Westport, CT 06880	527,220

Pequot Navigator Offshore Fund, Inc.	500 Nyala Fram Road Westport, CT 06880	387,216

Pequot Scout Fund, L.P.	500 Nyala Fram Road Westport, CT 06880	888,826

Perkins Richard W. Trustee	730 Lake Street Wayzata, MN 55391	35

Perkins, Daniel S. & Patrice M. JT WROS	730 Lake Street Wayzata, MN 55391	9,296

Perkins, Richard C	730 Lake Street Wayzata, MN 55391	35

Perry, Kay	5003 Willowbend Houston, TX 77035	6,584

Pommerening, Dieter	Colonnaden 39 20354 Hamburg, Germany	3,030

Premium Series PCC Limited	500 Nyala Road Westport, CT 06880	30,872

Pyramid Partners, L.P.	c/o Perkins Cap. Mgmt, 730 E Lake St., Wayzata, MN 55391	11,975

Ray, Margaret	2011 St. Andrews Rd. Greensboro, NC 27408	671

Holder	Address	Common Stock

Reynen, Larry	6225 Oakmont Place Stuart, FL 34997	2,438

Reynen, Robert	400 Spring Line Drive Naples, FL 34102	61,926

Reynen, Timothy	3100 NE 29th St., Suite 400 Ft. Lauderdale, FL 33308	6,390

RFJM Partners LLC	100 Crescent Court, #475, Dallas, TX 75201	140,809

Rizzo, Ray	153 Greencrest Drive Pnte Vedra Beach, FL 33308	5,334

Ruccio, Michael	PO Box 252 Southwick, MA 01077	1,219

Samis, Mike	1500 Huntington Oklahoma City, OK 73116	12,295

Schlitgen Lisa	7803 Glenroy Road Bloiominton,m MN 55439	2,000

SCM Special Values Fund, LP	660 Madison Ave., 14th Floor New York, NY 10021	11,858

Scorpion Acquisition, LLC	200 Madison Avenue New York, NY 10016	244,550

Scorpion Capital Partners, L.P.	245 Fifth Avenue, 25th Flr. New York, NY 10016	1,755,601

SF Capital Partners Ltd.	c/o Stark Offshore Management, LLC 3600 South Lake Drive St. Francis, WI 53235	605,728

Smithfield Fiduciary, LLC	900 Third Avenue, NY, NY 10022	140,809

Southern Cross Capital LLC	33 Riverside Avenue Westport, CT 06880	6,250

Special Situations Cayman Fund, L.P.	153 E. 53rd St, 55th Floor New York, NY 10022	226,452

Special Situations Fund III, L.P.	153 E. 53rd St, 55th Floor New York, NY 10022	687,804

Special Situations Private Equity Fund, L.P.	153 E. 53rd St, 55th Floor New York, NY 10022	917,071

Steinmetz, John	33 Fairchild Road Sharon, CT 06069	39,600

Stevens, Dan	5 Tamarack Drive Denver, PA 17517	1,642

Stonehouse, Garrett	One Morningside Dr. N., Ste 200 Westport, CT 06880	2,722

Swindells, Ted	139 24th Avenue San Francisco, CA 94121	3,500

Holder	Address	Common Stock

TH Lee Putnam Parallel Ventures LP	200 Madison Avenue, Suite 2225 New York, NY 10016	4,388,586

TH Lee Putnam Ventures LP	200 Madison Avenue, Suite 2225 New York, NY 10016	6,236,437

THLi Co Investment Partners LLC	200 Madison Avenue, Suite 2225 New York, NY 10016	363,250

Turner, Greg	398 Bobolink Dr. Bloomingdale, IL 60108	3,901

Wasik, Vincent	One Morningside Dr. N., Ste 200 Westport, CT 06880	259,735

Wojcinski, Michael	11011 N. 92nd St., #2094 Scottsdale, AZ 85260	487

TOTALS		23,782,801

PLAN OF DISTRIBUTION

We are registering these shares on behalf of the selling shareholders. As used in this prospectus, the term “selling shareholders” includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. The selling shareholders will offer and sell the shares to which this prospectus relates for their own accounts. We will not receive any proceeds from the sale of the shares. We will bear all fees and expenses in connection with the registration of the shares. Fees and expenses of any attorneys or other advisors retained by the selling shareholders in connection with the registration shall be borne by the selling shareholders.

The selling shareholders may offer and sell the shares from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ SmallCap Market, in transactions directly with market makers or in privately negotiated transactions, through put or call option transactions, through short sales, or a combination of these methods of sale, at prices relating to prevailing market prices or at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders regarding the sale of their shares, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. There is no assurance that the selling shareholders will sell any or all of the shares that they offer.

The selling shareholders and any brokers or dealers who participate in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions received by them and any profits realized by them on the resale of shares may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that their sales in the market must comply with the requirements of the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The selling shareholders may also resell all or a portion of these shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed if required.

DESCRIPTION OF OUR CAPITAL STOCK

The Company’s Amended and Restated Certificate of Incorporation currently authorizes the issuance of 999,515,270 shares of capital stock, consisting of 654,276,115 shares of Common Stock and 345,239,155 shares of Preferred Stock, par value $.004 per share (“Preferred Stock”). As of May 10, 2005, the Company had: 13,064,045 shares of Common Stock outstanding; 23,098 shares reserved for future issuance under the Company’s stock-based plans; 449,691 shares reserved for issuance under the Company’s outstanding common stock warrants; 6,271,567 shares reserved for issuance upon conversion of Series M Preferred; 2,544,097 shares reserved for issuance upon conversion of Series N Preferred, and 1,400,000 shares reserved for issuance upon conversion of Series O Preferred. Based on the foregoing number of outstanding and reserved shares of Common Stock, the Company currently has 640,739,281 shares of authorized but unissued and unreserved Common Stock remaining available for other purposes and 336,423,491 shares of authorized but unissued and unreserved Preferred Stock remaining available for other purposes.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders, except as otherwise required by law and subject to the rights of any preferred stock we may issue in the future. The holders of our common stock are generally entitled to vote on amendments to our articles of incorporation, except for the designation of a series of preferred stock out of our authorized preferred stock. There are no cumulative voting rights for the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock will be entitled to elect all of our directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive such dividends, if any, as may be declared by our board of directors out of funds legally available for dividends. In the event of liquidation, dissolution or winding up of us, the holders of our common stock are entitled to share ratably in all assets remaining after payment of or provision for our liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

The Company now has only one class of capital stock outstanding entitled to be voted at the Annual Meeting, common stock with voting rights.

Preferred Stock

Pursuant to our articles of incorporation, our board of directors has the authority, without action by our shareholders, to issue up to 345,239,155 shares of Preferred Stock. The board of directors may issue this stock from time to time in one or more series and may fix the rights, preferences, privileges and restrictions of each series of preferred stock. Some of the rights and preferences that our board of directors may designate include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The board of directors may determine the number of shares constituting any series and the designation of such series. Any or all of the rights and preferences selected by our board of directors for any series of Preferred Stock may be greater than the rights of the common stock. The issuance of Preferred Stock could adversely affect, among other things, the voting power of holders of common stock and the likelihood that shareholders will receive dividend payments and payments upon our liquidation, dissolution or winding up.

Transfer Agent and Registrar

The Transfer Agent and Registrar with respect to the common stock is Computershare Investor Services, LLC in Chicago, Illinois.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus has been passed upon by Wesley C. Fredenburg, General Counsel and Secretary of the Company.

EXPERTS

The consolidated financial statements of Velocity Express Corporation at July 3, 2004 and June 28, 2003, and for each of the three years in the period ended July 3, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of The NASDAQ SmallCap Market.

We have filed with the SEC a registration statement on Form S-1 to register the stock to be sold in connection with this prospectus. As permitted by the rules and regulations of the SEC, this prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and the securities offered under this prospectus, reference is made to the registration statement and the attached exhibits and schedules. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus may be summary in nature and in each instance reference is made to the copy of this contract or other document filed as an exhibit to the registration statement and each statement is qualified in all respects by this reference, including the exhibits and schedules filed therewith. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders should not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement. Our business, financial condition, results of operations and prospectus may have changed since that date.

INDEX TO FINANCIAL STATEMENT S

Page
Unaudited Consolidated Financial Statements as of April 2, 2005 and March 27, 2004, and for the nine months then ended

Consolidated Balance Sheet (unaudited)	F-2

Consolidated Statements of Operations (unaudited)	F-3

Consolidated Statement of Shareholders’ Equity (unaudited)	F-4

Consolidated Statements of Cash Flows (unaudited)	F-6

Notes to Unaudited Consolidated Financial Statements	F-7

Audited Consolidated Financial Statements as of July 3, 2004 and June 28, 2003, and for each of the three fiscal years ending with the fiscal year ended July 3, 2004

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	F-17

Consolidated Balance Sheets	F-18

Consolidated Statements of Operations	F-19

Consolidated Statement of Shareholders’ Equity	F-20

Consolidated Statements of Cash Flows	F-22

Notes to Consolidated Financial Statements	F-23

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value)

	April 2, 2005	July 3, 2004
	(unaudited)
ASSETS

Current assets:
Cash	$5,874	$1,220
Accounts receivable, net of allowance of $5,339 and $4,743 at April 2, 2005 and July 3, 2004, respectively	26,531	27,419
Accounts receivable—other	1,155	592
Prepaid workers’ compensation and auto liability insurance	5,127	6,289
Other prepaid expenses	741	2,185
Other current assets (including deferred financing costs)	1,364	317

Total current assets	40,792	38,022

Property and equipment, net	10,553	11,362
Goodwill	42,830	42,830
Deferred financing costs, net	1,088	235
Other assets	1,287	1,227

Total assets	$96,550	$93,676

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$20,694	$26,481
Accrued insurance and claims	4,013	3,697
Accrued wages and benefits	2,564	3,738
Accrued legal and claims	1,880	2,926
Due to related parties	3,564	3,625
Other accrued liabilities	1,240	2,090
Current portion of long-term debt	32,244	31,008

Total current liabilities	66,199	73,565

Long-term debt less current portion	3,379	5,235
Accrued insurance and claims	4,270	8,400

Shareholders’ equity:
Preferred stock, $0.004 par value, 345,239 shares authorized 6,272 and 32,919 shares issued and outstanding at April 2, 2005 and July 3, 2004, respectively	22,068	91,051
Preferred warrants, 0 at April 2, 2005 and 1,042 outstanding at July 3, 2004 and June 28, 2003	—	7,600
Common stock, $0.004 par value, 654,276 shares authorized 13,065 and 10,415 shares issued and outstanding at April 2, 2005 and July 3, 2004, respectively	52	42
Subscriptions receivable (including related party of $7,500 at April 2, 2005)	(7,543)	(100)
Additional paid-in-capital	282,061	101,120
Accumulated deficit	(273,904)	(193,058)
Foreign currency translation	(32)	(179)

Total shareholders’ equity	22,702	6,476

Total liabilities and shareholders’ equity	$96,550	$93,676

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	April 2, 2005	March 27, 2004	April 2, 2005	March 27, 2004
Revenue	$66,137	$67,986	$199,561	$215,895
Cost of services	54,118	56,523	163,184	175,384

Gross profit	12,019	11,463	36,377	40,511
Operating expenses:
Occupancy	3,622	3,605	10,693	10,129
Selling, general and administrative	19,853	16,943	51,052	47,962

Total operating expenses	23,475	20,548	61,745	58,091

Loss from operations	(11,456)	(9,085)	(25,368)	(17,580)
Other expense:
Interest expense	(1,993)	(701)	(3,631)	(3,641)
Other	223	—	408	—

Net loss	$(13,226)	$(9,786)	$(28,591)	$(21,221)

Net loss applicable to common shareholders	$(36,337)	$(9,786)	$(80,847)	$(46,436)

Net loss per share applicable to common shareholders:
Basic	$(5.30)	$(65.27)	$(33.17)	$(378.88)

Diluted	$(5.30)	$(65.27)	$(33.17)	$(378.88)

Weighted average shares outstanding [adjusted for 1:50 reverse stock split]
Basic	6,850	150	2,437	123

Diluted	6,850	150	2,437	123

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(Unaudited)

(Amounts in thousands)

	Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Series F Preferred Stock		Series G Preferred Stock		Series H Preferred Stock		Series I Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at July 3, 2004	2,807	$24,304	2,000	$13,600	1,517	$8,308	740	$7,802	5,478	$4,087	478	$3,761	16,810	$24,558
Stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Warrants issued to contractors for services	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Warrant exercises—Common Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Warrant exercises—Preferred Stock	—	—	825	4,953	217	1,191	—	—	—	—	—	—	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Payments against stock subscription receivable	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Additional subscription receivable	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series J Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series K Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series L Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series M Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Series M Preferred Stock issued for services rendered	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Series M Preferred Stock issued for interest PIK	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Series J Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Series K Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Series L Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Series M Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of Series B to Common Stock	(2,807)	(24,304)	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of Series C to Common Stock	—	—	(2,825)	(18,553)	—	—	—	—	—	—	—	—	—	—
Conversion of Series D to Common Stock	—	—	—	—	(1,734)	(9,499)	—	—	—	—	—	—	—	—
Conversion of Series F to Common Stock	—	—	—	—	—	—	(740)	(7,802)	—	—	—	—	—	—
Conversion of Series G to Common Stock	—	—	—	—	—	—	—	—	(5,478)	(4,087)	—	—	—	—
Conversion of Series H to Common Stock	—	—	—	—	—	—	—	—	—	—	(478)	(3,761)	—	—
Conversion of Series I to Common Stock	—	—	—	—	—	—	—	—	—	—	—	—	(16,810)	(24,558)
Conversion of Series J to Common Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of Series K to Common Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of Series L to Common Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Reverse Common Stock Split—1 for 50
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Balance at April 2, 2005	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

Series J Preferred Stock		Series K Preferred Stock		Series L Preferred Stock		Series M Preferred Stock		Preferred Stock Warrants		Common Stock		Stock Subscription Receivable	Additional Paid-in Capital	Accumulated Deficit	Foreign Currency Translation	Total
Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
3,088	$4,631	—	—	—	—	—	—	1,042	$7,600	10,415	$42	$(100)	$101,120	$(193,058)	$(179)	$6,476
—	—	—	—	—	—	—	—	—	—	—	—	—	92	—	—	92
—	—	—	—	—	—	—	—	—	—	—	—	—	787	—	—	787
—	—	—	—	—	—	—	—	—	—	1,094	4	—	7	—	—	11
—	—	—	—	—	—	—	—	(1,042)	(7,600)	—	—	—	1,467	—	—	10
—	—	—		—		—	(1,043)	4,882	—	—	—	—	—	—	—	(1,043)
—	—	—	—	—	—	—	—	—	—	—	—	57	—	—	—	57
—	—	—	—	—	—	—	—	—	—	—	—	(7,500)	—	—	—	(7,500)
4,912	7,368	—	—	—	—	—	—	—	—	—	—	—	—	—	—	7,368
—	—	9,852	14,777	—	—	—	—	—	—	—	—	—	—	—	—	14,777
—	—	—	—	7,000	7,000	—	—	—	—	—	—	—	—	—	—	7,000
—	—	—	—	—	—	6,119	22,550	—	—	—	—	—	—	—	—	22,550
—	—	—	—	—	—	98	360	—	—	—	—	—	—	—	—	360
—	—	—	—	—	—	54	201	—	—	—	—	—	—	—	—	201
—	—	—	—	—	—	—	—	—	—	—	—	—	7,368	(7,368)	—	—
-—	—	—	—	—	—	—	—	—	—	—	—	—	14,777	(14,777)	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	7,000	(7,000)	—	—
-—	—	—	—	—	—	—	—	—	—	—	—	—	23,111	(23,111)	—	—
—	—	—	—	—	—	—	—	—	—	24,120	96	—	24,208	—	—	—
—	—	—	—	—	—	—	—	—	—	16,898	68	—	18,485	—	—	—
—	—	—	—	—	—	—	—	—	—	25,518	102	—	9,397	—	—	—
—	—	—	—	—	—	—	—	—	—	21,806	87	—	7,715	—	—	—
—	—	—	—	—	—	—	—	—	—	6,724	27	—	4,060	—	—	—
—	—	—	—	—	—	—	—	—	—	23,967	96	—	3,665	—	—	—
—	—	—	—	—	—	—	—	—	—	249,160	997	—	23,561	—	—	—
(8,000)	(11,999)	—	—	—	—	—	—	—	—	97,561	390	—	11,609	—	—	—
—	—	(9,852)	(14,777)	—	—	—	—	—	—	106,006	424	—	14,353	—	—	—
—	—	—	—	(7,000)	(7,000)	—	—	—	—	70,000	280	—	6,720	—	—	—
										(640,203)	(2,561)		2,561
—	—	—	—	—	—	—	—	—	—	—	—	—	—	(28,413)		(28,413)
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	147	147

—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(28,266)

—	$—	—	$—	—	$—	6,272	$22,067	4,882	$—	13,065	$52	$(7,543)	$282,061	$(273,727)	$(32)	$22,880

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Nine Months Ended
	April 2, 2005	March 27, 2004
OPERATING ACTIVITIES
Net loss	$(28,591)	$(21,221)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities:
Depreciation	2,350	2,862
Amortization	1,248	842
Loss from Peritas	75	—
Equity instruments issued in lieu of payment for services received	1,147	2,571
Stock option expense	92	180
Non-cash interest expense/bank charges	201	702
Provision for bad debts	2,209	4,150
Other	—	(6)
Change in operating assets and liabilities:
Accounts receivable	(1,244)	1,337
Other current assets	1,979	719
Other assets	739	(88)
Accounts payable	(5,793)	835
Accrued liabilities	(6,965)	(4,050)

Cash used in operating activities	(32,553)	(11,167)

INVESTING ACTIVITIES
Proceeds from sale of assets	63	—
Capital expenditures	(2,274)	(2,015)
Other	—	(124)

Cash used in investing activities	(2,211)	(2,139)

FINANCING ACTIVITIES
Repayments under revolving credit agreement, net	(264)	(10,102)
Proceeds from bridge loan	—	1,000
Proceeds from notes payable and long-term debt	—	6,000
Payments on notes payable and long-term debt	(388)	(5,000)
Proceeds from issuance of preferred stock, net	40,002	21,210
Proceeds from issuance of common stock, net	11	1
Stock subscription receivable, net	57	—

Cash provided by financing activities	39,418	13,109

Net increase (decrease) in cash	4,654	(197)

Cash, beginning of period	1,220	1,589

Cash, end of period	$5,874	$1,392

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	DESCRIPTION OF BUSINESS

Velocity Express Corporation and its subsidiaries (collectively, the “Company”) are engaged in the business of providing same-day transportation and distribution/logistics services to individual consumers and businesses. The Company operates primarily in the United States with limited operations in Canada. The Company currently operates in a single-business segment and thus additional disclosures under Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures About Segments of an Enterprise and Related Information, are not required.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The consolidated financial statements included herein have been prepared by Velocity Express Corporation which, together with its wholly-owned subsidiaries, shall be referred to herein as the “Company,” pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of the Company, all adjustments consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of April 2, 2005, and the results of its operations for the nine months ended April 2, 2005 and March 27, 2004, and its cash flows for the nine months ended April 2, 2005 and March 27, 2004 have been included, with the exception of fiscal 2004 adjustments, which while posted could not be assigned to any specific quarter as identified in the Company’s fiscal 2004 Form 10-K filed December 23, 2004 as detailed below. The results of operations for the nine months ended April 2, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending July 2, 2005. Certain information in footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These consolidated financial statements should be read in conjunction with the financial statements for the year ended July 3, 2004 (filed December 23, 2004), and the footnotes thereto, included in the Company’s Report on Form 10-K, filed with the Securities and Exchange Commission. In connection with the preparation of such consolidated financial statements for the year ended July 3, 2004 certain significant internal control deficiencies became evident to management that, in the aggregate, represent material weaknesses, including, inadequate staffing and supervision leading to the untimely identification and resolution of certain accounting matters; failure to perform timely cutoff and reviews, substantiation and evaluation of certain general ledger account balances; inadequate procurement procedures; lack of procedures or expertise needed to prepare all required disclosures; and evidence that employees lack the experience and training to fulfill their assigned functions. A material weakness is a significant deficiency in one or more of the internal control components that alone or in the aggregate precludes the Company’s internal controls from reducing to an appropriately low level the risk that material misstatements in its financial statements will not be prevented or detected on a timely basis. If the Company is unable to correct these weaknesses, these weaknesses represent a risk to the Company.

As part of the Company’s fiscal year-end 2004 closing, expenses were identified that may have had a material impact on the reported results of prior fiscal quarters. Management’s attempts to accurately quantify the extent of the required inter-quarter reclassification(s), and then to assess the need to restate prior quarters’ reported results, have been precluded from definitive completion by the very weaknesses identified herein. As such, attempts to completely quantify and accurately allocate quarter-specific amounts were not possible; and therefore all fiscal 2004 year-end adjustments were recorded as part of the Company’s fourth quarter results. Corrections for the underlying weaknesses were identified, and annual fiscal 2004 results were fairly stated. Therefore, the Company can not definitively ascertain that these adjustments would not have materially impacted the first three quarters of fiscal 2004 results, which are reported herein.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Principles of Consolidation—The consolidated financial statements include the accounts of Velocity Express Corporation and its wholly-owned subsidiaries. All inter-company balances and transactions have been eliminated in the consolidation. The consolidated financial statements no longer include Peritas as a result of the Company’s evaluation of the requirements of FASB Interpretation No. 46, Consolidation of Variable Interest Entities [“FIN No. 46”]. [See footnote 3, Consolidated Financial Interest Entity]

Reclassifications—Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current period presentation.

Comprehensive loss—Comprehensive loss was $28.4 million and $21.3 million for the nine months ended April 2, 2005 and March 27, 2004, respectively. The difference between net loss and total comprehensive loss in the respective periods related to foreign currency translation adjustments.

New accounting pronouncements—In December 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Shared-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes ABP Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB No. 95, Statement of Cash Flows. Generally the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Proforma disclosure will no longer be an alternative. The provisions in Statement 123(R) are effective for all stock options or other equity-based awards to employees or directors that vest or become exercisable in the Company’s first quarter of fiscal 2006. The Company is evaluating the impact that Statement 123(R) will have on the consolidated financial statements.

Earnings per Share—Basic earnings per share is computed based on the weighted average number of common shares outstanding by dividing net income or loss applicable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other obligations to issue common stock such as options, warrants or convertible preferred stock, were exercised or converted into common stock that then shared in the earnings of the Company.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The following table sets forth a reconciliation of the numerators and denominators of basic and diluted net loss per common share:

	Three Months Ended		Nine Months Ended
	April 2, 2005	March 27, 2004	April 2, 2005	March 27, 2004
	(Amounts in thousands, except per share data)
Numerator:
Net loss	$(13,226)	$(9,786)	$(28,591)	$(21,221)
Beneficial conversion feature for Series I Preferred	—	—	—	(25,215)
Beneficial conversion feature for Series J Preferred	—	—	(7,368)	—
Beneficial conversion feature for Series K Preferred	—	—	(14,777)	—
Beneficial conversion feature for Series L Preferred	—	—	(7,000)	—
Beneficial conversion feature for Series M Preferred	(23,111)		(23,111)

Net loss applicable to common shareholders	$(36,337)	$(9,786)	$(80,847)	$(46,436)

Denominator:
Weighted average shares	6,850	150	2,437	123

Total common equivalents outstanding	6,850	150	2,437	123

Net loss per share:
Basic	$(5.30)	$(65.27)	$(33.17)	$(378.88)

Diluted	$(5.30)	$(65.27)	$(33.17)	$(378.88)

The following table presents securities that could be converted into common shares and potentially dilute basic earnings per share in the future. For all periods presented, the potentially dilutive securities were not included in the computation of diluted earnings per share because to do so would have been antidilutive:

	Three Months Ended		Nine Months Ended
	April 2, 2005	March 27, 2004	April 2, 2005	March 27, 2004
	(Amounts in thousands)
Common warrants	337	158	275	135
Preferred warrants:
Series C Convertible Preferred	—	67	—	67
Series D Convertible Preferred	—	43	—	43
Series M Convertible Preferred	52	—	17	—
Convertible preferred stock:
Series B Convertible Preferred	—	328	—	328
Series C Convertible Preferred	—	162	—	162
Series D Convertible Preferred	—	303	—	303
Series F Convertible Preferred	—	327	—	345
Series G Convertible Preferred	—	95	—	97
Series H Convertible Preferred	—	345	—	345
Series I Convertible Preferred	—	3,396	—	1,676
Series M Convertible Preferred	3,278	—	1,089	—

	3,667	5,225	1,381	3,502

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Stock Plans and Awards—The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its employee stock options.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation and to require expanded and more prominent disclosure about the method of accounting for stock-based employee compensation and the effect of the method on reported results. The Company has not adopted a method of transition to the fair value-based method of accounting for stock-based employee compensation provided under SFAS No. 123 but rather, follows APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. As disclosed under New Accounting Pronouncements, the Company will be required under SFAS No. 123(R) to adopt the fair value-based method in the first quarter of fiscal 2006. The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123:

	Three Months Ended		Nine Months Ended
	April 2, 2005	March 27, 2004	April 2, 2005	March 27, 2004
	(Amounts in thousands, except per share data)
Net loss applicable to common shareholders, as reported	$(36,337)	$(9,786)	$(80,847)	$(46,436)
Add: Stock-based employee compensation expense included in reported net loss applicable to common shareholders	32	32	96	96
Deduct: Stock-based compensation expense determined under fair value method for all awards	(66)	(5)	(126)	(371)

Pro forma	$(36,371)	$(9,759)	$(80,877)	$(46,711)

Basic and diluted loss per common share:
As reported	$(5.30)	$(65.27)	$(33.17)	$(378.88)

Pro forma	$(5.31)	$(65.09)	$(33.18)	$(381.13)

3.	CONSOLIDATED FINANCIAL INTEREST ENTITY

During May 2004 the Company entered into a business venture designed to provide both the manpower and the vehicle fleet to service, first, a major customer and, subsequently, a growing market demand. This major customer’s desire to outsource its delivery operation and related vehicle fleet provided the genesis for this new business venture, named Peritas. It was formed by MCG Global (“MCG”), one of the Company’s largest investors with a strategic objective to acquire a fleet of vehicles and to lease such vehicles to Independent Contractors (“ICs”) to service outsourced customer business endeavors. Velocity provides administrative services to Peritas for a fee and Peritas provides vehicle leases to ICs interested in providing outsource services to some customers on behalf of Velocity.

During August 2004, Peritas reimbursed Velocity for its initial vehicle purchases of $799,000. Additional vehicle purchases amounting to $987,000 have been subsequently made by Velocity on behalf of Peritas and repaid. During November 2004, Peritas was purchased from MCG by TH Lee Putnam Ventures (“THLPV”), another of Velocity’s large investors. As THLPV acquired the significant beneficial interest and risk exposure in Peritas, Velocity no longer has a variable interest in Peritas that is at risk of disproportionate loss pursuant to its voting rights. Accordingly, Peritas was deconsolidated from the Company’s financial statements upon the completion of these transactions.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

4.	LONG-TERM DEBT

Long-term debt consisted of the following:

	April 2, 2005 unaudited	July 3, 2004
	(Amounts in thousands)
Revolving note	$29,267	$29,531
Senior subordinated note	5,587	5,468
Other	769	1,244

	35,623	36,243
Less current maturities	(32,244)	(31,008)

Total	$3,379	$5,235

The Company maintains a revolving credit facility with Fleet Capital Corporation that allows for borrowings up to the lesser of $42.5 million or an amount based on a defined portion of receivables. Interest is payable monthly at a rate of prime plus 1.25% (7.25% at April 2, 2005), or, at the Company’s election, at LIBOR plus 3.25%. As of April 2, 2005, the Company has 34.17% of the facility usage under LIBOR contracts at an interest rate of 6.13%. In addition, the Company is required to pay a commitment fee of 0.375% on unused amounts of the total commitment, as defined in the agreement. The facility terminates on December 31, 2006. The Company’s account receivables have been pledged to secure borrowings under the revolving note. The Company also maintains a $6.0 million senior subordinated note with interest payable quarterly at 15% per annum (to be reduced to 12% upon the occurrence of certain events), with a quarterly principal repayment schedule, subject to approval by the primary lender, commencing January 2005 terminating with a final payment at October 31, 2007. To date the primary lender has not provided approval for such payments to the subordinated debtholder.

Substantially all of the Company’s assets have been pledged to secure borrowings under the revolving credit facility and senior subordinated note. The Company is subject to certain restrictive covenants under the agreements, the more significant of which include limitations on capital asset expenditures, dividends, acquisitions, new indebtedness in excess of $0.5 million and changes in capital structure. The Company has been required to maintain the following financial covenants:

•	Capital expenditures may not exceed $2.75 million and $3.0 million, respectively for the fiscal years ending July 3, 2004 and July 2, 2005.

•	EBITDA must exceed $0.75 million, $2.0 million, $2.5 million, and $3.3 million, respectively for the three month period ending January 1, 2005, the six month period ending April 2, 2005, the six month period ending July 2, 2005, and each six month period thereafter.

•	Interest Coverage ratios must exceed 1.2 to 1, 1.5 to 1, and 2.2 to 1, respectively for the three month period ending January 1, 2005; the six month period ending April 2, 2005; and the nine month period ending July 2, 2005.

On March 31, 2004, July 1, 2004 and December 21, 2004, the Company entered into the third, fourth and fifth amendments, respectively, to the amended and restated revolving credit facility with Fleet. The purpose of these amendments was to reset certain of the financial covenants provided for in the agreement discussed above.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

As of July 3, 2004, the Company had in place waivers of its financial debt covenants related to its revolving credit and its senior subordinated debt facilities. Pursuant to the Company’s receipt of $21.0 million of investment capital, on December 21, 2004 the Company obtained waivers and consents from its lenders. The lenders waived all defaults existing at that time and delayed the start date for the financial covenants for both minimum EBITDA and interest coverage ratio until the earlier of January 1, 2007 and the date upon which the (a) Company’s EBITDA for each of two consecutive months equals or exceeds the Company’s fixed charges (interest expense and scheduled principal payments due with respect to Money Borrowed) for the applicable month and (b) Availability under the credit facility for each day of the immediately preceding thirty days is greater than or equal to $1,000,000.

At April 2, 2005, the Company was in violation of certain non-financial affirmative covenants under the revolving credit facility and its senior subordinated debt facility with respect to furnishing financial statements on a timely basis to the respective lenders [See footnote 6, Liquidity].

5.	SHAREHOLDERS’ EQUITY

Series J Convertible Preferred Stock—In February 2004, the Company’s Board of Directors authorized the sale of up to $12.0 million of Series J Convertible Preferred Stock (“Series J Preferred”) through a private placement. Pursuant to Stock Purchase Agreements entered into during March, April and July 2004, the Company contracted to issue, upon shareholder approval, 7,999,993 shares of Series J Preferred to investors for $1.50 per share. As part of the Board’s action it approved the option of funding the investment in the Series J Preferred by THLPV in the form of a letter of credit that would later be replaced by a cash investment in a like amount. This transaction was completed between the Company and THLPV, and it affiliates, on July 26, 2004. Since the Company has not received cash as of April 2, 2005, $7.5 million has been reflected in stockholder equity as a Subscriptions Receivable. The issuance of the Series J Preferred was subject to shareholder approval and was non-voting unless it was converted into common stock. On February 14, 2005 the shareholders voted to approve the issuance of Series J Preferred shares and to increase the number of authorized shares of the Company’s stock by an amount sufficient to provide for the issuance of all the preferred shares. The initial conversion price of the Series J Preferred was $0.15 per common share, and, at the time the stock purchase agreements were entered into, assuming that the Series J Preferred were issued and convertible then, each share of Series J Preferred was convertible into ten shares of the Company’s common stock. Both the conversion price and the number of common shares into which the Series J Preferred were convertible were subject to adjustment in order to prevent dilution. The Series J Preferred was deemed to have contained a beneficial conversion amounting to $12.0 million, $4.6 million of which was recognized in the fourth quarter of fiscal 2004, and $7.4 million of which was recognized in the first quarter of fiscal 2005, as charges against net loss available to common shareholders in the respective fiscal quarters. In accordance with the shareholders approval of an amendment to provide for mandatory conversion of all certain preferred shares, they were converted to Common Stock on February 15, 2005.

Series K Convertible Preferred Stock—On June 30, 2004, the Company’s Board of Directors authorized the sale of up to $25.0 million of Series K Convertible Preferred Stock (“Series K Preferred”) through a private placement. Pursuant to a Stock Purchase Agreement entered into on August 23, 2004, the Company sold, pending shareholder approval, 7,266,666 shares of Series K Preferred to investors for $1.50 per share and received net proceeds of approximately $10.9 million. The issuance of the Series K Preferred was subject to shareholder approval and was non-voting unless it was converted into common stock. On February 14, 2005 the shareholders voted to approve the issuance of Series K Preferred shares and to increase the number of authorized shares of the Company’s stock by an amount sufficient to provide for the issuance of all the preferred shares. The

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

initial conversion price of the Series K Preferred was $0.15 per common share, and, at the time the stock purchase agreements were executed, assuming that the Series K Preferred were issued and convertible then, each share of Series K Preferred was convertible into ten shares of the Company’s common stock. Both the conversion price and the number of common shares into which the Series K Preferred was convertible were subject to adjustment in order to prevent dilution. This sale of Series K Preferred was deemed to have contained a beneficial conversion amounting to $10.9 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale. The Company began selling its Series K Preferred on August 23, 2004. On December 21, 2004, the Company sold 2,584,800 additional shares of Series K Preferred for net proceeds of approximately $3.9 million to complete its sales of Series K Preferred and at that time recognized an additional charge against net loss available to common shareholders of $3.9 million to reflect the beneficial conversion. In accordance with the shareholders approval of an amendment to provide for mandatory conversion of all certain preferred shares, they were converted to Common Stock on February 15, 2005.

Series L Convertible Preferred Stock—The Company entered into a Stock Purchase Agreement on December 21, 2004, pursuant to which the Company sold, pending shareholder approval, 7,000,000 shares of Series L Preferred to investors for $1.00 per share for net proceeds of approximately $7.0 million. The issuance of the Series L Preferred was subject to shareholder approval and was non-voting unless it was converted into common stock. Additionally, shareholder approval was required to increase the number of authorized shares of the Company’s common stock by an amount sufficient to provide for the issuance of all of the preferred shares. On February 14, 2005 the shareholders voted to approve the issuance of Series L Preferred shares and to increase the number of authorized shares of the Company’s stock by an amount sufficient to provide for the issuance of all the preferred shares. The conversion price of the Series L Preferred is $0.10 per common share, and, at the time the stock purchase agreements were executed, assuming that the Series L Preferred were issued and convertible then, each share of Series L Preferred was convertible into ten shares of the Company’s common stock. Based on the pricing of the Series L Preferred, the sale of Series L Preferred contained a beneficial conversion amounting to $7.0 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders. In accordance with the shareholders approval of an amendment to provide for mandatory conversion of all certain preferred shares, they were converted to Common Stock on February 15, 2005.

Series M Convertible Preferred Stock—On December 21, 2004, the Company signed a purchase agreement to raise approximately $21.0 million of new equity capital investment. The investment was initially in the form of a convertible note that automatically converted into Series M Convertible Preferred Stock (“Series M Preferred”) upon approval of the transaction by the Company’s shareholders. The proceeds will be used for general working capital needs consistent with financial budgets approved from time to time by the Company’s Board of Directors. The Series M Preferred accrue cumulative PIK dividends equal to 6% per annum. In the event the Company’s shareholders did not approve the transaction, the interest rate would have increased to 19% per annum. As part of the transaction, the investors required that the Company’s charter be amended in a number of respects, including a requirement that, upon shareholder approval for the transaction, all preferred shareholders automatically convert their shares of preferred stock to common stock. In the event of any liquidation or winding up of the Company, the holders of the Series M Preferred will be entitled to a preference on liquidation equal to one times (1x) the original purchase price of the Series M Preferred plus accrued and unpaid dividends. A consolidation or merger of the Company or a sale of substantially all of its assets shall be treated as a liquidation for these purposes. Such amounts were reflected in the 2nd quarter of fiscal 2005 financial statements as debt until the transaction received formal shareholder approval at the shareholders’ meeting held on February 14, 2005.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Under the Purchase Agreement, the Company was allowed to also sell up to an additional $2,000,000 in principal amount of the Notes (“Additional Notes”) under the terms of the Purchase Agreement for up to 30 days after the December 21, 2004 (“Additional Note Sale Period”). By January 27, 2005, all of the Investors have consented to extending the Additional Note Sale Period until January 31, 2005. However, the Purchase Agreement was not formally amended. The Company sold an additional $1,910,000 in principal amount of the Additional Notes on January 31, 2005 in a private placement to certain holders of its Preferred Stock. Mr. Alexander Paluch, a member of the Company’s Board of Directors, purchased $40,000 of the Additional Notes and East River II, LP, an investment fund for which Mr. Paluch serves as a General Partner, purchased $250,000 of the Additional Notes in this offering.

Subsequent to shareholder approval, the amounts of the total Series M Preferred investment, plus accrued dividends, less related unamortized debt issue costs, $22.9 million, $0.2 million, and $1,0 million, respectively, were reclassified on the Company’s balance sheet as components of Shareholders’ Equity. The Series M Preferred is deemed to contain a beneficial conversion amounting to approximately $23.1 million which was recognized as a charge against net loss available to common shareholders at the time that the notes converted to equity.

Warrant to Purchase Common Stock—As part of the Series M Preferred private placement, THLPV agreed to extend for a two-year period the July 1, 2004 capital contribution agreement previously entered into between THLPV and the Company’s lenders in support of the Company’s revolving credit facility. Under the terms of the capital contribution agreement, in the event that THLPV elects to not provide further financial support for the Company, THLPV is required to notify the Company’s lenders of such decision and provide specific levels of financial support for a thirty-day period following the notification. In exchange for entering into the capital contribution agreement, the lenders agreed to waive certain financial covenants under the Company’s credit facilities. At the time, THLPV did not receive any compensation in exchange for entering into the capital contribution agreement. As part of the extension of the capital contribution agreement, the Company agreed to issue to THLPV, subject to shareholder approval which granted on February 14, 2005, a warrant to purchase 9,677,553 pre-reverse stock split shares of common stock. The term of the warrant will be five years, and the warrant will have an exercise price of $0.0001 per share. Due to the pricing of the warrant, the Company recorded $2.3 million as a deferred financing cost.

Conversion of Preferred Shares to Common—Consistent with the terms of the Series M Convertible Preferred Stock offering ratification at the annual shareholders’ meeting held on February 14, 2005, and amendment of the Company’s charter, all shareholders of previously issued Preferred Series B through L automatically converted their shares of preferred stock to common stock.

Reverse Stock Split—Pursuant to the Company’s discussions with the NASDAQ, shareholder approval was granted for a 1:50 reverse stock split at the annual shareholders’ meeting held on February 14, 2005. Such reverse stock split became effective with the trading of shares on February 16, 2005.

6.	LIQUIDITY

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company reported a loss from operations of approximately $25.4 million for the nine months ended April 2, 2005; and, had negative working capital of approximately $25.4 million at April 2, 2005.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

At July 3, 2004, the Company had in place waivers of its financial debt covenants related to its revolving credit facility and its senior subordinated debt facility. These waivers were to be in effect through January 1, 2005; and pursuant to the Company’s receipt of $21.0 million of investment capital [See footnote 5, Shareholders’ Equity], on December 21, 2004 the Company obtained additional waivers and consents from its lenders. The lenders waived all existing defaults and delayed the start date for the financial covenants for both minimum EBITDA and interest coverage ratio until the earlier of January 1, 2007 and the date upon which the (a) Company’s EBITDA for each of two consecutive months equals or exceeds the Company’s fixed charges (interest expense and scheduled principal payments due with respect to Money Borrowed) for the applicable month and (b) availability under the credit facility for each day of the immediate preceding thirty days is greater than or equal to $1,000,000.

At April 2, 2005, the Company was in violation of certain non-financial affirmative covenants under the revolving credit facility and its senior subordinated debt facility with respect to furnishing financial statements on a timely basis to the respective lenders. The Company’s ability to continue as a going concern is dependent on its ability to finance its operations under the revolving credit agreement and its subordinated debt facility. The Company has initiated efforts to obtain waivers with respect to the aforementioned debt covenants.

On April 28, 2005 the Company entered into a Stock Agreement, pursuant to which the Company sold 2,544,097 shares of Series N Preferred to investors for $3.685 per share for net proceeds of approximately $9.375 million [See footnote 8, Subsequent Events].

7.	RESTRUCTURING

During the quarter ended April 2, 2005, the Company recorded a charge of approximately $602,000 in “Selling, general & administrative expenses” related to restructuring, an estimated $593,000 of which related to severance costs associated with a reduction in force. About 200 employees were terminated nationwide. Roughly $9,000 of the charge related to lease contract termination costs. In connection with the restructuring, we expect to incur additional lease contract termination costs during the fourth quarter ended July 2, 2005.

8.	SUBSEQUENT EVENTS

New Equity Investments Series N—The Company entered into a Stock Agreement on April 28, 2005, pursuant to which the Company sold 2,544,097 shares of Series N Preferred to investors for $3.685 per share for net proceeds of approximately $9.375 million. The Series N Convertible Preferred Stock is entitled to receive in preference to holders of all other classes of stock, other than holders of the Series M Preferred Stock, a dividend at the rate of six percent per annum of the Series N stated value. Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series N Convertible Preferred Stock shall rank senior to the holders of the Common Stock, but junior to the holders of the Series M Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series N stated value plus any accrued and unpaid dividends (the “Liquidation Preference”). Each of the Investors has the right, at its option at any time, to convert any such shares of Series N Convertible Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series N Convertible Preferred Stock so to be converted by the Liquidation Preference per share and dividing the result by the conversion price of $3.685 per share subject to certain adjustments. The approval of Investors holding at least 62.5% of the outstanding shares of the Series N Convertible Preferred Stock is required for certain significant corporate actions, including mergers and sales of substantially all of the Company’s assets.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Sale of Ottawa, Ontario Operations—On April 29, 2005 the Company sold its Ottawa, Ontario operations, and certain assets, to its respective senior management for approximately $280,000. As the sale included assets which were pledged as security when the Company executed and delivered a guarantee dated January 25, 2002 to Fleet to guarantee the indebtedness, liabilities and obligations of certain borrowers a partial release was required from Fleet as a condition of sale. Fleet granted such partial release in contemplation of the sale, requiring that net proceeds be remitted to apply against loans outstanding under the revolving credit facility. Remittance of proceeds was made direct to Fleet by the Purchaser coincidental with the close of the transaction. Gross revenues for the Ottawa operation approximate $3.0 million annually and the impact on the Company’s Results from Operations is diminimus.

Litigation—On August 1, 2005, Velocity Express, Inc., a Delaware corporation (the “Company”), received notice from the Superior Court for the State of California, County of Santa Clara, that the Court had entered an order granting certain motions for summary judgment in the matter styled Velocity Express, Inc. v. Banc of America Commercial Finance Corporation, Banc of America Leasing and Capital, LLC, John Hancock Life Insurance Company and John Hancock Mezzanine Lenders, LP, Charles F. Short III, Sidewinder Holdings Ltd. and Sidewinder N. A. Ltd. Corp., case number 1-03-CV-81875. The court granted the motions for summary judgment against the Company filed by Banc of America Commercial Finance Corporation, Banc of America Leasing and Capital, LLC, John Hancock Life Insurance Company and John Hancock Mezzanine Lenders, LP, (“BOA/Hancock”) Charles F. Short III, Sidewinder Holdings Ltd. and Sidewinder N. A. Ltd. Corp. (“Sidewinder”). The motions sought to resolve the substantive liability issues in the case and to recover in excess of $10 million for breach of contract, fees, interest and other charges arising from a contract entered into in 1997 between Corporate Express Delivery Systems, Inc. and Mobile Information Systems, Inc. By granting the motions, the court did resolve the liability issues and hold that BOA/Hancock were entitled to recover the amounts sued for. The Company is reviewing its options for appeal and review. The court did not enter a judgment against the Company and continued the remaining outstanding motions to the trial court. The trial is scheduled to start on August 29, 2005 on the issues relating to the Company’s claims to recover approximately $300,000. Upon resolution of all outstanding liability and damage issues the Company may have a judgment entered against it for the amounts sought by BOA/Hancock, which could exceed $10 million. The existence of such a judgment would constitute a breach of certain financial covenants of the Company’s Amended and Restated Loan and Security Agreement, with Fleet Capital Corporation and Merrill Lynch Capital (the “Senior Lender”), and the Note Purchase Agreement, dated as of November 26, 2003, between the Company and BET Associates, LP (the “Subordinated Lender”). These may require waivers from both the Senior and Subordinated Lenders.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Velocity Express Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Velocity Express Corporation and subsidiaries as of July 3, 2004 and June 28, 2003, and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the three years in the period ended July 3, 2004. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Velocity Express Corporation and subsidiaries at July 3, 2004, and June 28, 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended July 3, 2004 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Stamford, Connecticut

December 10, 2004, except for Note 14

as to which the date is December 21, 2004

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value)

	July 3, 2004	June 28, 2003
ASSETS

Current assets:
Cash and cash equivalents	$1,220	$1,589
Accounts receivable, net of allowance of $4,743 and $2,300 at July 3, 2004 and June 28, 2003, respectively	27,419	38,102
Accounts receivable—other	592	2,681
Prepaid workers’ compensation and auto liability insurance	6,289	7,425
Other prepaid expenses	2,185	1,114
Other current assets	317	404

Total current assets	38,022	51,315
Property and equipment, net	11,362	9,810
Goodwill, net of accumulated amortization of $9,410 at each of July 3, 2004 and June 28, 2003	42,830	42,830
Deferred financing costs, net	235	1,425
Other assets	1,227	1,109

Total assets	$93,676	$106,489

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$26,481	$19,389
Accrued insurance and claims	3,697	4,236
Accrued wages and benefits	3,738	4,896
Accrued legal and claims	2,926	3,730
Other accrued liabilities	5,715	340
Current portion of long-term debt	31,008	39,143

Total current liabilities	73,565	71,734

Long-term debt	5,235	4,602
Accrued insurance and claims	8,400	7,703

Shareholders’ equity:
Preferred stock, $0.004 par value, 53,510 shares authorized 32,919 and 13,615 shares issued and outstanding at July 3, 2004 and June 28, 2003, respectively	91,051	64,422
Preferred warrants, 1,042 outstanding at July 3, 2004 and June 28, 2003	7,600	7,600

Common stock, $0.004 par value, 150,000 shares authorized 10,415 and 5,388 shares issued and outstanding at July 3, 2004 and June 28, 2003, respectively	42	22
Stock subscription receivable	(100)	(38)
Additional paid-in-capital	101,120	65,882
Accumulated deficit	(193,058)	(115,375)
Foreign currency translation	(179)	(63)

Total shareholders’ equity	6,476	22,450

Total liabilities and shareholders’ equity	$93,676	$106,489

SEE ACCOMPANYING NOTES.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	July 3, 2004	June 28, 2003	June 29, 2002
Revenue	$287,918	$307,138	$342,727
Cost of services	238,320	241,136	264,766

Gross profit	49,598	66,002	77,961
Operating expenses:
Occupancy	14,079	13,019	13,071
Selling, general and administrative	79,861	61,970	62,969

Total operating expenses	93,940	74,989	76,040

(Loss) income from operations	(44,342)	(8,987)	1,921
Other income (expense):
Interest expense	(3,385)	(2,971)	(12,577)
Common stock warrant charge	—	—	(1,048)
Other	(109)	(301)	1,225

Net loss	$(47,836)	$(12,259)	$(10,479)

Net loss applicable to common shareholders	$(77,683)	$(15,609)	$(20,357)

Basic and diluted net loss per share	($11.04)	($3.39)	($5.82)

Basic and diluted weighted average number of common shares outstanding	7,038	4,606	3,500

SEE ACCOMPANYING NOTES.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

(Amounts in thousands)

	Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Series F Preferred Stock		Series G Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at June 30, 2001	—	$—	—	$—	—	$—	—	$—	—	$—
Beneficial conversion of Bridge Notes	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Subscription notes	—	—	—	—	—	—	—	—	—	—
Value of Common Warrants issued in connection with sale of Series F Preferred	—	—	—	—	—	—	—	—	—	—
Accretion of Series B Redeemable Preferred Stock to its redemption value	—	—	—	—	—	—	—	—	—	—
Accretion of Series D Redeemable Preferred Stock to its redemption value	—	—	—	—	—	—	—	—	—	—
Adjustments to Series C and D warrants to fair value	—	—	—	—	—	—	—	—	—	—
Reclassification of Preferred instruments to Shareholders’ Equity after redemption right waivers	2,807	24,304	2,000	13,600	1,895	11,327	1,073	11,603	—	—
Payments against stock subscription receivable	—	—	—	—	—	—	—	—	—	—
Common Stock warrants issued for services rendered	—	—	—	—	—	—	—	—	—	—
Options issued for services rendered	—	—	—	—	—	—	—	—	—	—
Stock option exercises	—	—	—	—	—	—	—	—	—	—
Warrant exercises	—	—	—	—	—	—	—	—	—	—
Issuance of Series G Convertible Preferred Stock	—	—	—	—	—	—	—	—	5,865	4,399
Offering costs	—	—	—	—	—	—	—	(144)	—	(20)
Conversion of Series D to Common Stock	—	—	—	—	(65)	(519)	—	—	—	—
Conversion of Series F to Common Stock	—	—	—	—	—	—	(7)	(70)	—	—
Net loss	—	—	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—

Comprehensive loss	—	—	—	—	—	—	—	—	—	—

Balance at June 29, 2002	2,807	24,304	2,000	13,600	1,830	10,808	1,066	11,389	5,865	4,379
Payments against stock subscription receivable	—	—	—	—	—	—	—	—	—	—
Stock option expense	—	—	—	—	—	—	—	—	—	—
Common Stock warrants issued for services rendered	—	—	—	—	—	—	—	—	—	—
Warrant exercises	—	—	—	—	—	—	—	—	—	—
Offering costs	—	—	—	—	—	—	—	—	—	(2)
Issuance of Series H Convertible Preferred Stock	—	—	—	—	—	—	—	—	—	—
Value of Common Warrants issued in connection with sale of Series H Preferred	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Series H Preferred Stock	—	—	—	—	—	—	—	—	—	—
Value of Common Warrants issued in connection with sale of Series H Preferred	—	—	—	—	—	—	—	—	—	—
Conversion of Series D to Common Stock	—	—	—	—	(313)	(2,500)	—	—	—	—
Conversion of Series F to Common Stock	—	—	—	—	—	—	(140)	(1,540)	—	—
Net loss	—	—	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—

Comprehensive loss	—	—	—	—	—	—	—	—	—	—

Balance at June 28, 2003	2,807	24,304	2,000	13,600	1,517	8,308	926	9,849	5,865	4,377
Stock option expense	—	—	—	—	—	—	—	—	—	—
Issuance of restricted stock	—	—	—	—	—	—	—	—	—	—
Common Stock warrants issued for services rendered	—	—	—	—	—	—	—	—	—	—
Warrant exercises	—	—	—	—	—	—	—	—	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—
Conversion of preferred to common stock	—	—	—	—	—	—	(186)	(2,047)	(387)	(290)
Issuance of Series I Preferred Stock	—	—	—	—	—	—	—	—	—	—
Conversion of debt and interest to Series I Preferred Stock	—	—	—	—	—	—	—	—	—	—
Series I Preferred Stock issued for services rendered	—	—	—	—	—	—	—	—	—	—
Series I Preferred Stock issued for fees related to senior subordinated note	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Series I Preferred Stock	—	—	—	—	—	—	—	—	—	—
Issuance of Series J Preferred Stock	—	—	—	—	—	—	—	—	—	—
Series J Preferred Stock issued for services rendered	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Series J Preferred Stock	—	—	—	—	—	—	—	—	—	—
Payments against stock subscription receivable	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—

Comprehensive loss	—	—	—	—	—	—	—	—	—	—

Balance at July 3, 2004	2,807	24,304	2,000	13,600	1,517	8,308	740	7,802	5,478	4,087

SEE ACCOMPANYING NOTES.

Series H Preferred Stock		Series I Preferred Stock		Series J Preferred Stock		Preferred Stock Warrants		Common Stock		Stock Subscription Receivable	Additional Paid-in Capital	Accumulated Deficit	Foreign Currency Translation	Total
Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
—	$—	—	$—	—	$—	—	$—	3,429	$14	$—	$47,867	$(79,409)	$(64)	$(31,592)
—	—	—	—	—	—	—	—	—	—	—	4,120	—	—	4,120
—	—	—	—	—	—	—	—	—	—	—	2,700	(2,700)	—	—
—	—	—	—	—	—	—	—	—	—	—	258	(258)	—	—
—	—	—	—	—	—	—	—	—	—	—	—	(348)	—	(348)
—	—	—	—	—	—	—	—	—	—	—	—	(182)	—	(182)
—	—	—	—	—	—	—	—	—	—	—	—	(6,390)	—	(6,390)
—	—	—	—	—	—	1,042	7,600	—	—	(90)	—	—	—	68,344
—	—	—	—	—	—	—	—	—	—	72	—	—	—	72
—	—	—	—	—	—	—	—	—	—	—	1,383	—	—	1,383
—	—	—	—	—	—	—	—	—	—	—	28	—	—	28
—	—	—	—	—	—	—	—	54	—	—	200	—	—	200
—	—	—	—	—	—	—	—	2	—	—	8	—	—	8
—	—	—	—	—	—	—	—	—	—	(8)	—	—	—	4,391
—	—	—	—	—	—	—	—	—	—	—	—	—	—	(164)
—	—	—	—	—	—	—	—	153	1	—	518	—	—	—
—	—	—	—	—	—	—	—	25	—	—	70	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	(10,479)	—	(10,479)
—	—	—	—	—	—	—	—	—	—	—	—	—	(76)	(76)

—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,555)

—	—	—	—	—	—	1,042	7,600	3,663	15	(26)	57,152	(99,766)	(140)	29,315
—	—	—	—	—	—	—	—	—	—	18	—	—	—	18
—	—	—	—	—	—	—	—	—	—	—	239	—	—	239
—	—	—	—	—	—	—	—	—	—	—	78	—	—	78
—	—	—	—	—	—	—	—	200	1	—	399	—	—	400
—	(386)	—	—	—	—	—	—	—	—	—	—	—	—	(388)
500	5,000	—	—	—	—	—	—	—	—	(30)	—	—	—	4,970
—	(1,505)	—	—	—	—	—	—	—	—	—	1,505	—	—	—
—	875	—	—	—	—	—	—	—	—	—	—	(875)	—	—
—	—	—	—	—	—	—	—	—	—	—	2,475	(2,475)	—	—
—	—	—	—	—	—	—	—	820	4	—	2,496	—	—	—
—	—	—	—	—	—	—	—	705	2	—	1,538	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	(12,259)	—	(12,259)
—	—	—	—	—	—	—	—	—	—	—	—	—	77	77

—	—	—	—	—	—	—	—	—	—	—	—	—	—	(12,182)

500	3,984	—	—	—	—	1,042	7,600	5,388	22	(38)	65,882	(115,375)	(63)	22,450
—	—	—	—	—	—	—	—	—	—	—	240	0	0	240
—	—	—	—	—	—	—	—	43	—	—	45	0	0	45
—	—	—	—	—	—	—	—	—	—	—	2,566	0	0	2,566
—	—	—	—	—	—	—	—	125	—	—	1	0	0	1
—	(1)	—	(657)	—	(1)	—	—	—	—	—	—	0	0	(659)
(22)	(222)	—	—	—	—	—	—	4,859	20	—	2,539	0	0	0
—	—	15,153	22,730	—	—	—	—	—	—	—	—	0	0	22,730
—	—	901	1,351	—	—	—	—	—	—	—	—	0	0	1,351
—	—	279	419	—	—	—	—	—	—	—	—	0	0	419
—	—	477	715	—	—	—	—	—	—	—	—	0	0	715
—	—	—	—	—	—	—	—	—	—	—	25,215	(25,215)	0	0
—	—	—	—	3,021	4,532	—	—	—	—	(155)	—	0	0	4,377
—	—	—	—	67	100	—	—	—	—	—	—	0	0	100
—	—	—	—	—	—	—	—	—	—	—	4,632	(4,632)	0	0
—	—	—	—	—	—	—	—	—	—	93	—	0	0	93
—	—	—	—	—	—	—	—	—	—	—	—	(47,836)	0	(47,836)
—	—	—	—	—	—	—	—	—	—	—	—	0	(116)	(116)

—	—	—	—	—	—	—	—	—	—	—	—	0	0	(47,952)

478	3,761	16,810	24,558	3,088	4,631	1,042	7,600	10,415	42	(100)	101,120	(193,058)	(179)	6,476

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS: FISCAL YEAR END

(Amounts in thousands)

	Year ended
	July 3, 2004	June 28, 2003	June 29, 2003
OPERATING ACTIVITIES
Net loss	$(47,836)	$(12,259)	$(10,479)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	3,817	3,608	3,730
Amortization	491	988	921
Equity instruments issued in lieu of payment for services received	3,800	78	1,189
Stock option expense	240	239	28
Non-cash interest expense	128	342	9,057
Other	—	26	69
Gain on sale of assets	—	—	(1,064)
Gain on retirement of equipment	—	(11)	(80)
Provision for doubtful accounts	12,491	6,665	3,165
Change in operating assets and liabilities:
Accounts receivable	(1,808)	(5,951)	4,088
Other current assets	2,546	5,070	(27)
Other assets	(118)	(146)	(298)
Accounts payable	7,092	258	(3,872)
Accrued liabilities	3,571	(6,706)	(16,273)

Cash used in operating activities	(15,586)	(7,799)	(9,846)

INVESTING ACTIVITIES
Proceeds from sale of assets	—	11	1,198
Purchases of property and equipment	(5,369)	(2,474)	(4,895)
Other	(116)	221	(102)

Cash used in operating activities	(5,485)	(2,242)	(3,799)

FINANCING ACTIVITIES
Borrowings under revolving credit agreement, net	(9,430)	4,473	1,725
Proceeds from notes payable and long-term debt	6,619	—	—
Payments on notes payable and long-term debt	(3,959)	—	—
Payments on acquisition notes	—	—	(2,000)
Proceeds from issuance of preferred stock, net	26,604	4,615	15,236
Proceeds from issuance of common stock, net	—	400	209
Proceeds from issuance of restricted stock	45	—	—
Stock subscription receivable, net activity	(62)	—	—
Debt financing costs	885	(562)	(1,753)

Cash used in operating activities	20,702	8,926	13,417

Net decrease in cash and cash equivalents	(369)	(1,115)	(228)

Cash and cash equivalents, beginning of year	1,589	2,704	2,932

Cash and cash equivalents, end of year	$1,220	$1,589	$2,704

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest	$2,722	$2,478	$6,519

Noncash Investing and Financing Activities:
Conversion of Series D Preferred to common stock	$—	$2,500	$519
Conversion of Series F Preferred to common stock	2,047	1,540	70
Conversion of Series G Preferred to common stock	290	—	—
Conversion of Series H Preferred to common stock	222	—	—
Beneficial conversion of Series I Preferred Stock	25,215	—	—
Beneficial conversion of Series J Preferred Stock	4,632	—	—
Value of Common Warrants issued in connection with sale of Series H Preferred	—	3,980	—
Conversion of Bridge Notes to Series D Preferred	—	—	5,000
Conversion of Subscription Notes to Series D preferred	—	—	5,000

SEE ACCOMPANYING NOTES.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.	DESCRIPTION OF BUSINESS

Velocity Express Corporation (formerly known as United Shipping & Technology, Inc.) and its subsidiaries (collectively, the “Company”) are engaged in the business of providing same-day time-critical logistics solutions to individual consumers and businesses. The Company operates primarily in the United States with limited operations in Canada. The Company currently operates in a single-business segment and thus additional disclosures under Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures About Segments of an Enterprise and Related Information, are not required.

Reincorporation—On December 18, 2001, United Shipping & Technology, Inc. reincorporated in Delaware through a merger with and into Velocity Express Corporation. The merger was effective as of January 4, 2002 at which time United Shipping & Technology, Inc. ceased to exist as a separate corporate entity, and all of its assets and liabilities became the assets and liabilities of Velocity Express Corporation. The name of the Company was changed to Velocity Express Corporation.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of Velocity Express Corporation and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements also include Peritas as the result of FASB Interpretation No. 46 [Revised December 2003], Consolidation of Variable Interest Entities [“FIN No. 46R”].

Fiscal Year

The Company’s fiscal year ends the Saturday closest to June 30th. Each quarter consists of a 13-week period ending on a Saturday. In fiscal years consisting of 53 weeks, the final quarter will consist of 14 weeks. Fiscal 2004 was a 53 week year, 2003 and 2002 each consisted of 52 weeks.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue from the same-day transportation and distribution/logistics services is recognized when services are rendered to customers.

Concentrations of Credit Risk

The Company places its cash with federally insured financial institutions. At times, such cash balances may be in excess of the federally insured limit. Concentrations of credit risk with respect to accounts receivable is limited due to the wide variety of customers to which the Company’s services are sold and the dispersion of those services across many industries and geographic areas. Further, the Company does not have any one

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

customer that accounts for 10% or more of its revenues. The Company performs credit evaluation procedures on its customers and generally does not require collateral on its accounts receivable. An allowance for doubtful accounts is reviewed periodically based on management’s evaluation of collectibility, historical experiences, and other economic factors.

Cash Equivalents

All highly liquid investments with maturities of three months or less at the date of purchase are considered to be cash equivalents and are carried at cost, which approximates market value.

Property and Equipment

Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. The estimated useful lives of buildings and leasehold improvements are 40 years or the life of the lease and are three to seven years for furniture, equipment, vehicles and computer software.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the assets with the estimated undiscounted cash flows associated with them. If an impairment exists, the Company measures the impairment utilizing discounted cash flows.

Goodwill

The Company accounts for its goodwill in accordance with the provisions of Financial Accounting Standards Board (FASB) SFAS No. 142, “Goodwill and Other Intangible Assets.” Under these rules, goodwill and other intangible assets deemed to have indefinite useful lives are no longer amortized but are subject to impairment tests at least annually, or more frequently if circumstances occur that indicate impairment may have occurred.

The Company completed its annual goodwill impairment evaluation during 2004, and concluded that no impairment existed.

Deferred Financing Costs

Deferred financing costs relate to the cost incurred in the arrangement of the Company’s debt agreements and are being amortized using the straight-line method over the terms of the related debt.

Income Taxes

The Company accounts for income taxes following the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires that deferred income taxes be recognized for the future tax consequences associated with differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Foreign Currency Translation and Transactions

Foreign assets and liabilities are translated using the year-end exchange rate. Results of operations are translated using the average exchange rates throughout the year. Translation gains or losses, net of applicable deferred taxes, are accumulated as a separate component of stockholders’ equity.

Comprehensive Income

The Company follows the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components. Comprehensive income (loss) is net earnings (loss) plus certain other items that are recorded directly to shareholders’ equity. For the Company, comprehensive income (loss) represents net income (loss) adjusted for foreign currency translation adjustments. Comprehensive income (loss) is disclosed in the consolidated statement of shareholders’ equity.

Stock Plans and Awards

The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its employee stock options. Pro forma net earnings and earnings per share are presented in Note 8 as if the Company had adopted SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation and to require expanded and more prominent disclosure about the method of accounting for stock-based employee compensation and the effect of the method on reported results. The Company has not adopted a method of transition to the fair value-based method of accounting for stock-based employee compensation provided under SFAS No. 123 but rather, follows APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123:

	2004	2003	2002
	(In thousands, except per share amounts)
Net loss applicable to common shareholders, as reported	$(77,683)	$(15,609)	$(20,357)
Add: Stock-based employee compensation expense included in reported net loss applicable to common shareholders	127	127	—
Deduct: Stock-based compensation expense determined under fair value method for all awards	(391)	(1,696)	(409)

Pro forma	$(77,947)	$(17,178)	$(20,766)

Basic and diluted loss per common share:
As reported	$(11.04)	$(3.39)	$(5.82)

Pro forma	$(11.08)	$(3.73)	$(5.93)

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions for the fiscal years shown: [No options were granted during fiscal 2004]

	2003	2002
Expected dividend yield	0%	0%
Expected stock volatility	118%	115%
Risk-free interest rate	2.8%	2.5%
Expected life of options	3	3

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not necessarily provide a reliable single measure of the fair value of its employee stock options. Under the forgoing assumptions, the weighted-average fair value of each option granted during fiscal year 2003 and 2002 was $1.32 and $3.95, respectively. There were no options granted in fiscal year 2004.

Reclassifications

Certain reclassifications have been made to prior years’ consolidated financial statements to conform to the current year presentation.

New Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management’s commitment to an exit plan. The adoption of this statement beginning in fiscal 2003 has not had a material impact on the Company’s consolidated financial position or results of operations.

The Company adopted FASB Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, in fiscal 2003. FIN No. 45 provides guidance on the recognition and disclosure of certain types of guarantees, including product warranties. The adoption of this standard has not had a material impact on the Company’s consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN No. 46), which requires the consolidation of variable interest entities. FIN No. 46 is applicable to financial statements issued by the Company beginning in fiscal 2004. However, disclosures are required if the Company expects to consolidate any variable interest entities. The Company has consolidated Peritas [See footnote 5 CONSOLIDATED FINANCIAL INTEREST ENTITY].

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

effective at the beginning of the fourth quarter of fiscal year 2003. This Statement did not have any effect on the Company’s consolidated financial position, results of operations and cash flow.

3.	ACQUISITION

On August 2, 2001, the Company completed certain purchase price adjustments to a fiscal year 2000 merger agreement related to the acquisition of Velocity. The purchase price adjustments provide for the discharge of certain pre-acquisition insurance liabilities, principally the amount of the accruals necessary for workers’ compensation and auto insurance reserves of approximately $13.5 million as well as certain other adjustments including litigation and customer loss accruals, which had the impact of reducing specific liabilities by approximately $12.0 million. Additionally, under the terms of the settlement regarding the purchase price, the Company was no longer liable for the convertible subordinated note to CEX in the amount of $3.6 million, the long-term subordinated note to CEX of $6.5 million, the short-term subordinated note to CEX of $4.4 million and the accrued interest related to the notes of approximately $2.8 million. The purchase price adjustments totaling approximately $42.8 million were recorded as an offset to the goodwill in the Company’s first quarter of fiscal 2002. In the second quarter of fiscal 2002, the Company finalized all purchase price adjustments associated with the amendment to the merger agreement resulting in a reduction in the previously reported adjustment to goodwill of approximately $3.1 million. In conjunction with the agreement pertaining to the purchase price adjustments, the Company issued a five-year common stock warrant for 400,000 shares at an exercise price of $2.00 per share. The warrants were issued for services rendered by two outside consultants, one of whom subsequently was appointed Chairman of the Board of the Company. The fair value of the warrants amounted to approximately $1.0 million and is included in other expense in the statement of operations. The fair value was determined on date of the grant using the Black-Scholes option pricing model assuming expected volatility of 121%, a risk-free interest rate of 4%, and an expected life of five years.

The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair values.

4.	RESTRUCTURING

In connection with the acquisition of Velocity, management implemented a plan to involuntarily terminate approximately 100 employees and to consolidate certain facilities. Approximately $3.9 million in anticipated costs relating to such items was included in the acquisition cost allocation. As of June 28, 2003, approximately $3.9 million in costs (primarily related to severance payments and lease terminations) have been charged against the reserve and no amounts related to such plan have been included in the determination of net loss for the year.

During fiscal 2004 the Company relocated its headquarters and financial functions to Westport Connecticut from Minnesota. The costs of relocation, employee acquisition, training and severance were recognized as period costs. Approximately $243,000 of severance pay liability remains at July 3, 2004 and has been accrued.

5.	CONSOLIDATED FINANCIAL INTEREST ENTITY

During May 2004 the Company entered into a business venture designed to provide both the manpower and the vehicle fleet to service, first—a major customer and, subsequently—a growing market demand. This major customer’s desire to outsource its delivery operation and related vehicle fleet provided the genesis for this new business venture, named Peritas. It was formed by MCG Global, one of the Company’s largest investors with a strategic objective to acquire a fleet of vehicles and to lease such vehicles to Independent Contractors (“ICs”) to service outsourced customer business endeavors. When in full operation, the Peritas / Velocity arrangement will

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

be one where Velocity provides administrative services to Peritas for a fee and Peritas provides vehicle leases to ICs interested in providing outsource services to some customers on behalf of Velocity.

Velocity provided for the initial purchase of $799,000 of customer vehicles, for Peritas, with an offset against account receivable balances due from the aforementioned customer. Peritas reimbursed Velocity for the full amount of the purchase price during August 2004. Additional vehicles purchases amounting to $854,000 have been subsequently made by Velocity on behalf of Peritas and repaid.

For the fiscal year ended July 3, 2004 the operations of Peritas have been consolidated. Such operations provided a minimal net income to Velocity of $27,000 on net sales of $36,000.

During the second quarter of fiscal 2005 THLee Putnam Ventures, a major investor in and related party to Velocity purchased 100% of Peritas from MCG Global [See footnote 14 SUBSEQUENT EVENTS].

6.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	July 3, 2004	June 28, 2003
	(Amounts in thousands)
Land	$194	$194
Buildings and leasehold improvements	1,610	1,395
Furniture, equipment and vehicles	6,851	7,636
Computer software	11,941	8,129

	20,596	17,354
Less accumulated depreciation	(9,234)	(7,544)

Total	$11,362	$9,810

7.	DEBT

Long-term debt consists of the following:

	July 3, 2004	June 28, 2003
	(Amounts in thousands)
Revolving note	$29,531	$38,961
Senior subordinated note	5,468	4,602
Other	1,244	182

	36,243	43,745
Less current maturities	(31,008)	(39,143)

Total Long Term Debt	$5,235	$4,602

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The future maturities of long-term debt consist of the following (amounts in thousands):

	Revolving Line of Credit	Senior Subordinated Note	Other	Total
Fiscal year:
2005	$29,531	$1,000	$477	$31,008
2006	—	2,000	593	2,593
2007		2,000	174	2,174
Thereafter	—	468	—	468

	$29,531	$5,468	$1,244	$36,243

On January 25, 2002, the Company entered into a revolving credit facility with Fleet Capital Corporation (“Fleet”), which replaced the credit facility with GE Capital. Borrowings under the revolving note were limited to the lesser of $40 million or an amount based on a defined portion of receivables. Interest was payable monthly at a rate of prime plus 1.25% (5.25% at June 28, 2003), or, at the Company’s election, at LIBOR plus 3%. Further, the Company had the ability to lower these margins by 0.5% over the remainder of the agreement provided it met certain conditions as defined in the agreement. As of June 28, 2003, the Company had 81% of the facility under LIBOR contracts at interest rates ranging from 4.25% to 4.375%. In addition, the Company was required to pay a commitment fee of 0.375% on unused amounts of the total commitment, as defined in the agreement. Commitment fees paid during fiscal 2004 and 2003 were minimal. The facility was scheduled to mature January 2004, but amended as discussed below.

On November 26, 2003, the Company amended and restated the revolving credit facility with Fleet and Merrill Lynch Capital. Borrowings under this new arrangement are limited to the lesser of $42.5 million or an amount based on a defined portion of receivables. Interest is payable monthly at a rate of prime plus 1.25% (5.5% at July 3, 2004), or, at the Company’s election, at LIBOR plus 3.25%. Further, these margins may be adjusted upward or downward 25 basis points on an annual basis depending on the Company’s achieving certain conditions as defined in the agreement. As of July 3, 2004, the Company has 85% of the facility usage under LIBOR contracts at an average interest rate of 4.5%. In addition, the Company is required to pay a commitment fee of 0.375% on unused amounts of the total commitment, as defined in the agreement. Commitment fees paid during fiscal 2004 were minimal. The facility terminates on December 31, 2006. Due to the characteristics of the revolving credit facility, in accordance with current accounting pronouncements, the Company has classified the amount outstanding under the revolving credit facility as a current liability.

In exchange for a long-term guarantee to provide additional collateral support under the revolving note during the second quarter of fiscal 2002, the Company agreed to compensate its largest investor by reducing the conversion prices of the Series B and Series C Preferred. In conjunction with the conversion price amendment, the Company recognized a $4.0 million charge, representing the fair value of the benefit received by the investor as a result of the reduction of the conversion prices, which was recorded as non-cash interest expense.

During fiscal year 2002 the Company entered into a senior subordinated note with Bayview Capital which called for interest payable quarterly at 12% per annum and was due September 30, 2004. The note was subordinate to the revolving note. The initial carrying value of the senior subordinated note was reduced by $1.7 million for the fair value of the common stock warrant issued to the senior subordinated lender. The unamortized discount was $0.4 million at June 28, 2003, was being amortized over the remaining term of the note. As noted below the note was paid on November 26, 2003. The unamortized balance of the original issue discount was recognized as a period expense and reported as a component of interest expense for the year ended July 3, 2004.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The related warrant has an exercise price of $6.71 per share and entitles the holder to acquire, in whole or in part, 674,540 shares of the Company’s common stock, as adjusted to reflect certain anti-dilution rights as defined in the warrant purchase agreement.

On November 26, 2003, the Company entered into a new senior subordinated note agreement with BET Associates, LP which replaced the senior subordinated debt facility with the former lender, Bayview Capital. The initial carrying value of the senior subordinated note was $6.0 million and was reduced by $0.6 million for the fair value of Series I Preferred Stock issued to the senior subordinated lender. The unamortized discount was $0.5 million at July 3, 2004, and is being amortized over the remaining term of the note. The Company also incurred fees of $0.2 million, $0.1 million of which were satisfied through the issuance of Series I Preferred Stock. These fees were recorded as deferred financing costs and will be amortized over the life of the loan. The senior subordinated note has monthly interest payable 15% per annum (to be reduced to 12% upon the occurrence of certain events), and includes a requirement of quarterly principal repayments of $0.5 million beginning January 31, 2005. Further, the Company is required to pay a service fee of $5,000 per month related to the acquisition and management of the indebtedness. The senior subordinated note is due October 31, 2007. The note is subordinate to the revolving note.

During fiscal years 2004 and 2003 the Company amortized $1.2 million and $1.0 million of deferred financing costs, respectively.

Substantially all of the Company’s assets have been pledged to secure borrowings under the revolving credit facility and senior subordinated note. The Company is subject to certain restrictive covenants under the agreements, the more significant of which include limitations on capital asset expenditures, dividends, acquisitions, new indebtedness in excess of $0.5 million and changes in capital structure. The Company has been required to maintain the following financial covenants:

•	Capital expenditures may not exceed $2.75 million and $3.0 million, respectively for the fiscal years ending July 3, 2004 and July 2, 2005.

•	EBITDA must exceed $0.75 million, $2.0 million, $2.5 million, and $3.3 million, respectively for the three month period ending January 1, 2005, the six month period ending April 2, 2005, and the six month period ending July 2, 2005, and each six month period thereafter.

•	Interest Coverage ratios must exceed 1.2 to 1, 1.5 to 1, and 2.2 to 1, respectively for the three month period ending January 1, 2005; the six month period ending April 2, 2005; and the nine month period ending July 2, 2005.

On March 31, 2004 and July 1, 2004, the Company entered into the third and fourth amendments, respectively, to the amended and restated revolving credit facility with Fleet. The purpose of these amendments was to reset certain of the financial covenants provided for in the agreement discussed above, that the Company had at the time violated.

As of July 3, 2004, the Company had in place waivers of its financial debt covenants related to its revolving credit and its senior subordinated debt facilities. Pursuant to the Company’s receipt of $21.0 million of investment capital, on December 21, 2004 the Company obtained waivers and consents from its lenders. The lenders waived all existing defaults and delayed the start date for the financial covenants for both minimum EBITDA and interest coverage ratio until the earlier of January 1, 2007 and the date upon which the (a) Company’s EBITDA for each of two consecutive months equals or exceeds the Company’s fixed charges (interest expense and scheduled principal payments due with respect to Money Borrowed) for the applicable month and (b) Availability under the credit facility for each day of the immediately preceding thirty days is greater than or equal to $1,000,000.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In connection with amending and restating the revolving credit facility and obtaining the senior subordinated note, the Company was required to obtain an additional $25.2 million of investment capital. As part of this equity raise, the Company borrowed $1.0 million during the first quarter from an individual investor with an agreement to repay the principal and interest within 90 days. During the second quarter, the indebtedness to the individual investor plus the interest thereon as well as $0.1 million of other borrowings were converted to Series I Convertible Preferred Stock.

8.	SHAREHOLDERS’ EQUITY

At July 3, 2004, the following shares of the Company’s $0.004 par value stock were authorized, issued and outstanding:

	Authorized Shares	Issued and Outstanding at July 3, 2004
Series J Convertible Preferred Stock	8,000,000	3,088,126
Series I Convertible Preferred Stock	16,810,000	16,809,987
Series H Convertible Preferred Stock	500,000	477,797
Series G Convertible Preferred Stock	9,000,000	5,478,331
Series F Convertible Preferred Stock	1,200,000	740,339
Series D Convertible Preferred Stock	3,000,000	1,517,444
Series C Convertible Preferred Stock	5,000,000	2,000,000
Series B Convertible Preferred Stock	10,000,000	2,806,797
Common Stock	150,000,000	10,415,218

Series J Convertible Preferred Stock

In February 2004, the Company’s Board of Directors authorized the sale of up to $12.0 million of Series J Convertible Preferred Stock (“Series J Preferred”) through a private placement. Pursuant to Stock Purchase Agreements entered into during March and April 2004, the Company contracted to issue, upon shareholder approval, 3,088,126 shares of Series J Preferred to investors for $1.50 per share for net proceeds of approximately $4.6 million. The issuance of the Series J Preferred is subject to shareholder approval and is non-voting unless it is converted into common stock. TH Lee Putnam Ventures and MGC Global, who control a majority of the shares, have agreed to vote for such approvals. Additionally, shareholder approval is required to increase the number of authorized shares of the Company’s stock by an amount sufficient to provide for the issuance of all the preferred shares. The initial conversion price of the Series J Preferred is $0.15 per common share, and, at the time the stock purchase agreements were entered into, assuming that the Series J Preferred were issued and convertible then, each share of Series J Preferred was convertible into ten shares of the Company’s common stock. Both the conversion price and the number of common shares into which the Series J Preferred is convertible are subject to adjustment in order to prevent dilution. The Series J Preferred was deemed to have contained a beneficial conversion amounting to $4.6 million which was recognized as a deemed dividend to preferred shareholders. The Company began selling its Series J Preferred on March 30, 2004 and has completed the sale of the Series J Preferred in the first quarter of fiscal 2005. Upon completion of the sale of the Series J Preferred, the Company will be required to recognize a charge against net income (loss) available to common shareholders of approximately $7.4 million to reflect the beneficial conversion in the Series J Preferred.

Series I Convertible Preferred Stock

In connection with the extensions of the revolving credit and senior subordinated debt facilities in November 2003, the Company’s Board of Directors authorized the sale of up to $25.2 million in Series I

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Convertible Preferred Stock (“Series I Preferred”) through a private placement. Pursuant to Stock Purchase Agreements entered into during October, November and December 2003, the Company contracted to issue, upon shareholder approval, 16,809,987 shares of Series I Convertible Preferred Stock for $1.50 per share for net proceeds of approximately $24.6 million. The issuance of the Series I Preferred is subject to shareholder approval and has voting rights on an as-converted basis unless the resulting conversion results in the holder having, cumulatively, more than 40% of the voting stock of the Company. TH Lee Putnam Ventures and MGC Global, who control a majority of the shares, have agreed to vote for such approvals. Additionally, shareholder approval is required to increase the number of authorized shares of the Company’s stock by an amount sufficient to provide for the issuance of all the preferred shares. The initial conversion price of the Series I Preferred is $0.15 per common share, and, at the time the stock purchase agreements were entered into, assuming that the Series I Preferred were issued and convertible then, each share of Series I Preferred was convertible into ten shares of the Company’s common stock. Both the conversion price and the number of common shares into which the Series I Preferred is convertible are subject to adjustment in order to prevent dilution. The Series I Preferred was deemed to have contained a beneficial conversion amounting to $25.2 million which was recognized as a deemed dividend to preferred shareholders.

Series H Convertible Preferred Stock

The Company, while in the process of raising subordinated debt, authorized the issuance of up to $5.0 million of its Series H Convertible Preferred Stock (“Series H Preferred”). The initial conversion price of the Series H Preferred was $1.00 per common share, and is convertible into the Company’s common stock upon the later of shareholder approval or April 30, 2003. Both the conversion price and the number of common shares into which the Series H Preferred is convertible are subject to adjustment in order to prevent dilution.

The Company sold 500,000 shares of Series H Preferred to investors for net proceeds of approximately $4.6 million. In connection with the sales of Series H Preferred, the Company issued five-year warrants to purchase 2.5 million shares of common stock at an exercise price of $0.01 per share. The proceeds from the Series H Preferred were allocated based upon their relative fair values between the warrants and the Series H Preferred resulting in an allocation of $1.5 million from Series H Preferred to additional paid in capital. The Series H Preferred was deemed to have contained a beneficial conversion amounting to $0.9 million which was recognized as a deemed dividend to preferred shareholders.

The Series H Preferred contained a call provision that provided the Company with the right to repurchase any or all of the shares of Series H Preferred at a purchase price of $1.00 per share of common stock until the expiration of the call provision on April 30, 2003. If the Company did not call the Series H Preferred prior to the call date, the Company would be required to issue a warrant to purchase additional shares of common stock. The Company did not exercise its call right with respect to the Series H Preferred prior to its expiration on April 30, 2003, and on May 1, 2003 issued 3.8 million warrants with a five-year term and an exercise price of $0.01 per share to the holders of the Series H Preferred. The fair value of these warrants determined on the date of grant amounted to approximately $2.5 million and has been accounted for on the date of their issuance as a deemed dividend to the preferred shareholders which increased the accumulated deficit and additional paid in capital.

Series G Convertible Preferred Stock

In May 2002, the Company issued 5,865,331 shares of Series G Preferred for net proceeds of $4.1 million. The initial conversion price of the Series G Preferred was $3.75, and, at the time of issuance, each share of Series G Preferred was convertible, upon shareholder approval, into 0.2 shares of the Company’s common stock. Both the conversion price and the number of common shares into which the Series G is convertible are subject to adjustment in order to prevent dilution.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Series F Convertible Preferred Stock

During fiscal 2002, the Company issued 1,072,752 shares of Series F Preferred for net proceeds of approximately $11.3 million. The initial conversion price of the Series F Preferred was $2.75, and, at the time of issuance, each share of Series F Preferred was convertible into four shares of the Company’s common stock. Both the conversion price and the number of common shares into which the Series F is convertible are subject to adjustment in order to prevent dilution. The Company also issued warrants to purchase 360,128 shares of common stock with an exercise price of $3.60 per share in connection with these sales. The warrants expire between July and November of 2006. The fair value of the warrants as determined by an outside independent appraiser was determined to be approximately $0.3 million and was charged to accumulated deficit. At July 3, 2004, 740,339 shares of Series F Preferred are outstanding.

Series D Convertible Preferred Stock

The Company entered into a bridge loan agreement dated January 4, 2001, and a supplemental bridge loan agreement dated January 31, 2001 (collectively, the “Bridge Loan Agreement”), pursuant to which the Company received $3.5 million and $1.5 million, respectively. The indebtedness was represented by promissory notes, payable on July 4, 2001, bearing interest at a rate of 18% per annum (the “Bridge Notes”), which were convertible at the option of the lender into 909,090 shares of the Company’s Series D Preferred at an exercise price of $5.50 per share pursuant to the Bridge Loan Agreement, upon shareholder approval of the conversion.

The Company also entered into note purchase agreements in connection with the issuance of promissory notes convertible into shares of Series D Preferred (the “Subscription Notes”). During March and April 2001, the Company sold Subscription Notes convertible into 624,906 shares of Series D Preferred to accredited investors for an aggregate $5.0 million. Each Subscription Note was convertible into shares of Series D Preferred at an effective purchase price of $8.00 per share of Series D Preferred pursuant to the Subscription Notes.

During fiscal 2002 at a special shareholders’ meeting, the Company’s shareholders approved the conversion of the Bridge Notes and the Subscription Notes that the Company entered into in fiscal 2001 into shares of Series D Preferred, resulting in the issuance of 1,642,444 shares of Series D Preferred. As a result of the conversion, the Company recorded a $4.7 million non-cash interest charge. The initial conversion price of the Series D Preferred was $4.00, and, at the time of issuance, each share of Series D Preferred was convertible into two shares of the Company’s common stock. Both the conversion price and the number of common shares into which the Series D is convertible are subject to adjustment in order to prevent dilution.

The Company’s Series D Preferred that resulted from the conversion of the Subscription Notes was deemed to have contained beneficial conversion features that were recognized as a deemed dividend to preferred shareholders. The value of the proceeds allocated to the beneficial conversion feature was $2.7 million and was recognized as a return to the preferred shareholders at the date of shareholder approval since the Series D Preferred was immediately convertible.

In connection with the Bridge Loan Agreement, the Company issued warrants to purchase an aggregate 216,533 shares of Series D Preferred at a purchase price of $0.01 per share (the “Bridge Warrants”). The warrants expire January 3, 2006. The fair value of the Bridge Warrants as determined by an outside independent appraiser was approximately $0.9 million and was allocated from the value received from the Series D Bridge Notes.

In fiscal 2001, the Company entered into securities purchase agreements in connection with the sale of Series D Preferred. The Company sold 252,429 shares of Series D Preferred at $8.00 per share for approximately $2.0 million.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Series C Convertible Preferred Stock

In September 2000, the Company issued 2,000,000 shares of its Series C Convertible Preferred Stock (the “Series C Preferred”) at $6.00 per share for total proceeds of $12.0 million and the cancellation of two warrants issued in connection with the Series B Preferred. The initial conversion price of the Series C Preferred was $30.00, and, at the time of issuance, each share of Series C Preferred was convertible into 0.20 shares of the Company’s common stock. Both the conversion price and the number of common shares into which the Series C is convertible are subject to adjustment in order to prevent dilution.

In connection with the issuance of the Series C Preferred the Company issued warrants to purchase 825,484 shares of Series C Preferred at an exercise price of $0.01 per share (the “Series C Warrants”). The warrants expire September 1, 2005. The fair value of the Series C Warrants as determined by an outside independent appraiser was determined to be approximately $3.5 million and was allocated from the value received from the Series C Preferred Stock. The $2.7 million remaining fair value received for the Series C Preferred in excess of the Series C Preferred redemption value and the Series C Warrants was recorded as additional paid-in capital.

Series B Convertible Preferred Stock

In May 2000, the Company entered into an agreement to sell 2,806,797 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”) at a price of $9.00 per share for a total of approximately $25.3 million. Three separate warrants were issued to the Series B Preferred shareholders subject to approval at a special meeting of shareholders in August 2000. The fair value of the warrants issued with the Series B Preferred was allocated from the carrying amount of the Series B Preferred to the respective warrants at the August 2000 measurement date. The initial conversion price of the Series B Preferred was $45.00, and, at the time of issuance, each share of Series B Preferred was convertible into 0.20 shares of the Company’s common stock. Both the conversion price and the number of common shares into which the Series B is convertible are subject to adjustment in order to prevent dilution.

The Company agreed to issue with the preferred shares three warrants upon the approval of the Company’s shareholders. The terms of the three warrants were as follows:

•	A warrant to purchase the number of shares of Series B Preferred equal to an aggregate of $30 million divided by the 45-day average closing sales price of the Company’s common stock immediately prior to the date of exercise. The fair value of this warrant as determined by an outside independent appraiser was determined to be approximately $4.4 million at the date of shareholder approval. In exchange for the Series C Warrants, the Company subsequently canceled this warrant.

•	A warrant to purchase up to an aggregate of 452,901 shares of Series B Preferred at an exercise price of $9.00 per share, subject to adjustment in order to prevent dilution. The fair value of this preferred warrant as determined by an outside independent appraiser was determined to be approximately $0.6 million at the date of shareholder approval. In exchange for the Series C Warrants, the Company subsequently canceled this warrant.

•	A warrant to purchase an aggregate of 85,000 shares of the Company’s common stock. The warrant becomes exercisable on a pro rata basis in the event and to the extent that any of the 600,000 options granted under the Company’s 2000 Stock Option Plan are exercised. The exercise price is equal to the lowest exercise price of the initially approved 2000 Plan options, subject to adjustment to prevent dilution. The fair value of this warrant as determined by an outside independent appraiser was determined to be approximately $0.4 million at the date of shareholder approval. The warrant expired on May 31, 2004.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In September 2000, two of the warrants issued to the Series B Preferred shareholders were exchanged as partial consideration for the Series C Preferred. The remaining outstanding warrant issued with the Series B Preferred provides for the purchase of an aggregate of 85,000 shares of the Company’s common stock. The warrant becomes exercisable on a pro rata basis in the event and to the extent that any of the 3,000,000 options granted under the Company’s 2000 Stock Option Plan (“2000 Plan”) are exercised. The exercise price is equal to the lowest exercise price of the initially approved 2000 Plan options, subject to adjustment to prevent dilution. The warrant expired on May 31, 2004.

The Company’s Series B Preferred was deemed to have contained beneficial conversion features that were recognized as a deemed dividend to preferred shareholders. The value of the proceeds allocated to the beneficial conversion feature was approximately $3.5 million and was recognized in fiscal 2000 as a return to the preferred shareholders at the date of issuance since the Series B Preferred is immediately convertible.

Preferred Warrants

As described above in the sections entitled Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, the Company issued certain warrants to purchase preferred stock to the Holders of both the Series C & D Convertible Preferred Stock. The warrants are subject to adjustments to prevent dilution under the same terms as the Series C & D Convertible Preferred Stock.

Common stock

During fiscal 2004, the Company issued 3,743,470 shares, 324,242 shares and 791,822 shares of common stock as a result of shareholder conversions of Series F Preferred, Series G Preferred and Series H Preferred, respectively.

During fiscal 2004, the Company issued 42,500 shares of restricted common stock to members of the board of directors for their service to the board. The stock vests one year from the date of grant. The Company recorded a charge of approximately $44,570 in the statement of operations based on the fair market value of the common stock as determined on the date of grant using the closing price of the Company’s common stock as quoted on the NASDAQ system over the vesting period.

During fiscal 2003, the Company issued 705,436 shares of common stock as a result of shareholder conversions of Series F Preferred and 820,145 shares of common stock as a result of shareholder conversions of Series D Preferred.

During fiscal 2002, the Company issued 25,448 shares of common stock as a result of shareholder conversions of Series F Preferred and 152,787 shares of common stock as a result of shareholder conversions of Series D Preferred.

Stock Options and Warrants

The Company currently sponsors the 1995 Stock Option Plan, the 2000 Stock Option Plan and the 1996 Director Stock Option Plan. These plans provide for the issuance of up to 2,670,996 shares. Options may be granted to employees, directors and consultants. With the exception of the 2000 Stock Option Plan, option prices are not less than the fair market value of the Company’s common stock on the date of grant. In the case of the 2000 Stock Option Plan, non-statutory options may be granted at not less than 85% of the fair market value of the Company’s common stock on the date of grant. The majority of the options vest annually in equal amounts over a three-year period. The 2000 Stock Option Plan also allows for the issuance of performance shares or restricted stock. As of July 3, 2004, there were 42,500 shares of restricted stock outstanding. No restricted stock or performance shares were outstanding as of June 28, 2003 or June 29, 2002.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company has 1,497,252 shares available for grants under the option plans at July 3, 2004.

A summary of the status of the Company’s stock option plans as of July 3, 2004 and activity during the three fiscal years then ended is presented below:

	Options Outstanding Under the Plan		Weighted- Average Exercise Price
	ISO	Non-ISO
Balance at June 30, 2001	360,987	471,585	$32.72
Granted	497,849	220,032	6.72
Exercised	(28,637)	(25,001)	3.73
Forfeited	(217,605)	(111,000)	47.58

Balance at June 29, 2002	612,594	555,616	13.90
Granted	480,750	—	1.89
Forfeited	(184,050)	(43,000)	7.35

Balance at June 28, 2003	909,294	512,616	10.88
Forfeited	(433,717)	(15,180)	6.27

Balance at July 3, 2004	475,577	497,436	$13.01

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
$ 1.88 – 4.60	409,702	7.08	$1.95	205,024	$2.01
5.80 – 9.55	337,919	6.64	6.58	295,475	6.64
10.00 – 17.50	25,432	3.51	12.83	23,057	13.02
22.50 – 34.38	57,760	5.32	27.37	57,760	27.37
54.38	142,200	5.92	54.38	142,200	54.38

	973,013	6.56	13.01	723,516	$16.57

During fiscal 2003, the Company issued 480,750 incentive stock options to employees in consideration for the employees entering into non-compete agreements. The fair value of these stock options amounted to approximately $382,000 and will be recognized as expense in the statement of operations over the three-year vesting period of the options. Expense recognized in fiscal 2004 and 2003 related to these stock options was $127,000 and $127,000, respectively.

During fiscal 2002, the Company issued 150,000 non-statutory stock options to two of the its board members at 85% of the fair market value of the Company’s common stock on the date of grant. The expense associated with the options amounted to approximately $338,000 and is being recognized in the statement of operations over the three-year vesting period of the options. Expense recognized in fiscal 2004, 2003 and 2002 related to these stock options was $113,000, $112,000 and $28,000, respectively.

In fiscal 2002, the Company issued four non-qualified stock options outside of the Company’s 2000 Stock Option Plan to four employees for the purchase of 20,000 shares of common stock at a purchase price of $6.25 per share.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

A summary of the common stock warrants outstanding at July 3, 2004 is as follows:

Common Stock Warrants Outstanding
Range of Exercise Prices	Number	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price
$0.01 – 0.05	9,606,820	4.72	$0.01
0.22 – 3.60	649,005	2.40	2.83
4.25 – 8.75	183,290	1.89	8.42
14.65 – 25.13	15,970	0.76	20.52
31.88 – 64.63	19,488	1.70	51.01

	10,474,573	4.51	$0.46

On February 12, 2004, the Company issued 3,456,663 common stock warrants to certain members of the Company’s management. The warrants are initially exercisable into one share of common stock per warrant, have an exercise price of $0.01 per share and a term of seven years. Warrants granted in connection with offers of employment are immediately exercisable upon their grant. All other warrants granted are not exercisable until shareholder approval of their issuance is obtained. Holders of such warrants have agreed to surrender these warrants if shareholder approval of their issuance is not obtained in the next annual shareholder meeting. These warrants, by their terms, provide for an anti-dilution adjustment to the number of shares of common stock into which the warrants are exercisable in the event that the Company issues other equity instruments that would result in dilution to the holders of the warrants. In the event the Company issues or sells any shares of common stock or securities convertible into or exercisable for common stock for a consideration per share of common stock of less than the market price of the common stock, determined as of the date of the initial issue or sale, the exercise rate of the warrants shall be proportionately adjusted to prevent dilution. As of July 3, 2004, each warrant is exercisable into 1.097 shares of common stock. The fair value of the warrants was approximately $2.6 million, which was included in compensation expense in the statement of operations during the fiscal year. Further expansion of the management team may result in additional warrant issuances and related compensation charges.

In fiscal 2003, the Company issued 30,000 common stock warrants at an exercise price of $3.08 per share and 10,000 common stock warrants at an exercise price of $8.25 per share to consultants in exchange for services rendered. The term of the warrants is five years. The fair value of the warrants was approximately $78,000 and was included in compensation expense in the statement of operations.

Earnings Per Share

Basic earnings per share is computed based on the weighted average number of common shares outstanding by dividing net income or loss applicable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other obligations to issue common stock such as options, warrants or convertible preferred stock, were exercised or converted into common stock that then shared in the earnings of the Company. For all periods presented, diluted net loss per share is equal to basic net loss per share because the effect of including such securities or obligations would have been antidilutive.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table presents a reconciliation of the numerators and denominators of basic and diluted earnings per share for fiscal 2004, 2003 and 2002:

	Year Ended
	July 3, 2004	June 28, 2003	June 29, 2002
	(Amounts in thousands, except per share data)
Numerator
Net loss	$(47,836)	$(12,259)	$(10,479)
Beneficial conversion feature	—	—	(2,700)
Adjustment of Common Warrants issued in connection with sale of Series F Preferred to market value	—	—	(258)
Accretion of Series B Redeemable Preferred Stock to its redemption value	—	—	(348)
Accretion of Series D Redeemable Preferred Stock to its redemption value	—	—	(182)
Value of Common Warrants issued in connection with sale of Series H Preferred	—	(2,475)	—
Beneficial conversion feature for Series H Preferred	—	(875)	—
Beneficial conversion feature for Series I Preferred	(25,215)
Beneficial conversion feature for Series J Preferred	(4,632)
Adjustment of Preferred Series C Warrants to market value	—	—	(3,770)
Adjustment of Preferred Series D Warrants to market value	—	—	(2,620)

Net loss applicable to common shareholders	$(77,683)	$(15,609)	$(20,357)

Denominator for basic and diluted loss per share
Weighted average shares	7,038	4,606	3,500

Basic and Diluted Loss Per Share	$(11.04)	$(3.39)	$(5.82)

The following table presents securities that could potentially dilute basic earnings per share in the future. For all periods presented, the potentially dilutive securities were not included in the computation of diluted earnings per share because to do so would have been antidilutive:

	July 3, 2004	June 28, 2003	June 29, 2002
	(Amounts in thousands)
Stock options	—	19	224
Common warrants	7,469	1,950	487
Preferred warrants:
Series C Convertible Preferred	3,623	907	735
Series D Convertible Preferred	2,321	565	461
Convertible preferred stock:
Series B Convertible Preferred	17,798	4,580	3,721
Series C Convertible Preferred	8,808	2,214	1,785
Series D Convertible Preferred	16,459	4,729	4,224
Series F Convertible Preferred	18,204	6,462	4,235
Series G Convertible Preferred	5,207	1,428	187
Series H Convertible Preferred	18,524	2,644	—
Series I Convertible Preferred	115,677
Series J Convertible Preferred	6,559

	220,649	25,498	16,059

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

9.	INCOME TAXES

The significant components of deferred income tax assets and liabilities, primarily long-term, were as follows (amounts in thousands):

	July 3, 2004	June 28, 2003
Deferred Assets:
Federal net operating loss carryforward	$54,148	$38,555
A/R direct write off	1,657	—
Bad Debt	1,803	869
Accrued Legal Fees	1,006	1,418
Accrued Compensation	236	(1)
Accrued Audit Fees	107	—
Self Insurance—Vehicle	1,352	1,071
Self Insurance—Workers’ Compensation Insurance	2,241	2,932
Other	13	14

Total deferred tax benefit	62,563	44,858
Deferred tax liabilities	—	(5)

	62,563	44,853
Less valuation allowance	(62,563)	(44,853)

Net deferred tax asset	$—	$—

At July 3, 2004 the Company had net operating loss carry forwards for income tax purposes of approximately $142.5 million, which expire 2005 through 2024. Usage of a portion of the losses may be limited pursuant to Internal Revenue Code Section 382.

The change in the valuation allowance was an increase of $17.9 million, $4.9 million and $5.3 million in fiscal years 2004, 2003 and 2002, respectively, and resulted principally from net operating loss carry forwards.

10.	COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases equipment, vehicles, and buildings under non-cancelable leases. Future minimum lease commitments under non-cancelable leases as of July 3, 2004 were as follows (amounts in thousands):

Fiscal year:
2005	$9,108
2006	6,046
2007	4,317
2008	1,739
2009	486
Thereafter	41

$21,737

Rent expense was $18.6 million, $15.5 million and $16.5 million during the years ended July 3, 2004, June 28, 2003 and June 29, 2002, respectively.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Automobile and Workers’ Compensation Liabilities

The Company is partially self-insured for automobile, workers’ compensation and cargo claims. The Company has elected to retain a portion of expected losses through the use of deductibles. Provisions for losses expected under these programs are recorded based upon the Company’s estimates of the aggregate liability for claims incurred. These estimates include the Company’s actual experience based on information received from the Company’s insurance carriers and historical assumptions of development of unpaid liabilities over time. The Company pre-funds this estimated liability on a monthly basis based upon actuarial loss projections. As of July 3, 2004 and June 28, 2003, the Company has deposits recorded of $6.3 million and $7.4 million, respectively.

The Company has established reserves for automobile and workers’ compensation liabilities, which it believes, are adequate. The Company reviews these matters, internally and with outside brokers, on a regular basis to evaluate the likelihood of losses, settlements and litigation related expenses. The Company has managed to fund settlements and expenses through cash flow and believes that it will be able to do so going forward. There have not been any losses that have differed materially from the accrued estimated amounts.

Litigation

The Company is subject to legal proceedings and claims that arise in the ordinary course of their business. The Company determined the size of its legal reserve with respect to these matters in accordance with generally accepted accounting principles based on management’s estimate of the probable liability. In the opinion of management, none of these legal proceedings or claims is expected to have a material effect upon the Company’s financial position or results of operations. However, the impact on cash flows might be material in the periods such claims are settled and paid.

11.	EMPLOYEE BENEFIT PLANS

The Company has defined contribution retirement plans (the “Plans”) in accordance with Section 401(k) of the Internal Revenue Code. All full-time employees of the Company and its subsidiaries are eligible to participate in the Plans. Company contributions to these plans are discretionary. The Company made no matching contributions for fiscal years 2004, 2003 or 2002.

12.	RELATED PARTY TRANSACTIONS

Mr. Vincent A. Wasik serves as the Company’s Chief Executive Officer pursuant to a Contractor Services Agreement, effective as of July 28, 2003, between the Company and MCG Global LLC. Mr. Wasik is an owner and principal of MCG Global LLC and was a shareholder and Chairman of the Board of the Company at the time this Contractor Services Agreement was authorized and entered into. The Service Agreement sets forth the rights and duties of both the Company and Mr. Wasik and directs the Company’s Compensation Committee to establish, on an annual basis, Mr. Wasik’s compensation level and eligibility for salary increases, bonuses, benefits and grants of equity. The Service Agreement also allows Mr. Wasik to contract to provide similar services to other businesses as long as Mr. Wasik abides by his confidentiality obligations under the Service Agreement. Furthermore, the Company has agreed to indemnify and hold harmless MCG, its officers, directors, employees and agents, including Mr. Wasik, from liabilities arising out of any services rendered by MCG to the Company, other than as a result of gross negligence or willful misconduct. The Company also agreed to cause MCG and Mr. Wasik to be named as additional insured parties under its Directors and Officers Liability insurance policies. The Service Agreement does not contain any fixed term and may be terminated by either party at any time upon written notice. Other than payment of outstanding fees and expenses owed to MCG at termination, the Service Agreement does not contain any obligation upon the Company to pay severance in the

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

event the agreement is terminated by the Company. During the fiscal year 2004, Mr. Wasik and MCG were reimbursed $31,535 and $107,535, respectively for expenses incurred on the Company’s behalf. In addition the Company paid $410,000 and issued $465,000 of Preferred Stock to MCG in lieu of cash for continuing and specific services rendered in addition to Mr. Wasik’s compensation; of these amounts the Company recorded compensation expense of $510,000 to Mr. Wasik through MCG for these services. During fiscal 2004, the Company also reimbursed a major investor, THLee Putnam Ventures LLP (“THLPV”) $46,125 for expenses incurred on the Company’s behalf. THLPV also provides the Company with a standby Letter of Credit guarantee of $7.5 million in support of the Company’s revolving credit facility.

The Company has a business relationship with Peritas, LLC (“Peritas”), a vehicle rental company wholly owned by THLPV. Peritas was initially formed and owned by MCG Global, LLC. The founder and principal of MCG Global LLC is Vincent Wasik, the Chairman of the Board and CEO of the Company. MCG established Peritas to accommodate the Company’s need for the Peritas services pending a new owner. Neither MCG nor Mr. Wasik has received any revenue, compensation or benefit from short term ownership or management of Peritas and Peritas was transferred to THLPV for no compensation or consideration. The business of Peritas is to rent delivery vehicles to independent contractors who perform services for the Company and other companies. On May 24, 2005, the Company and Peritas entered into an Agency Agreement whereby the Company acts as an agent for Peritas for the purposes of vehicle rentals. The term of the agreement is for twelve months. The services performed by the Company under the Agency Agreement include, renting the vehicles to independent contractors, maintenance of the vehicles and collecting the rental fees and delivering the fees to Peritas. Under the Agency Agreement, the Company receives a 10% commission of all rental revenues and a reimbursement of any vehicle related expenses. To date, the Company has collected rental revenues and received commissions. The Company’s Audit Committee approved the business relationship between the Company and Peritas. [See footnote 5 CONSOLIDATED FINANCIAL INTEREST ENTITY]

In fiscal 2003, the Company issued $0.2 million of Series H Preferred as compensation for these services.

In fiscal 2002, the Company granted a total of 245,000 warrants to purchase common stock. 200,000 of the warrants are five-year common stock warrants with an exercise price of $2.00 per share. The fair value of the warrants was determined on the date of grant using the Black-Scholes option pricing model, assuming expected volatility of 121%, a risk-free interest rate of 4%, and expected life of five years. The remaining 45,000 warrants are five-year warrants, having an exercise price of $8.10 per share, and were priced at fair market value on the date of grant based on the closing price of the Company’s common stock as quoted on the NASDAQ system. Cash and warrant-based compensation for these services amounted to $1.8 million in fiscal 2002.

13.	LIQUIDITY

The Company reported a loss from operations of approximately $44.3 million for fiscal 2004; and, has negative working capital of approximately $35.5 million at July 3, 2004, primarily due to the classification of the revolving credit facility as a current liability, and the write-off of certain Accounts Receivable balances.

On March 31, 2004 and July 1, 2004, the Company entered into the third and fourth amendments, respectively, to the amended and restated revolving credit facility with Fleet. The purpose of these amendments was to reset certain of the financial covenants provided for in the agreement discussed above. In connection with amending and restating the revolving credit facility and obtaining the senior subordinated note, the Company was required to obtain an additional $25.2 million of investment capital. As part of this equity raise, the Company borrowed $1.0 million during the first quarter from an individual investor with an agreement to repay the principal and interest within 90 days. During the second quarter, the indebtedness to the individual investor plus

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

the interest thereon as well as $0.1 million of other borrowings were converted to Series I Convertible Preferred Stock.

At July 3, 2004, the Company had in place waivers of its financial debt covenants related to its revolving credit facility and its senior subordinated debt facility. These waivers are in effect through January 1, 2005; and pursuant to the Company’s receipt of $21.0 million of investment capital [See footnote 14 SUBSEQUENT EVENTS], on December 21, 2004 the Company obtained waivers and consents from its lenders. The lenders waived all existing defaults and delayed the start date for the financial covenants for both minimum EBITDA and interest coverage ratio until the earlier of January 1, 2007 and the date upon which the (a) Company’s EBITDA for each of two consecutive months equals or exceeds the Company’s fixed charges (interest expense and scheduled principal payments due with respect to Money Borrowed) for the applicable month and (b) Availability under the credit facility for each day of the immediately preceding thirty days is greater than or equal to $1,000,000.

14.	SUBSEQUENT EVENTS

•	New Equity Investment

On December 21, 2004, the Company signed a purchase agreement to raise approximately $21.million of new equity capital investment. The investment is initially in the form of a convertible note that will automatically convert into Series M Convertible Preferred Stock upon approval of the transaction by the Company’s shareholders. The proceeds will be used for general working capital needs consistent with financial budgets approved from time to time by the Company’s Board of Directors. . The Preferred Series M Stock will accrue cumulative PIK dividends equal to 6% per annum. In the event the Company’s shareholders do not approve the transaction, the interest rate will increase to 19%. As part of the transaction, the investors required that the Company’s charter be amended in a number or respects, including a requirement that, upon shareholder approval for the transaction, all preferred shareholders automatically convert their shares of preferred stock to common stock. In the event of any liquidation or winding up of the Company, the holders of the Preferred Series M will be entitled to a preference on liquidation equal to one times (1x) the original purchase price of the Preferred Series M Stock plus accrued and unpaid dividends. A consolidation or merger of the Company or a sale of substantially all of its assets shall be treated as a liquidation for these purposes.

The investment will provide the Company with sufficient working capital resources to provide for the anticipated liquidity needs for the fiscal year; and to position the Company to accept definitive and available business with existing and new customers by settling their respective concerns about the Company’s ability to service their respective business needs on a continuing basis.

•	Warrant to Purchase Common Stock

As part of the above-described Series M private placement, the new investors required that TH Lee Putnam Ventures (“THLPV”) reach an agreement to extend, for a two-year period, the July 1, 2004 capital contribution agreement previously entered into between THLPV and the lenders. Under the terms of the capital contribution agreement, in the event that THLPV elects to not provide further financial support for the Company, THLPV is required to notify the Company’s lenders of such decision and provide specific levels of financial support for a thirty (30) day period following the notification. In exchange for entering in to the capital contribution agreement, the lenders agreed to waive certain financial covenants under the Company’s credit facilities. At the time, THLPV did not receive any compensation in exchange for entering into the capital contribution agreement. As part of the extension of the capital contribution agreement the Company agreed to issue to THLPV, subject to shareholder approval, a warrant to purchase shares of common stock equal to 1% of the fully diluted common

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

stock of the Company on a fully converted basis. The term of the warrant will be five years and will have an exercise price of $0.0001. Due to the pricing of the warrant, the Company expects to take a charge.

•	Series L Convertible Preferred Stock

On December 20, 2004, the Company’s Board of Directors authorized the sale of up to $7.0 million of Series L Convertible Preferred Stock (“Series L Preferred”) through a private placement. The purchaser will be TH Lee Putnam Ventures and its related affiliates. The Company entered into a Stock Purchase Agreement on December 21, 2004, pursuant to which the Company will sell, pending shareholder approval, 7,000,000 shares of Series L Preferred to investors for $1.00 per share for net proceeds of approximately $7.0 million. The consideration for the Series L will consist of cancellation of the Company’s obligation to repay the investor the funds paid by the investor to the Company’s senior lender to support the Company’s revolving credit facility. The issuance of the Series L Preferred is subject to shareholder approval and is non-voting unless it is converted into common stock. Additionally, shareholder approval is required to increase the number of authorized shares of the Company’s common stock by an amount sufficient to provide for the issuance of all the preferred shares. TH Lee Putnam Ventures and MGC Global, who control a majority of the shares, have agreed to vote for such approvals. The conversion price of the Series L Preferred is $0.10 per common share, and, at the time the stock purchase agreements are executed, assuming that the Series L Preferred were issued and convertible then, each share of Series L Preferred will be convertible into ten shares of the Company’s common stock. Based on the pricing of the Series L Preferred, the sale of Series L Preferred is expected to contain a beneficial conversion amounting to $7.0 million which will be recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net income (loss) available to common shareholders.

•	Peritas LLC

During November 2004, the Company’s Consolidated Financial Interest Entity was purchased by THLee Putnam Ventures from MCG Global. The Company will continue, on a forward basis, to enjoy a strategic relationship with Peritas pursuant to customer service and business development. As THLee Putnam Ventures is a significant investor in the Company, the business relationship and extent of interactivity will hereafter be disclosed along with related party transactions. The future need to consolidate Peritas as a part of the Company’s financial statements will be determined based upon the requirements as set forth in FIN No. 46.

•	Issuance of Series K Preferred Stock

On June 30, 2004, the Company’s Board of Directors authorized the sale of up to $25 million of Series K Convertible Preferred Stock (“Series K Preferred”) through a private placement. Pursuant to a Stock Purchase Agreement entered into on August 23, 2004, the Company sold, pending shareholder approval, 7,266,666 shares of Series K Preferred to investors for $1.50 per share and received net proceeds of approximately $10.9 million. The issuance of the Series K Preferred is subject to shareholder approval and is non-voting unless it is converted into common stock. Additionally, shareholder approval is required to increase the number of authorized shares of the Company’s common stock by an amount sufficient to provide for the issuance of all the preferred shares. TH Lee Putnam Ventures and MGC Global, who control a majority of the shares, have agreed to vote for such approvals. The initial conversion price of the Series K Preferred is $0.15 per common share, and, at the time the stock purchase agreements were executed, assuming that the Series K Preferred were issued and convertible then, each share of Series K Preferred was convertible into ten shares of the Company’s common stock. Both the conversion price and the number of common shares into which the Series K Preferred is convertible are subject to adjustment in order to prevent dilution. This sale of Series K Preferred was deemed to have contained a beneficial conversion amounting to $10.9 million which was recognized as a deemed dividend to preferred

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

shareholders at the time of the sale. The Company began selling its Series K Preferred on August 23, 2004. On December 21, 2004, the Company sold 2,584,800 additional shares of its Series K Preferred for net proceeds of approximately $3.9 million to complete its sales of Series K Preferred. Upon completion of the sale of the Series K Preferred in the second fiscal quarter of 2005, the Company will be required to recognize a charge against net income (loss) available to common shareholders of approximately $3.9 million to reflect the beneficial conversion in the Series K Preferred.

15.	QUARTERLY FINANCIAL INFORMATION (unaudited)

Unaudited summarized financial data by quarter for fiscal years 2004 and 2003 is as follows (in thousands, except per share data):

	Three Months Ended (1)
	July 3, 2004	March 27, 2004	December 27, 2003	September 27, 2003
Revenue	$72,023	$67,986	$71,270	$76,639
Gross profit	9,087	11,463	13,461	15,587
Loss from operations	(25,920)	(9,229)	(8,461)	(732)
Net loss applicable to common shareholders	(31,247)	(9,786)	(34,877)	(1,773)
Basic net loss per share	$(4.09)	$(1.31)	$(6.38)	$(0.33)

Diluted net loss per share	$(4.09)	$(1.31)	$(6.38)	$(0.33)

As part of the Company’s fiscal year-end close expenses were identified that may have a material impact on the reported results of prior fiscal quarters. Management’s attempts to accurately quantify the extent of the required inter-quarter reclassification(s), and then to assess the need to restate prior quarters’ reported results, have been precluded from definitive completion by the very weaknesses identified herein. As such, attempts to completely quantify and accurately allocate quarter-specific amounts were not possible and therefore all fiscal year-end adjustments were recorded as part of the Company’s fourth quarter results. Corrections of the underlying weaknesses have been identified, and annual fiscal results are fairly stated.

	Three Months Ended
	June 28, 2003	March 29, 2003	December 28, 2002	September 28, 2002
Revenue	$77,844	$76,335	$75,041	$77,918
Gross profit	14,934	16,305	16,853	17,910
Income (loss) from operations (1)	(8,786)	(1,201)	16	984
Net (loss) income applicable to common shareholders	(12,254)	(2,464)	(1,049)	158
Basic net (loss) income per share	$(2.28)	$(0.53)	$(0.24)	$0.04

Diluted net (loss) income per share	$(2.28)	$(0.53)	$(0.24)	$0.01

(1)	Includes charges in the fourth quarter associated with the valuation of certain accounts receivable of $4.0 million and various claims amounting to $1.9 million

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

SEC Registration Fee	$15,480
Printing Fees and Expenses	8,000
Accounting Fees and Expenses	20,000
Legal Fees and Expenses	23,000
Miscellaneous	550

Total	$67,030

All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by us.

Item 14.	Indemnification of Officers and Directors

Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

Article Five of the by-laws of Velocity Express provides that Velocity Express may indemnify and hold harmless, to the fullest extent authorized by the DGCL, any person who is, or is threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or an officer of Velocity Express or is or was serving at the request of Velocity Express as a director, officer, employee or agent of any other corporation or entity, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss reasonably incurred by such indemnitee in connection with those proceedings. This right to indemnification includes the right to have Velocity Express advance the funds to cover expenses (including attorneys’ fees) incurred in defending any of those proceeding in advance of its final disposition; provided, however, that, if required by the DGCL, this expense advancement shall be made only upon delivery to Velocity Express of an undertaking by or on behalf of that indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. If a claim for indemnification under Velocity Express’ by-laws is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by Velocity Express to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses shall be on the Corporation.

Article Nine of the certificate of incorporation of Velocity Express limits the personal liability of the directors of Velocity Express for violations of their fiduciary duty. This provision eliminates each director’s liability to Velocity Express or its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to Velocity Express or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

The Company maintains a directors and officers insurance policy.

Item 15.	Recent Sales of Unregistered Securities

On July 20, 2005, Velocity Express Corporation, a Delaware corporation (the “Company”), entered into Stock Purchase Agreements (the “Purchase Agreements”) with seven institutional and accredited investors (the “Investors”), a form of the Purchase Agreement is attached as an exhibit to this Report. The Purchase Agreements provide for the private placement of 1,400,000 shares of a newly authorized series of the Company’s preferred stock (the “Series O Convertible Preferred Stock”) in exchange for aggregate gross proceeds of $5,600,000. The financing was completed in accordance with the exemption provided by Rule 506 of Regulation D.

The Series O Convertible Preferred Stock is entitled to receive in preference to holders of all other classes of stock, other than holders of the Series M and N Preferred Stock, a dividend at the rate of six percent per annum of the Series O stated value. Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series O Convertible Preferred Stock shall rank senior to the holders of the Common Stock, but junior to the holders of the Series M and N Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series O stated value plus any accrued and unpaid dividends (the “Liquidation Preference”). In addition to being junior the Series M and N Preferred Stock from the standpoint of liquidation, the Series O Preferred also has reduced voting rights. For example, the approval of at least 62.5% of the outstanding shares of Series O Preferred is not required in order for the Company to merge, dispose of substantial assets, engage in affiliate transactions, pay dividends, authorize new stock options plans, license or sell its intellectual property or change the number of board of directors.

Each of the Investors has the right, at its option at any time, to convert any such shares of Series O Convertible Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series O Convertible Preferred Stock so to be converted by the Liquidation Preference per share and dividing the result by the conversion price of $4.00 per share subject to certain adjustments.

Pursuant to a Stock Purchase Agreement entered into on April 28, 2005, the Company contracted to sell to nine institutional and accredited investors 2,544,097 shares of Series N Convertible Preferred Stock (“Series N Preferred”) for $3.685 per share for net proceeds of $9,375,000. Each share of Series N Convertible Preferred is convertible into one share of the Company’s common stock, and had an initial conversion price of $3.685 per share subject to certain adjustments. The proceeds are being used for general working capital needs consistent with financial budgets approved from time to time by the Company’s Board of Directors. The Series N Convertible Preferred Stock is entitled to receive in preference to holders of all other classes of stock, other than holders of the Series M Preferred Stock, a dividend at the rate of six percent per annum of the Series N stated

value. Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series N Convertible Preferred Stock shall rank senior to the holders of the Common Stock, but junior to the holders of the Series M Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series N stated value plus any accrued and unpaid dividends. The approval of Investors holding at least 62.5% of the outstanding shares of the Series N Convertible Preferred Stock is required for certain significant corporate actions, including mergers and sales of substantially all of the Company’s assets.

Management believes the investment will provide the Company with sufficient working capital resources to provide for the anticipated liquidity needs for the remainder of the 2005 fiscal year and to position the Company to accept definitive and available business with existing and new customers by settling their respective concerns about the Company’s ability to service their respective business needs on a continuing basis.

The Company held its Annual Meeting (the “Annual Meeting”) for the fiscal years 2003 and 2004 on February 14, 2005. At the Annual Meeting, the stockholders of the Company approved and authorized all of the proposals contained in the Proxy Statement, dated January 31, 2005, and later supplemented by a Supplemental to Proxy Statement, dated February 7, 2005 (together, the “Proxy Statement”). As a result of this authorization, the Company filed a Certificate of Amendment (“First Certificate of Amendment”) to amend its Amendment and Restated Certificate of Incorporation (“Certificate of Incorporation”) on February 14, 2005, to increase the Company’s authorized capital to 999,515,270 shares, 700,000,000 of which is Common Stock and 299,515,270 of which is preferred stock. The First Certificate of Amendment also (i) amends the Certificate of Incorporation to allow the Company’s stockholders to take action by written consent in lieu of a meeting, (ii) amends the rights of each of the Company’s outstanding preferred stock to make them automatically convert into Common Stock upon the conversion of the Company’s Series B Convertible Preferred Stock, par value $0.004 per share (“Series B Preferred”) into Common Stock, and (iii) expands the definition in the Certificate of Incorporation of “Permitted Issuances” so that the issuance of the Company’s 6% Convertible Notes (the “Notes”), which are convertible into the Company’s Series M Convertible Preferred Stock, par value $0.004 per share (“Series M Preferred”), the issuance of the Series M Preferred and the other related issuances of the Company’s securities convertible into Series M Preferred, all as contemplated by to the Purchase Agreement, dated December 21, 2004, between the Company and certain accredited investors (“Series M Purchase Agreement”), will have no anti-dilution effect on any series of the Company’s outstanding preferred stock.

The Company also created and issued its Series I Convertible Preferred Stock (“Series I Preferred”), Series J Convertible Preferred Stock (“Series J Preferred”), Series J Convertible Preferred Stock (“Series J Preferred”), Series K Convertible Preferred Stock (“Series K Preferred”) and Series L Convertible Preferred Stock (“Series L Preferred”), each with par value $0.004 per share, on February 14, 2005 after the filing of the First Certificate of Amendment. Descriptions of each of these securities in the Proxy Statement under Proposal 4, Proposal 6, Proposal 8 and Proposal 10, respectively, are incorporated herein by reference. Upon issuance of these securities, the holders of at least a two-thirds majority of the issued and outstanding Series I Preferred, Series J Preferred and Series K Preferred, voting as separate classes, consented to the amendment of the rights and preferences of each of the Series I Preferred, Series J Preferred and Series K Preferred, respectively, to (i) make them automatically convert into Common Stock upon the conversion of the Company’s Series B Preferred into Common Stock, and (ii) remove the limitation on conversion into Common Stock which limits conversion to the extent that such conversion would result in the holder of the preferred stock, together with the holder’s affiliates, holding 40% or more of all of the outstanding capital stock of the Company on an as-converted basis. The Company promptly effectuated these amendments by filing a Certificate of Amendment to its Certificate of Incorporation (“Second Certificate of Amendment”) on February 15, 2005. This Second Certificate of Amendment also effectuates a one for fifty (1 for 50) reverse stock split of the Company’s Common Stock, effective at the close of business on February 15, 2005.

The Company also received all of the outstanding Series B Preferred on February 15, 2005, after the filing of the Second Certificate of Amendment, tendered for conversion into Common Stock. Therefore, upon conversion of the Series B Preferred, all outstanding classes of preferred stock of the Company automatically converted into Common Stock at their respective conversion ratio. These conversions and the effectuation of the other proposals in the Proxy Statement (including the issuance of the Series M Preferred) will lead the Company to issue to TH Lee Putnam Ventures L.P. and its affiliates approximately 513,763,445 (pre-split) shares of Common Stock and will result in TH Lee Putnam Ventures L.P. and its affiliates having beneficial ownership of approximately 79.9% of the total voting power of the Company.

Finally, the Company filed a Certificate of Designation to create its Series M Preferred on February 15, 2005, and will issue the Series M Preferred upon tender of the Notes for conversion, as contemplated by the Series M Purchase Agreement. The terms of the Series M Preferred and of the other securities issued pursuant to the Series M Purchase Agreement, as described in Proposal 12 of the Proxy Statement, are incorporated herein by reference.

The stockholders of the Company also authorized, at the Annual Meeting, the issuance of a warrant to purchase 9,677,553 shares of Common Stock, at an exercise price of $0.0001 per share (the “Extension Warrant”), to TH Lee Putnam Ventures L.P. and its affiliates in return for its agreement to extend its obligations under the Capital Contribution Agreement, dated July 1, 2004, for a period of two years. This extension of the Capital Contribution Agreement was a condition to the transactions contemplated in the Series M Purchase Agreement and the Company anticipates that the Extension Warrant will be issued as soon as possible. The terms of the Extension warrant, as described in Proposal 11 of the Proxy Statement, are incorporated herein by reference.

Pursuant to a Stock Purchase Agreement entered into on April 28, 2005, the Company contracted to sell to nine institutional and accredited investors 2,544,097 shares of Series N Convertible Preferred Stock (“Series N Preferred”) for $3.685 per share for net proceeds of $9,375,000. Each share of Series N Convertible Preferred is convertible into one share of the Company’s common stock, and had an initial conversion price of $3.685 per share subject to certain adjustments. The proceeds are being used for general working capital needs consistent with financial budgets approved from time to time by the Company’s Board of Directors. The Series N Convertible Preferred Stock is entitled to receive in preference to holders of all other classes of stock, other than holders of the Series M Preferred Stock, a dividend at the rate of six percent per annum of the Series N stated value. Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series N Convertible Preferred Stock shall rank senior to the holders of the Common Stock, but junior to the holders of the Series M Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series N stated value plus any accrued and unpaid dividends. The approval of Investors holding at least 62.5% of the outstanding shares of the Series N Convertible Preferred Stock is required for certain significant corporate actions, including mergers and sales of substantially all of the Company’s assets.

Management believes the investment will provide the Company with sufficient working capital resources to provide for the anticipated liquidity needs for the remainder of the fiscal year and to position the Company to accept definitive and available business with existing and new customers by settling their respective concerns about the Company’s ability to service their respective business needs on a continuing basis.

On July 20, 2005, Velocity Express Corporation, a Delaware corporation (the “Company”), entered into Stock Purchase Agreements (the “Purchase Agreements”) with seven institutional and accredited investors (the “Investors”), a form of the Purchase Agreement is attached as an exhibit to this Report. The Purchase Agreements provide for the private placement of 1,400,000 shares of a newly authorized series of the Company’s preferred stock (the “Series O Convertible Preferred Stock”) in exchange for aggregate gross proceeds of $5,600,000. The financing was completed in accordance with the exemption provided by Rule 506 of Regulation D.

The Series O Convertible Preferred Stock is entitled to receive in preference to holders of all other classes of stock, other than holders of the Series M and N Preferred Stock, a dividend at the rate of six percent per annum of the Series O stated value. Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series O Convertible Preferred Stock shall rank senior to the holders of the Common Stock, but junior to the holders of the Series M and N Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series O stated value plus any accrued and unpaid dividends (the “Liquidation Preference”). In addition to being junior the Series M and N Preferred Stock from the standpoint of liquidation, the Series O Preferred also has reduced voting rights. For example, the approval of at least 62.5% of the outstanding shares of Series O Preferred is not required in order for the Company to merge, dispose of substantial assets, engage in affiliate transactions, pay dividends, authorize new stock options plans, license or sell its intellectual property or change the number of board of directors.

Each of the Investors has the right, at its option at any time, to convert any such shares of Series O Convertible Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series O Convertible Preferred Stock so to be converted by the Liquidation Preference per share and dividing the result by the conversion price of $4.00 per share subject to certain adjustments.

In each instance of security sale, it is of the opinion of the Company that the offering is fair, from a financial point of view, to the shareholders other than the investor group. For Series M such opinion is supported by a fairness opinion obtained by the Company.

Item 16.	Exhibits and Financial Statement Schedules

The following documents are filed as Exhibits to this Registration Statement on Form S-1 or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing which included such document.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Merger Agreement by and among CEX Holdings, Inc., Corporate Express Delivery Systems, Inc., United Shipping & Technology, Inc. and United Shipping & Technology Acquisition Corp., dated as of September 8, 1999 (incorporated by reference to the Company’s Form 8-K, filed October 8, 1999).

2.2	Amendment No. 1 to Merger Agreement by and among CEX Holdings, Inc., Corporate Express Delivery Systems, Inc., United Shipping & Technology, Inc. and United Shipping & Technology Acquisition Corp., dated as of September 22, 1999 (incorporated by reference to the Company’s 8-K, filed October 8, 1999).

2.3	Securities Purchase Agreement among United Shipping & Technology, Inc., TH Lee.Putnam Internet Partners, L.P. and TH Lee. Putnam Internet Parallel Partners, L.P., dated as of May 15, 2000 (incorporated by reference to the Company’s Form 8-K, filed June 2, 2000).

2.4	Securities Purchase Agreement among United Shipping & Technology, Inc., TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, LLC, dated as of September 1, 2000 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

2.5	Amendment No. 2 to Merger Agreement, Settlement and General Release Agreement by and among Corporate Express, Inc., successor by merger to CEX Holdings, Inc., Velocity Express, Inc. f/k/a Corporate Express Delivery Systems, Inc., and United Shipping & Technology, Inc. dated August 2, 2001 (incorporated by reference to the Company’s Form 10-Q, filed November 13, 2001).

2.6	Agreement and Plan of Merger by and between United Shipping & Technology, Inc., a Utah corporation, and Velocity Express Corporation, a Delaware corporation, dated as of December 6, 2001 (incorporated by reference to the Company’s Form 8-K, filed January 9, 2002).

2.7	Certificate of Merger of United Shipping & Technology, Inc. (a Utah corporation) into Velocity Express Corporation (a Delaware corporation) (incorporated by reference to the Company’s Form 10-K filed September 27, 2002).

3.1	Amended and Restated Certificate of Incorporation of Velocity Express Corporation (incorporated by reference to the Company’s Form 10-K filed October 14, 2003).

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Velocity Express Corporation (incorporated by reference to the Company’s Form S-3/A, File No. 333-88568, filed June 3, 2002).

3.3	Certificate of Designation of Preferences and Rights of Series G Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-K filed September 27, 2002).

3.4	Certificate of Designation of Preferences and Rights of Series H Convertible Preferred Stock and Articles of Amendment to the Restated Articles of Incorporation (incorporated by reference to the Company’s Form 10-Q filed February 18, 2003).

3.5	Bylaws of Velocity Express Corporation (incorporated by reference to the Company’s Form 8-K, filed January 9, 2002).

Exhibit Number	Description
4.1	Specimen form of the Company’s Common Stock certificate (incorporated by reference to the Company’s Statement on Form SB-2, File No. 333-01652C).

4.2	Specimen form of Velocity Express Corporation Common Stock Certificate (incorporated by reference to the Company’s Form 8-K filed April 5, 2002).

4.3	Specimen form of Velocity Express Corporation Common Stock Certificate (incorporated by reference to the Company’s Form 10-K filed September 27, 2002).

5.1	Opinion of Wes Fredenburg General Counsel*

10.1	1996 Director Stock Option Plan, as amended (incorporated by reference to the Company’s Form 10-QSB for the fiscal quarter ended January 1, 2000).

10.2	2000 Stock Option Plan (incorporated by reference to the Company’s Definitive Schedule 14A filed on May 8, 2000).

10.3	Exchange Agreement by and among United Shipping & Technology, Inc., UST Delivery Systems, Inc. and CEX Holdings, Inc., dated as of September 24, 1999 (incorporated by reference to the Company’s Form 8-K, filed October 8, 1999).

10.4	Stock Purchase Warrant to Acquire Series C Preferred Stock, issued September 1, 2000 by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Partners, L.P. for 187,290 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.5	Stock Purchase Warrant to Acquire Series C Preferred Stock, issued September 1, 2000 by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Partners, L.P. for 142,042 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.6	Stock Purchase Warrant to Acquire Series C Preferred Stock, issued September 1, 2000 by United Shipping & Technology, Inc. to THLi Coinvestment Partners, LLC for 10,598 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.7	Stock Purchase Warrant to Acquire Series C Preferred Stock, issued September 1, 2000 by United Shipping & Technology, Inc. to Blue Star I, LLC for 4,024 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.8	Stock Purchase Warrant to Acquire Series C Preferred Stock, to be issued at the time of the Second Closing by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Partners, L.P. for 262,204 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.9	Stock Purchase Warrant to Acquire Series C Preferred Stock, to be issued at the time of the Second Closing by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Parallel Partners, L.P. for 198,855 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.10	Stock Purchase Warrant to Acquire Series C Preferred Stock, to be issued at the time of the Second Closing by United Shipping & Technology, Inc. to THLi Coinvestment Partners LLC for 14,837 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

Exhibit Number	Description
10.11	Stock Purchase Warrant to Acquire Series C Preferred Stock, to be issued at the time of the Second Closing by United Shipping & Technology, Inc. to Blue Star I, LLC for 5,634 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.12	Form of non-qualified stock option issued to employees as of June 2000 (incorporated by reference to the Company’s Statement on Form 10-KSB for the fiscal year ended July 1, 2000).

10.13	Form of Stock Purchase Warrant to Acquire Preferred Stock dated January 4, 2001, issued by the Company to TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, LLC (incorporated by reference to the Company’s Current Report on Form 8-K, filed January 9, 2001).

10.14	Form of Stock Purchase Agreement to acquire Subscription Notes presently convertible into an aggregate 624,906 shares of Series D Preferred entered into during March 2001 between the Company and TenX Venture Partners, LLC, HomePoint Corporation, Salah Al-Qahtani and AL-MAL Islamic Company (incorporated by reference to the Company’s Form 8-K, filed May 21, 2001).

10.15	Form of Subscription Notes presently convertible into an aggregate 624,906 shares of Series D Preferred issued to TenX Venture Partners, LLC, HomePoint Corporation, Salah Al-Qahtani and AL-MAL Islamic Company pursuant to Stock Purchase Agreements entered into during March 2001 (incorporated by reference to the Company’s Form 8-K, filed May 21, 2001).

10.16	Form of Warrant to purchase shares of Series D Preferred issued to entities affiliated with TH Lee.Putnam Internet Parallel Partners, L.P. on January 4, 2001 (incorporated by reference to the Company’s Form 8-K, filed May 21, 2001).

10.17	Form of Subscription Note Purchase Agreement to purchase Series F Convertible Preferred Stock entered into between the Company and certain investors in July of 2001. (incorporated by reference to the Company’s Form 10-KSB for the year ended June 30, 2001).

10.18	Form of Subscription Note issued in connection with the Company’s Series F Convertible Preferred Stock financing in July of 2001. (incorporated by reference to the Company’s Form 10-KSB for the year ended June 30, 2001).

10.19	Form of Warrant to purchase shares of Common Stock used in connection with the Company’s Series F Convertible Preferred Stock financing in July of 2001. (incorporated by reference to the Company’s Form 10-KSB for the year ended June 30, 2001).

10.20	Third Amended and Restated Registration Rights Agreement dated as of July 2001, among the Company, TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC, Blue Star I, LLC, RS Investment Management, Inc., Marshall T. Masko, Home Point Corporation, TenX Venture Partners, LLC, Al-Mal Islamic Company, Sheikh Salah A.H. Al-Qahtani and each Series F Convertible Preferred Stock purchaser. (incorporated by reference to the Company’s Form 10-KSB for the year ended June 30, 2001).

10.21	Warrant to purchase up to 1,000,000 shares of Common Stock at a price of $0.40 per share issued by the Company to BLG Ventures, LLC dated August 23, 2001 (incorporated by reference to the Company’s Form 10-Q filed November 13, 2001).

10.22	Loan and Security Agreement by and among Velocity Express, Inc. and related borrowers, and Fleet Capital Corporation dated as of January 25, 2002. (incorporated by reference to the Company’s Form 10-Q filed May 3, 2002).

10.23	Form of Incentive Stock Option Agreement between United Shipping & Technology, Inc., and management, dated October 29, 2001. (incorporated by reference to the Company’s Form 10-Q filed May 3, 2002).

Exhibit Number	Description
10.24	Form of Stock Purchase Agreement to purchase Series G Convertible Preferred Stock entered into between the Company and certain investors on May 3, 2002. (incorporated by reference to the Company’s Form 10-K/A-2 filed July 28, 2003).

10.25	Form of Stock Purchase Agreement to purchase Series H Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed May 16, 2003).

10.26	Form of Common Stock Warrant issued in connection with the Company’s Series H Convertible Preferred Stock financing (incorporated by reference to the Company’s Form 10-Q filed February 18, 2003).

10.27	Amended and Restated Loan and Security Agreement by and among Velocity Express, Inc. and related borrowers, and Fleet Capital Corporation dated as of November 26, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.28	Note Purchase Agreement by and among Velocity Express, Inc., Velocity Express Corporation and BET Associates LP dated as of November 26, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.29	Senior Subordinated Note by and among Velocity Express, Inc., Velocity Express Corporation and BET Associates LP, dated as of November 26, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.30	Employment Agreement between Velocity Express, Inc. and Wesley C. Fredenburg (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.31	Employment Agreement between Velocity Express, Inc. and Jeffrey Hendrickson dated December 15, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.32	Employment Agreement between Velocity Express, Inc. and John Marsalisi dated December 22, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.33	Form of Stock Purchase Agreement to purchase Series I Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.34	Form of Stock Purchase Agreement to purchase Series J Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed May 11, 2004).

10.35	Form of Common Stock Warrant between Velocity Express Corporation and management, dated February 12, 2004 (incorporated by reference to the Company’s Form 10-Q filed May 11, 2004).

10.36	Velocity Express Corporation Code of Business Conduct and Ethics (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

10.37	Employment Agreement between Velocity Express, Inc. and Andrew B. Kronick dated November 28, 2001 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

10.38	Employment Agreement between Velocity Express, Inc. and Robert B. Lewis dated January 12, 2004 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

10.39	Contractor Services Agreement between Velocity Express Corporation and MCG Global, LLC (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

10.40	Stock Purchase Warrant to purchase up to 9,677,553 shares of Common Stock at a price of $0.0001 per share issued to TH Lee Putnam Ventures, L.P., TH Lee Putnam Parallel Ventures, L.P., THLi Coinvestment Partners, LLC and Blue Star I, LLC dated December 21, 2004 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

Exhibit Number	Description

10.41	Stock Purchase Agreement to purchase 7,000,000 shares of the Company’s Series L Convertible Preferred Stock, par value $0.004 per share, at a price of $1.00 per Preferred Share, entered into between the Company and TH Lee Putnam Ventures, L.P., TH Lee Putnam Parallel Ventures, L.P., THLi Coinvestment Partners, LLC and Blue Star I, LLC dated December 21, 2004 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

10.42	Voting Agreement, dated as of February 10, 2005, between the Company and all of the future stockholders of the Company’s Series M Convertible Preferred Stock named therein (incorporated by reference to the Company’s Form 8-K filed February 11, 2005).

10.43	Registration Rights Agreement effective as of August 23, 2004, among the Company, TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, purchasers of Series K Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed February 14, 2005).

10.44	Certificate of Designation for the Series K Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed February 14, 2005).

10.45	Certificate of Designation for the Series L Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed February 14, 2005).

10.46	Amended and Restated Loan and Security Agreement by and among Velocity Express, Inc. and related borrowers, and Fleet Capital Corporation dated as of November 26, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 14, 2005).

21.1	Subsidiaries (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

23.1	Consent of Ernst & Young LLP (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

31.1	Section 302 Certification of CEO (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

31.2	Section 302 Certification of CFO (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

99.1	Capital Contribution Agreement dated July 1, 2004 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

99.2	Agency Agreement between Velocity Express, Inc. and Peritas, LLC dated May 25, 2004 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

99.3	Press Release of Velocity Express Corporation, dated February 15, 2005 (incorporated by reference to the Company’s Form 8-K filed March 9, 2005).

99.4	Press Release of Velocity Express Corporation dated March 9, 2005 (incorporated by reference to the Company’s Form 8-K filed March 9, 2005).

*	Filed herewith.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westport, State of Connecticut, on August 5, 2005.

VELOCITY EXPRESS CORPORATION

By:	/S/ VINCENT A. WASIK
Vincent A. Wasik
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 Registration Statement has been signed by the following persons in the indicated capacities on August 5, 2005.

Signature	Title

/S/ VINCENT A. WASIK Vincent A. Wasik	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/S/ DANIEL R. DEFAZIO Daniel R. Defazio	Chief Financial Officer (Principal Accounting and Financial Officer)

/S/ JAMES BROWN James Brown	Director

/S/ ALEXANDER PALUCH Alex Paluch	Director

/S/ RICHARD A. KASSAR Richard A. Kassar	Director

/S/ LESLIE E. GRODD Leslie E. Grodd	Director

/S/ JOHN J. PERKINS John J. Perkins	Director

The following documents are filed as Exhibits to this Registration Statement on Form S-1 or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing which included such document.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Merger Agreement by and among CEX Holdings, Inc., Corporate Express Delivery Systems, Inc., United Shipping & Technology, Inc. and United Shipping & Technology Acquisition Corp., dated as of September 8, 1999 (incorporated by reference to the Company’s Form 8-K, filed October 8, 1999).

2.2	Amendment No. 1 to Merger Agreement by and among CEX Holdings, Inc., Corporate Express Delivery Systems, Inc., United Shipping & Technology, Inc. and United Shipping & Technology Acquisition Corp., dated as of September 22, 1999 (incorporated by reference to the Company’s 8-K, filed October 8, 1999).

2.3	Securities Purchase Agreement among United Shipping & Technology, Inc., TH Lee.Putnam Internet Partners, L.P. and TH Lee. Putnam Internet Parallel Partners, L.P., dated as of May 15, 2000 (incorporated by reference to the Company’s Form 8-K, filed June 2, 2000).

2.4	Securities Purchase Agreement among United Shipping & Technology, Inc., TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, LLC, dated as of September 1, 2000 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

2.5	Amendment No. 2 to Merger Agreement, Settlement and General Release Agreement by and among Corporate Express, Inc., successor by merger to CEX Holdings, Inc., Velocity Express, Inc. f/k/a Corporate Express Delivery Systems, Inc., and United Shipping & Technology, Inc. dated August 2, 2001 (incorporated by reference to the Company’s Form 10-Q, filed November 13, 2001).

2.6	Agreement and Plan of Merger by and between United Shipping & Technology, Inc., a Utah corporation, and Velocity Express Corporation, a Delaware corporation, dated as of December 6, 2001 (incorporated by reference to the Company’s Form 8-K, filed January 9, 2002).

2.7	Certificate of Merger of United Shipping & Technology, Inc. (a Utah corporation) into Velocity Express Corporation (a Delaware corporation) (incorporated by reference to the Company’s Form 10-K filed September 27, 2002).

3.1	Amended and Restated Certificate of Incorporation of Velocity Express Corporation (incorporated by reference to the Company’s Form 10-K filed October 14, 2003).

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Velocity Express Corporation (incorporated by reference to the Company’s Form S-3/A, File No. 333-88568, filed June 3, 2002).

3.3	Certificate of Designation of Preferences and Rights of Series G Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-K filed September 27, 2002).

3.4	Certificate of Designation of Preferences and Rights of Series H Convertible Preferred Stock and Articles of Amendment to the Restated Articles of Incorporation (incorporated by reference to the Company’s Form 10-Q filed February 18, 2003).

3.5	Bylaws of Velocity Express Corporation (incorporated by reference to the Company’s Form 8-K, filed January 9, 2002).

4.1	Specimen form of the Company’s Common Stock certificate (incorporated by reference to the Company’s Statement on Form SB-2, File No. 333-01652C).

Exhibit Number	Description
4.2	Specimen form of Velocity Express Corporation Common Stock Certificate (incorporated by reference to the Company’s Form 8-K filed April 5, 2002).

4.3	Specimen form of Velocity Express Corporation Common Stock Certificate (incorporated by reference to the Company’s Form 10-K filed September 27, 2002).

5.1	Opinion of Wes Fredenburg General Counsel*

10.1	1996 Director Stock Option Plan, as amended (incorporated by reference to the Company’s Form 10-QSB for the fiscal quarter ended January 1, 2000).

10.2	2000 Stock Option Plan (incorporated by reference to the Company’s Definitive Schedule 14A filed on May 8, 2000).

10.3	Exchange Agreement by and among United Shipping & Technology, Inc., UST Delivery Systems, Inc. and CEX Holdings, Inc., dated as of September 24, 1999 (incorporated by reference to the Company’s Form 8-K, filed October 8, 1999).

10.4	Stock Purchase Warrant to Acquire Series C Preferred Stock, issued September 1, 2000 by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Partners, L.P. for 187,290 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.5	Stock Purchase Warrant to Acquire Series C Preferred Stock, issued September 1, 2000 by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Partners, L.P. for 142,042 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.6	Stock Purchase Warrant to Acquire Series C Preferred Stock, issued September 1, 2000 by United Shipping & Technology, Inc. to THLi Coinvestment Partners, LLC for 10,598 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.7	Stock Purchase Warrant to Acquire Series C Preferred Stock, issued September 1, 2000 by United Shipping & Technology, Inc. to Blue Star I, LLC for 4,024 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.8	Stock Purchase Warrant to Acquire Series C Preferred Stock, to be issued at the time of the Second Closing by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Partners, L.P. for 262,204 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.9	Stock Purchase Warrant to Acquire Series C Preferred Stock, to be issued at the time of the Second Closing by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Parallel Partners, L.P. for 198,855 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.10	Stock Purchase Warrant to Acquire Series C Preferred Stock, to be issued at the time of the Second Closing by United Shipping & Technology, Inc. to THLi Coinvestment Partners LLC for 14,837 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.11	Stock Purchase Warrant to Acquire Series C Preferred Stock, to be issued at the time of the Second Closing by United Shipping & Technology, Inc. to Blue Star I, LLC for 5,634 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

Exhibit Number	Description
10.12	Form of non-qualified stock option issued to employees as of June 2000 (incorporated by reference to the Company’s Statement on Form 10-KSB for the fiscal year ended July 1, 2000).

10.13	Form of Stock Purchase Warrant to Acquire Preferred Stock dated January 4, 2001, issued by the Company to TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, LLC (incorporated by reference to the Company’s Current Report on Form 8-K, filed January 9, 2001).

10.14	Form of Stock Purchase Agreement to acquire Subscription Notes presently convertible into an aggregate 624,906 shares of Series D Preferred entered into during March 2001 between the Company and TenX Venture Partners, LLC, HomePoint Corporation, Salah Al-Qahtani and AL-MAL Islamic Company (incorporated by reference to the Company’s Form 8-K, filed May 21, 2001).

10.15	Form of Subscription Notes presently convertible into an aggregate 624,906 shares of Series D Preferred issued to TenX Venture Partners, LLC, HomePoint Corporation, Salah Al-Qahtani and AL-MAL Islamic Company pursuant to Stock Purchase Agreements entered into during March 2001 (incorporated by reference to the Company’s Form 8-K, filed May 21, 2001).

10.16	Form of Warrant to purchase shares of Series D Preferred issued to entities affiliated with TH Lee.Putnam Internet Parallel Partners, L.P. on January 4, 2001 (incorporated by reference to the Company’s Form 8-K, filed May 21, 2001).

10.17	Form of Subscription Note Purchase Agreement to purchase Series F Convertible Preferred Stock entered into between the Company and certain investors in July of 2001. (incorporated by reference to the Company’s Form 10-KSB for the year ended June 30, 2001).

10.18	Form of Subscription Note issued in connection with the Company’s Series F Convertible Preferred Stock financing in July of 2001. (incorporated by reference to the Company’s Form 10-KSB for the year ended June 30, 2001).

10.19	Form of Warrant to purchase shares of Common Stock used in connection with the Company’s Series F Convertible Preferred Stock financing in July of 2001. (incorporated by reference to the Company’s Form 10-KSB for the year ended June 30, 2001).

10.20	Third Amended and Restated Registration Rights Agreement dated as of July 2001, among the Company, TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC, Blue Star I, LLC, RS Investment Management, Inc., Marshall T. Masko, Home Point Corporation, TenX Venture Partners, LLC, Al-Mal Islamic Company, Sheikh Salah A.H. Al-Qahtani and each Series F Convertible Preferred Stock purchaser. (incorporated by reference to the Company’s Form 10-KSB for the year ended June 30, 2001).

10.21	Warrant to purchase up to 1,000,000 shares of Common Stock at a price of $0.40 per share issued by the Company to BLG Ventures, LLC dated August 23, 2001 (incorporated by reference to the Company’s Form 10-Q filed November 13, 2001).

10.22	Loan and Security Agreement by and among Velocity Express, Inc. and related borrowers, and Fleet Capital Corporation dated as of January 25, 2002. (incorporated by reference to the Company’s Form 10-Q filed May 3, 2002).

10.23	Form of Incentive Stock Option Agreement between United Shipping & Technology, Inc., and management, dated October 29, 2001. (incorporated by reference to the Company’s Form 10-Q filed May 3, 2002).

10.24	Form of Stock Purchase Agreement to purchase Series G Convertible Preferred Stock entered into between the Company and certain investors on May 3, 2002. (incorporated by reference to the Company’s Form 10-K/A-2 filed July 28, 2003).

Exhibit Number	Description
10.25	Form of Stock Purchase Agreement to purchase Series H Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed May 16, 2003).

10.26	Form of Common Stock Warrant issued in connection with the Company’s Series H Convertible Preferred Stock financing (incorporated by reference to the Company’s Form 10-Q filed February 18, 2003).

10.27	Amended and Restated Loan and Security Agreement by and among Velocity Express, Inc. and related borrowers, and Fleet Capital Corporation dated as of November 26, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.28	Note Purchase Agreement by and among Velocity Express, Inc., Velocity Express Corporation and BET Associates LP dated as of November 26, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.29	Senior Subordinated Note by and among Velocity Express, Inc., Velocity Express Corporation and BET Associates LP, dated as of November 26, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.30	Employment Agreement between Velocity Express, Inc. and Wesley C. Fredenburg (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.31	Employment Agreement between Velocity Express, Inc. and Jeffrey Hendrickson dated December 15, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.32	Employment Agreement between Velocity Express, Inc. and John Marsalisi dated December 22, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.33	Form of Stock Purchase Agreement to purchase Series I Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.34	Form of Stock Purchase Agreement to purchase Series J Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed May 11, 2004).

10.35	Form of Common Stock Warrant between Velocity Express Corporation and management, dated February 12, 2004 (incorporated by reference to the Company’s Form 10-Q filed May 11, 2004).

10.36	Velocity Express Corporation Code of Business Conduct and Ethics (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

10.37	Employment Agreement between Velocity Express, Inc. and Andrew B. Kronick dated November 28, 2001 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

10.38	Employment Agreement between Velocity Express, Inc. and Robert B. Lewis dated January 12, 2004 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

10.39	Contractor Services Agreement between Velocity Express Corporation and MCG Global, LLC (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

10.40	Stock Purchase Warrant to purchase up to 9,677,553 shares of Common Stock at a price of $0.0001 per share issued to TH Lee Putnam Ventures, L.P., TH Lee Putnam Parallel Ventures, L.P., THLi Coinvestment Partners, LLC and Blue Star I, LLC dated December 21, 2004 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

10.41	Stock Purchase Agreement to purchase 7,000,000 shares of the Company’s Series L Convertible Preferred Stock, par value $0.004 per share, at a price of $1.00 per Preferred Share, entered into between the Company and TH Lee Putnam Ventures, L.P., TH Lee Putnam Parallel Ventures, L.P., THLi Coinvestment Partners, LLC and Blue Star I, LLC dated December 21, 2004 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

Exhibit Number	Description
10.42	Voting Agreement, dated as of February 10, 2005, between the Company and all of the future stockholders of the Company’s Series M Convertible Preferred Stock named therein (incorporated by reference to the Company’s Form 8-K filed February 11, 2005).

10.43	Registration Rights Agreement effective as of August 23, 2004, among the Company, TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, purchasers of Series K Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed February 14, 2005).

10.44	Certificate of Designation for the Series K Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed February 14, 2005).

10.45	Certificate of Designation for the Series L Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed February 14, 2005).

10.46	Amended and Restated Loan and Security Agreement by and among Velocity Express, Inc. and related borrowers, and Fleet Capital Corporation dated as of November 26, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 14, 2005).

21.1	Subsidiaries (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

23.1	Consent of Ernst & Young LLP (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

31.1	Section 302 Certification of CEO (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

31.2	Section 302 Certification of CFO (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

99.1	Capital Contribution Agreement dated July 1, 2004 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

99.2	Agency Agreement between Velocity Express, Inc. and Peritas, LLC dated May 25, 2004 (incorporated by reference to the Company’s Form 10-K filed December 23, 2004).

99.3	Press Release of Velocity Express Corporation, dated February 15, 2005 (incorporated by reference to the Company’s Form 8-K filed March 9, 2005).

99.4	Press Release of Velocity Express Corporation dated March 9, 2005 (incorporated by reference to the Company’s Form 8-K filed March 9, 2005).

*	Filed herewith.